                             INDIANA UNITED BANCORP
                                      AND
                                 P.T.C. BANCORP
                             JOINT PROXY STATEMENT

                               ------------------

                             INDIANA UNITED BANCORP
                                   PROSPECTUS

    This Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to shareholders of Indiana United Bancorp ("IUB") and P.T.C. Bancorp ("PTC") in connection with the solicitation of proxies by the respective Boards of Directors of such corporations for use at their Special Meetings of Shareholders (including any adjournments or postponements thereof) to be held on April 28, 1998. This Proxy Statement/Prospectus relates to the proposed merger of PTC with and into IUB (the "Merger") pursuant to the Agreement and Plan of Merger dated as of October 8, 1997 between IUB and PTC, as amended (the "Merger Agreement").

    This Proxy Statement/Prospectus also constitutes a prospectus of IUB with respect to 1,136,417 Common Shares of IUB issuable to PTC shareholders in the Merger. At the effective time of the Merger, subject to certain exceptions as described in the Merger Agreement, each outstanding share of PTC Common Stock will be automatically converted into the right to receive 1.075 Common Shares of IUB. Based upon the capitalization of IUB and PTC as of September 30, 1997, the shareholders of PTC will own IUB Common Shares representing approximately 47.6% of the outstanding voting power of IUB immediately following the Merger.

    This Proxy Statement/Prospectus and the form of proxy and other materials accompanying this Proxy Statement/Prospectus are first being mailed to shareholders of IUB and PTC on or about March 23, 1998.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION
      OR THE INDIANA DEPARTMENT OF FINANCIAL INSTITUTIONS PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE
            SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR
                   BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR
                   GUARANTEED BY ANY BANKING OR NONBANKING
                   AFFILIATE OF INDIANA UNITED BANCORP AND
                    ARE NOT INSURED BY THE FEDERAL DEPOSIT
                          INSURANCE CORPORATION (THE
                             "FDIC") OR ANY OTHER
                               GOVERNMENT AGENCY.

                            ------------------------

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MARCH 20, 1998
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                               TABLE OF CONTENTS

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AVAILABLE INFORMATION.....................................................................................           4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................................           4
SUMMARY...................................................................................................           6
The Meetings..............................................................................................           6
The Companies.............................................................................................           8
The Merger................................................................................................           8
Management and Operations after the Merger................................................................          11
Share Information and Market Price........................................................................          12
Recent Developments.......................................................................................          13
Selected Financial Data, Comparative Stock Prices and Dividends, and Comparative Per Share Data...........          13
SELECTED FINANCIAL DATA OF IUB............................................................................          14
SELECTED FINANCIAL DATA OF PTC............................................................................          15
PRO FORMA SELECTED FINANCIAL DATA.........................................................................          16
COMPARATIVE STOCK PRICES AND DIVIDENDS....................................................................          18
COMPARATIVE PER SHARE DATA................................................................................          19
INTRODUCTION..............................................................................................          21
THE COMPANIES.............................................................................................          21
Indiana United Bancorp....................................................................................          21
P.T.C. Bancorp............................................................................................          21
THE MEETINGS..............................................................................................          22
Matters to be Considered at the Special Meetings..........................................................          22
Record Date; Shares Entitled to Vote; Quorum..............................................................          22
Vote Required.............................................................................................          22
Voting of Proxies.........................................................................................          23
Revocability of Proxies...................................................................................          23
Dissenters' Rights........................................................................................          23
Solicitation of Proxies...................................................................................          23
THE MERGER................................................................................................          24
Merger Consideration......................................................................................          24
Background of the Merger..................................................................................          24
Reasons for the Merger; Recommendations of the Boards of Directors........................................          26
Opinion of Financial Advisor to IUB.......................................................................          27
Opinion of Financial Advisor to PTC.......................................................................          30
Effective Time............................................................................................          31
Conversion of PTC Common Stock; Procedures for Exchange of Certificates; Fractional Shares................          31
Nasdaq National Market Listing............................................................................          32
Conduct of Business Pending Merger........................................................................          32
Conditions to the Consummation of the Merger..............................................................          32
Regulatory Approvals Required.............................................................................          32
Certain Federal Income Tax Consequences...................................................................          33
Anticipated Accounting Treatment..........................................................................          34
Effect on PTC's Employee Benefit and Stock Option Plans...................................................          34
Interests of Certain Persons in the Merger................................................................          35
Resale of IUB Common Stock................................................................................          35
MANAGEMENT AND OPERATIONS AFTER THE MERGER................................................................          36
Directors After the Merger................................................................................          36
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Executive Officers After the Merger.......................................................................          37
Operations of the IUB Banks and People's Trust............................................................          37
THE MERGER AGREEMENT......................................................................................          37
The Merger................................................................................................          37
Conversion of PTC Common Stock............................................................................          38
Representations and Warranties............................................................................          38
Certain Covenants.........................................................................................          38
Conditions to the Merger..................................................................................          39
Saner Employment Agreement................................................................................          40
Termination of the Merger Agreement.......................................................................          41
Termination Payment.......................................................................................          42
Effects of Termination....................................................................................          42
CAPITALIZATION............................................................................................          43
PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.........................................................          44
DESCRIPTION OF IUB CAPITAL STOCK..........................................................................          51
Authorized Capital Stock..................................................................................          51
Common Stock..............................................................................................          51
Preferred Stock...........................................................................................          51
Shares Available for Future Issuance......................................................................          51
COMPARISON OF RIGHTS OF HOLDERS OF IUB COMMON STOCK AND PTC COMMON STOCK..................................          52
Nominations to the IUB Board..............................................................................          52
Shareholder Proposals at IUB Annual Meeting...............................................................          52
PTC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................          54
For the Nine Months Ended September 30, 1997 and 1996.....................................................          54
For the Years Ended December 31, 1996 and 1995............................................................          58
PRINCIPAL HOLDERS OF PTC COMMON STOCK AND OWNERSHIP OF MANAGEMENT.........................................          66
Security Ownership of Certain Beneficial Owners...........................................................          66
Security Ownership of Management..........................................................................          66
DISSENTERS' RIGHTS........................................................................................          66
EXPERTS...................................................................................................          69
LEGAL MATTERS.............................................................................................          69
OTHER MATTERS.............................................................................................          69
INDEX TO PTC CONSOLIDATED FINANCIAL STATEMENTS............................................................         F-1
ANNEXES
Annex A Agreement and Plan of Merger......................................................................         A-1
Annex B Opinion of Stifel, Nicolaus and Company, Incorporated.............................................         B-1
Annex C Opinion of Traub & Company, Inc...................................................................         C-1
Annex D Chapter 44 of the Indiana Business Corporation Law Relating to Dissenters' Rights.................         D-1

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
    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, IN ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF IUB OR PTC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

    IUB and PTC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. IUB and PTC file their reports, proxy statements and other information electronically with the Commission and such material can be found at a Web site maintained by the Commission (http://www.sec.gov.). IUB Common Shares are listed on The Nasdaq Stock Market, Inc.'s National Market (trading symbol IUBC) and such material relating to IUB may also be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K. Street N.W., Washington, D.C. 20006.

    IUB has filed with the Commission a registration statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the IUB Common Shares that will be issued to holders of PTC Common Stock in connection with the Merger. See "The Merger--Conversion of PTC Common Stock." This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement filed by IUB with the Commission, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Proxy Statement/Prospectus or in any document incorporated into this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by IUB with the Commission under the Securities Act or the Exchange Act, or where indicated certain portions thereof, are incorporated herein by reference:

    1. IUB's Annual Report on Form 10-K for the year ended December 31, 1996 (the "IUB Form 10-K");

    2. IUB's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1997 (the "IUB Form 10-Qs");

    3. IUB's Current Report on Form 8-K dated October 20, 1997 (the "IUB Form 8-K");

    4. The information in IUB's Prospectus dated December 8, 1997 (the "Prospectus") filed pursuant to Rule 424(b) of the Securities Act in connection with (i) IUB's Registration Statement on Form S-2 filed

November 19, 1997 (Registration No. 333-40579), as amended on December 3, 1997, and (ii) a related Registration Statement on Form S-2 filed December 9, 1997 pursuant to Rule 462(b) of the Securities Act (Registration No. 333-41789), that is contained in the front cover page of the Prospectus and pages 1 and 2 thereof, and in pages 68 to 90 of the Prospectus under the captions "Description of the Preferred Securities," "Description of the Subordinated Debentures," "Description of the Guarantee," "Expense Agreement" and "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee," and that relates to the registration (as a co-registrant with IUB Capital Trust, a Delaware business trust affiliated with IUB) of up to $22,425,000 preferred securities of IUB Capital Trust and related subordinated debentures and a guaranty of IUB (the "Trust Preferred Offering");

    5. The information contained in IUB's Annual Report to Shareholders for the 1996 fiscal year (the "1996 Annual Report") on pages 4 through 27 under the captions "Management's Discussion and Analysis," "Report of Management on Responsibility for Financial Information" and "Report of Independent Certified Public Accountants"; and

    6. The information contained in IUB's Proxy Statement for its Annual Meeting of Shareholders held on May 20, 1997 (the "1997 Proxy Statement") on pages 2 through 9 under the captions "INTRODUCTION--Principal Shareholders"; "ELECTION OF DIRECTORS"; "CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS"; "EXECUTIVE OFFICERS OF THE COMPANY"; "EXECUTIVE COMPENSATION"; and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

    All documents filed by IUB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting should be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents. See "Available Information."

    Any statement contained in a document incorporated or deemed to be incorporated by reference should be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to IUB has been supplied by IUB, and all such information relating to PTC has been supplied by PTC.

    THIS PROXY STATEMENT/PROSPECTUS IS ACCOMPANIED BY IUB'S 1996 ANNUAL REPORT, ITS 1997 PROXY STATEMENT AND ITS FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1997. EXCEPT FOR THE INFORMATION PROVIDED IN IUB'S 1996 ANNUAL REPORT AND 1997 PROXY STATEMENT UNDER THE CAPTIONS SPECIFICALLY IDENTIFIED ABOVE, NO INFORMATION CONTAINED ELSEWHERE IN EITHER THE 1996 ANNUAL REPORT OR THE 1997 PROXY STATEMENT IS INCORPORATED BY REFERENCE IN, AND SUCH INFORMATION SHALL NOT CONSTITUTE A PART OF, THIS PROXY STATEMENT/PROSPECTUS.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED FROM INDIANA UNITED BANCORP, 201 N. BROADWAY, GREENSBURG, INDIANA 47240-0087,
ATTENTION: JAY B. FAGER, TREASURER AND CHIEF FINANCIAL OFFICER; TELEPHONE NUMBER
(812) 663-0157. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY APRIL 14, 1998.

                                    SUMMARY

    The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. Reference is made to, and the summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Shareholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety.

THE MEETINGS

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Meetings of Shareholders..........  IUB. A special meeting of the shareholders of Indiana
                                    United Bancorp ("IUB") will be held at the Conference
                                    Center on the second floor of IUB's headquarters at 201
                                    N. Broadway, Greensburg, Indiana on Tuesday, April 28,
                                    1998, at 10:00 a.m., Eastern Standard Time (the "IUB
                                    Special Meeting").

                                    PTC. A special meeting of the shareholders of P.T.C.
                                    Bancorp ("PTC") will be held at the Batesville branch of
                                    PTC's subsidiary, People's Trust Company, located at
                                    1049 State Road 229, Batesville, Indiana on Tuesday,
                                    April 28, 1998, at 1:00 p.m., Eastern Standard Time (the
                                    "PTC Special Meeting").

Matters to be Considered at the
  Meetings........................  IUB. At the IUB Special Meeting, holders of IUB Common
                                    Shares, no par value ("IUB Common Stock"), will consider
                                    and vote upon a proposal to approve the Agreement and
                                    Plan of Merger attached as Annex A to this Proxy
                                    Statement/ Prospectus (the "Merger Agreement") providing
                                    for the merger of PTC with and into IUB (the "Merger"),
                                    and the issuance to PTC shareholders of 1.075 shares of
                                    IUB Common Stock for each share of PTC Common Stock.

                                    PTC. At the PTC Special Meeting, holders of PTC Common
                                    Stock, no par value ("PTC Common Stock"), will consider
                                    and vote upon a proposal to approve the Merger Agreement
                                    attached as Annex A to this Proxy Statement/Prospectus
                                    providing for the Merger of PTC with and into IUB, and
                                    the issuance to PTC shareholders of 1.075 shares of IUB
                                    Common Stock for each share of PTC Common Stock.

Record Date.......................  The record date for the IUB Special Meeting and the PTC
                                    Special Meeting is March 6, 1998 (the "Record Date").

Votes Required....................  IUB. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of IUB
                                    Common Stock present and voting thereon is required to
                                    approve the Merger Agreement. IUB has 1,250,897 shares
                                    of IUB Common Stock outstanding and entitled to vote on
                                    the Merger Agreement. The directors and executive
                                    officers of IUB, who with their affiliates may be deemed
                                    to beneficially own approximately 18.2% of the
                                    outstanding IUB Common Stock, have, as shareholders,
                                    agreed with IUB and PTC to vote their shares for
                                    approval of the Merger Agreement.

                                    PTC. Assuming the presence of a quorum, the affirmative
                                    vote of the holders of a majority of the shares of PTC
                                    Common Stock
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                                    present and voting thereon is required to approve the
                                    Merger Agreement. PTC has 1,026,401 shares of PTC Common
                                    Stock outstanding and entitled to vote on the Merger
                                    Agreement. The directors and executive officers of PTC,
                                    who with their affiliates may be deemed to beneficially
                                    own approximately 35.7% of the outstanding PTC Common
                                    Stock, have, as shareholders, agreed with PTC and IUB to
                                    vote their shares for approval of the Merger Agreement.

Voting of Proxies; Revocation.....  All shares of IUB Common Stock represented at the IUB
                                    Special Meeting by properly executed proxies received
                                    prior to or at the IUB Special Meeting, and not revoked,
                                    and all shares of PTC Common Stock represented at the
                                    PTC Special Meeting by properly executed proxies
                                    received prior to or at the PTC Special Meeting, and not
                                    revoked, will be voted in accordance with the
                                    instructions indicated on such proxies. If no
                                    instructions are indicated, such proxies will be voted
                                    FOR the approval of the Merger Agreement

                                    Any proxy given may be revoked by the person giving it
                                    at any time by (i) filing with the Secretary of IUB at
                                    or before the taking of the vote at the IUB Special
                                    Meeting, or the Secretary of PTC at or before the taking
                                    of the vote at the PTC Special Meeting, as applicable, a
                                    written notice of revocation bearing a later date than
                                    the proxy, (ii) duly executing a later dated proxy
                                    relating to the same shares and delivering it to the
                                    Secretary of IUB before the taking of the vote at the
                                    IUB Special Meeting, or the Secretary of PTC before the
                                    taking of the vote at the PTC Special Meeting, as
                                    applicable, or (iii) attending the IUB Special Meeting
                                    or the PTC Special Meeting, as applicable, and voting in
                                    person (although attendance at such Special Meeting will
                                    not in and of itself constitute a revocation of a
                                    proxy). Any written notice of revocation or subsequent
                                    proxy should be sent and delivered, in the case of an
                                    IUB shareholder, to Indiana United Bancorp, 201 N.
                                    Broadway, P.O. Box 87, Greensburg, Indiana 47240, Attn:
                                    Secretary, or hand delivered to the Secretary of IUB at
                                    or before the taking of the vote at the IUB Special
                                    Meeting. Any written notice of revocation or subsequent
                                    proxy should be sent and delivered, in the case of a PTC
                                    shareholder, to P.T.C. Bancorp, Reservoir Hill Road,
                                    9014 State Road 101, P.O. Box 7, Brookville, Indiana
                                    47012, Attn: Secretary, or hand delivered to the
                                    Secretary of PTC at or before the taking of the vote at
                                    the PTC Special Meeting.

Security Ownership of               IUB. As of the Record Date, directors and executive
  Management......................  officers of IUB and their affiliates may be deemed to be beneficial owners of approximately 228,192 shares of IUB
                                    Common Stock, or approximately 18.2% of the outstanding
                                    IUB Common Stock. Such directors and executive officers
                                    and their affiliates have, as shareholders, agreed to
                                    vote their shares for approval of the Merger Agreement.

                                    PTC. As of the Record Date, directors and executive
                                    officers of PTC and their affiliates may be deemed to be
                                    beneficial owners
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                                    of approximately 366,559 shares of PTC Common Stock, or
                                    approximately 35.7% of the outstanding PTC Common Stock.
                                    Such directors and executive officers and their
                                    affiliates have, as shareholders, agreed to vote their
                                    shares for approval of the Merger Agreement.

THE COMPANIES

Indiana United Bancorp............  IUB, an Indiana corporation, is a bank holding company with two banking subsidiaries: Union Bank and Trust
                                    Company of Indiana ("Union Bank"), with offices in the
                                    Indiana counties of Decatur and Jay, and Regional
                                    Federal Savings Bank ("Regional Bank"), with offices in
                                    the Indiana counties of Floyd and Clark (collectively,
                                    the "IUB Banks"). At September 30, 1997, IUB had total
                                    assets of $342.1 million, total deposits of $285.8
                                    million and total shareholders' equity of $30.1 million.
                                    IUB operates in predominately rural and suburban markets
                                    and seeks to emphasize products and services that
                                    compliment the values of traditional lifestyles in the
                                    Midwestern part of the United States. IUB embraces a
                                    community banking philosophy that permits personnel in
                                    its local markets to act quickly and independently
                                    (within the scope of policies established by IUB) with
                                    respect to loan requests and customized services.

                                    The executive offices of IUB are located at 201 N.
                                    Broadway, Greensburg, Indiana 47240 and IUB's telephone
                                    number is (812) 663-0157.

P.T.C. Bancorp....................  PTC, an Indiana corporation, is a bank holding company with one bank subsidiary: People's Trust Company
                                    ("People's Trust"), with offices in the Indiana counties
                                    of Dearborn, Franklin, Jefferson, Ripley, Rush, Fayette,
                                    Decatur, Switzerland and Wayne. At September 30, 1997,
                                    PTC had total assets of $302.7 million, total deposits
                                    of $275.7 million and total shareholders' equity of
                                    $23.7 million. PTC also operates in predominately rural
                                    and suburban markets and embraces a community banking
                                    philosophy that permits personnel in its local markets
                                    to act quickly and independently (within the scope of
                                    policies established by PTC) with respect to loan
                                    requests and customized services.

                                    The executive offices of PTC are located at Reservoir
                                    Hill Road, 9014 State Road 101, Brookville, Indiana
                                    47012, and PTC's telephone number is (765) 647-3591.

THE MERGER

Effect of Merger..................  At the effective time of the Merger (the "Effective
                                    Time"), PTC will be merged with and into IUB, the
                                    corporate existence of PTC will cease and, subject to
                                    certain exceptions as described herein with respect to
                                    shares owned by PTC or by IUB or any of their respective
                                    subsidiaries (other than shares in trust accounts,
                                    managed accounts and the like that are beneficially
                                    owned by third parties (any such shares, "trust account
                                    shares")) and shares owned by holders properly
                                    exercising dissenters' rights ("Dissenting Shares"),
                                    each outstanding share of PTC Common
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                                       8
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                                    Stock will be automatically converted (subject to
                                    certain provisions described herein with respect to
                                    fractional shares) into the right to receive 1.075
                                    shares of IUB Common Stock.

Recommendation of the Boards of
  Directors and Reasons for the
  Merger..........................  The Boards of Directors of IUB and PTC believe that the terms of the Merger are fair to and in the best
                                    interests of their respective shareholders and have
                                    unanimously approved the Merger Agreement and the
                                    related transactions. Each of the IUB Board of Directors
                                    and the PTC Board of Directors unanimously recommends
                                    that its shareholders approve the Merger Agreement. The
                                    Boards of Directors of IUB and PTC believe that the
                                    Merger will result in a combined entity with the
                                    financial and managerial resources to compete more
                                    effectively in the rapidly changing marketplace for
                                    banking and financial services, and to take advantage of
                                    opportunities that would not be reasonably available to
                                    either organization on its own. The Boards of Directors
                                    also believe that the Merger will result in a combined
                                    entity capable of increasing its capitalization and
                                    profitability through the achievement of economies of
                                    scale, the elimination of redundancies and resulting
                                    improvements in access to debt and equity markets.

Opinion of Financial Advisors.....  Stifel, Nicolaus and Company, Incorporated ("Stifel")
                                    has delivered its written opinion to the Board of
                                    Directors of IUB that, as of October 8, 1997, the
                                    exchange ratio of 1.075 shares of IUB Common Stock for
                                    each share of PTC Common Stock was fair to the holders
                                    of IUB Common Stock from a financial point of view.

                                    Traub & Company, Inc. ("Traub") has delivered its
                                    written opinion to the Board of Directors of PTC that,
                                    as of October 9, 1997, the exchange ratio of 1.075
                                    shares of IUB Common Stock for each share of PTC Common
                                    Stock was fair to the holders of PTC Common Stock from a
                                    financial point of view.

                                    For information on the assumptions made, matters
                                    considered and limits of the reviews by Stifel and
                                    Traub, see "The Merger-- Opinion of Financial Advisor to
                                    IUB, and --Opinion of Financial Advisor to PTC."
                                    Shareholders are urged to read in their entirety the
                                    opinions of Stifel and Traub, attached as Annexes B and
                                    C, respectively, to this Proxy Statement/ Prospectus.

Conditions to the Merger;
  Termination.....................  Consummation of the Merger is subject to various conditions, including: requisite shareholder and
                                    regulatory approvals; the absence of any materially
                                    burdensome requirement or condition imposed in
                                    connection with any regulatory approval; approval for
                                    listing on the Nasdaq National Market, subject to
                                    official notice of issuance, of the IUB Common Shares to
                                    be issued pursuant to the Merger; receipt of opinions by
                                    Geo. S. Olive & Co. LLC, IUB's independent accountants,
                                    and Crowe, Chizek
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                                       9
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                                    and Company LLP, PTC's independent accountants, in
                                    respect of certain federal income tax consequences of
                                    the Merger; and receipt of letters by such independent
                                    accounting firms to the effect that the Merger qualifies
                                    as a "pooling of interests" for accounting and financial
                                    reporting purposes.

                                    The Merger Agreement may be terminated at any time prior
                                    to the Effective Time by mutual consent of IUB and PTC,
                                    or by either party if any regulatory agency (i) shall
                                    have denied approval of the Merger or if any other
                                    governmental authority shall have prohibited
                                    consummation of the Merger, (ii) the Merger shall not
                                    have been consummated on or before April 30, 1998 or
                                    (iii) the approval of the shareholders of IUB or PTC
                                    required for consummation of the Merger shall not have
                                    been obtained at the IUB Special Meeting or PTC Special
                                    Meeting. Each of IUB and PTC also has the right to
                                    terminate the Merger Agreement if concurrent with such
                                    termination it enters into a definitive agreement
                                    providing for the implementation of another merger or
                                    other transaction that its Board of Directors has
                                    determined is more favorable to its shareholders than
                                    the Merger contemplated by the Merger Agreement, and in
                                    connection with such termination the party terminating
                                    the Merger Agreement pays to the other party a fee of
                                    $1,000,000.

Nasdaq Listing....................  It is a condition to the Merger that the shares of IUB
                                    Common Stock to be issued in the Merger be authorized
                                    for listing on the Nasdaq National Market, subject to
                                    official notice of issuance. The shares of IUB Common
                                    Stock currently outstanding are listed on the Nasdaq
                                    National Market (trading symbol IUBC).

Post-Merger Dividend Policy.......  It is the current intention of those individuals who will comprise the Board of Directors of IUB following
                                    the Merger to declare dividends on shares of IUB Common
                                    Stock following the Merger initially in the per share
                                    amount of at least $0.28 per quarter or $1.12 per year.
                                    It should be noted, however, that no such dividends have
                                    been declared and that future dividends will be
                                    determined by IUB's Board of Directors in accordance
                                    with IUB's dividend policy, which considers the earnings
                                    and financial condition of IUB and its subsidiaries and
                                    other factors, including applicable governmental
                                    regulations and policies.

Regulatory Approvals Required.....  The Merger is subject to the prior approval by the
                                    Federal Reserve Board and the Indiana Department of
                                    Financial Institutions. The Federal Reserve Board and
                                    the Indiana Department of Financial Institutions have
                                    approved the Merger.

Dissenters' Rights................  Holders of PTC Common Stock have the right to dissent from the Merger and to receive payment in cash of the
                                    fair value of their shares upon full compliance with
                                    Chapter 44 of the Indiana Business Corporation Law
                                    ("IBCL"). A copy of Chapter 44 of the IBCL is attached
                                    to this Proxy Statement/Prospectus as Annex D.

                                    Shareholders of PTC that desire to exercise dissenters'
                                    rights must satisfy fully and precisely certain
                                    procedural requirements

                                    set forth in Annex D and summarized in the "Dissenters'
                                    Rights" section of this Proxy Statement/ Prospectus,
                                    including among other things not voting in favor of the
                                    Merger Agreement, or else dissenters' rights will be
                                    lost.

                                    Holders of IUB Common Stock do not have the right to
                                    dissent from the Merger under the IBCL because IUB
                                    Common Stock trades in the Nasdaq National Market.

Certain Federal Income Tax
  Consequences....................  The Merger is intended to be a tax-free reorganization so that no gain or loss would be recognized by IUB or
                                    PTC, and no gain or loss would be recognized by PTC
                                    shareholders, except in respect of cash received for
                                    fractional shares and except for holders who receive
                                    cash payments upon properly exercising dissenters'
                                    rights. Consummation of the Merger is conditioned upon
                                    there being delivered opinions dated as of the closing
                                    date of the Merger, from Geo. S. Olive & Co. LLC, IUB's
                                    independent accountants, and Crowe, Chizek and Company
                                    LLP, PTC's independent accountants, to the effect that
                                    the Merger will constitute a reorganization within the
                                    meaning of Section 368(a) of the Internal Revenue Code
                                    of 1986, as amended (the "Code").

Anticipated Accounting              The Merger is expected to qualify as a "pooling of
  Treatment.......................  interests" for accounting and financial reporting purposes. The receipt of a letter of Geo. S. Olive &
                                    Co., LLC, the independent accountants of IUB, and Crowe,
                                    Chizek and Company LLP, the independent accountants of
                                    PTC, confirming that the Merger will qualify for pooling
                                    of interests accounting treatment, is a condition to
                                    consummation of the Merger.

MANAGEMENT AND OPERATIONS AFTER
  THE MERGER

Directors After the Merger........  As of the Effective Time, the Board of Directors of IUB
                                    will consist of ten directors, five of whom were the
                                    directors of IUB and five of whom were the directors of
                                    PTC as of the date of the Merger Agreement. These
                                    directors are expected to serve until the 1998 Annual
                                    Meeting of Shareholders of IUB (expected to be held on
                                    June 23, 1998) and until their successors are duly
                                    elected. The Merger Agreement provides that if, prior to
                                    the Effective Time, any of the persons named either by
                                    IUB or PTC to serve on such Board of Directors as of the
                                    Effective Time declines or is unable to serve as a
                                    director, the party that designated such individual may
                                    name a replacement to become a director.

Executive Officers After The        Robert E. Hoptry, currently the Chairman, President and
  Merger..........................  Chief Executive Officer of IUB, will continue to be the
                                    Chairman and Chief Executive Officer of IUB after the
                                    Merger. James L. Saner, currently the President and
                                    Chief Executive Officer of PTC, will become the
                                    President and Chief Operating Officer of IUB after the
                                    Merger. Robert S. Dunevant, currently the Chairman of
                                    PTC, will hold the honorary position of Vice

                                    Chairman of IUB after the Merger. Under the terms of an
                                    employment agreement to be entered into between IUB and
                                    Mr. Saner, Mr. Saner will be entitled to receive certain
                                    payments and benefits from IUB if Mr. Saner is not
                                    elected Chief Executive Officer of IUB by May 31, 1999
                                    or at such earlier time following Mr. Hoptry's death,
                                    resignation or removal.

Operations of Bank Subsidiaries...  The Merger is not expected to substantially alter the operations of the IUB Banks or People's Trust. Each of
                                    the IUB Banks and People's Trust will retain its
                                    separate corporate existence, charter and name. The
                                    Merger also is not expected to change materially the
                                    duties and responsibilities of officers and employees of
                                    the IUB Banks and People's Trust.

SHARE INFORMATION AND MARKET        IUB Common Stock is listed on the Nasdaq National Market
  PRICE...........................  under the symbol "IUBC." As of the Record Date, there were 1,250,897 shares of IUB Common Stock outstanding
                                    held by approximately 1,438 holders of record. PTC
                                    Common Stock is not listed on any national securities
                                    exchange or market. As of the Record Date, there were
                                    1,026,401 shares of PTC Common Stock outstanding held by
                                    approximately 572 holders of record.

                                    The following table sets forth the last sale price per
                                    share reported on the Nasdaq National Market for shares
                                    of IUB Common Stock on October 9, 1997, the last trading
                                    day preceding public announcement of the proposed
                                    Merger, and on March 13, 1998. It also sets forth the
                                    last sale price per share known to management of PTC
                                    prior to public announcement of the proposed Merger and
                                    March 13, 1998. The "PTC Common Stock Equivalent"
                                    represents the last sale price of a share of IUB Common
                                    Stock on such date multiplied by the exchange ratio of
                                    1.075.

                                                                                                         PTC COMMON
                                                                           IUB COMMON     PTC COMMON        STOCK
                                                                              STOCK          STOCK       EQUIVALENT
                                                                          -------------  -------------  -------------

                                            October 9, 1997.............   $    43.375     $   39.00     $   46.6281

                                            March 13, 1998..............   $    49.000     $   39.50     $   52.6750

                                    For additional information regarding the market prices
                                    of IUB Common Stock and PTC Common Stock during the
                                    previous two years, see "Comparative Stock Prices and
                                    Dividends--Stock Prices."

                                    IUB and PTC shareholders are advised to obtain current
                                    market quotations for IUB Common Stock. It is expected
                                    that the market price of IUB Common Stock will fluctuate
                                    between the date of this Proxy Statement/Prospectus and
                                    the date on which the Merger is consummated and
                                    thereafter. Because the number of shares of IUB Common
                                    Stock to be received by PTC shareholders in the Merger
                                    is fixed and because the market price of IUB Common
                                    Stock is subject to fluctuation, the value of the shares
                                    of IUB Common Stock that PTC shareholders will receive
                                    in the Merger may increase or decrease prior to the

                                    Merger. No assurance can be given concerning the market
                                    price of IUB Common Stock before or after the Effective
                                    Time.

RECENT DEVELOPMENTS

Certain Financial Information at
  December 31, 1997 (unaudited and
  in thousands, except per share
  amounts)........................

                                                                                              IUB         PTC
                                                                                           ----------  ----------
                                            Net Income...................................  $    3,775  $    3,430
                                            Earnings Per Share...........................        3.02        3.30
                                            Total Assets.................................     371,751     321,993
                                            Total Deposits...............................     289,821     293,842
                                            Total Shareholders' Equity...................      30,777      24,229

IUB Potential Acquisition of
  Branches........................  IUB has been recently informed by a large regional bank holding company located outside of Indiana that it has
                                    been selected by that bank holding company as a
                                    purchaser of two branches of a bank subsidiary located
                                    in Madison County, Indiana (the "Branch Acquisitions").
                                    These branches are being sold by this other bank holding
                                    company following a bid process conducted by it.
                                    Consummation of the Branch Acquisitions is subject to a
                                    due diligence review of the assets of such branches and
                                    execution of a definitive agreement expected to contain
                                    customary conditions for transactions of this type.
                                    While there can be no assurance that the Branch
                                    Acquisitions will be consummated, IUB regards the
                                    consummation of the Branch Acquisitions as probable and
                                    expects such consummation to occur late in the second
                                    quarter or early in the third quarter of 1998. The
                                    Branch Acquisitions will involve the acquisition by
                                    IUB's bank subsidiary, Union Bank, of approximately
                                    $13.6 million of loans and the assumption of
                                    approximately $32.2 million of deposits.

SELECTED FINANCIAL DATA,
  COMPARATIVE STOCK PRICES AND
  DIVIDENDS, AND COMPARATIVE PER
  SHARE DATA......................  Set forth on the following pages are certain selected consolidated financial data for IUB and PTC, selected
                                    pro forma financial data, comparative stock prices and
                                    dividends, and comparative per share data for IUB and
                                    PTC. The selected pro forma financial data should be
                                    read in conjunction with the "Pro Forma Condensed
                                    Combined Financial Statements," including the notes
                                    thereto, in this Proxy Statement/ Prospectus.

                         SELECTED FINANCIAL DATA OF IUB

    The following table sets forth on a consolidated basis certain selected financial data of IUB and is based on the consolidated financial statements of IUB, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus, and should be read in conjunction therewith. See "Incorporation of Certain Documents by Reference" and "Pro Forma Combined Condensed Financial Statements." Interim unaudited data for the nine months ended September 30, 1997 and 1996 reflect, in the opinion of management of IUB, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1997 are not necessarily indicative of results that may be expected for any other interim period or for the entire year.

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,                  YEARS ENDED DECEMBER 31,
                                                          ----------------------  ----------------------------------------------
                                                             1997        1996        1996        1995        1994        1993
                                                          ----------  ----------  ----------  ----------  ----------  ----------
                                                               (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED RESULTS OF OPERATIONS:
  Interest income.......................................  $   19,398  $   17,692  $   23,967  $   22,835  $   22,202  $   24,226
  Interest expense......................................       9,639       8,868      12,006      11,852      10,901      12,345
                                                          ----------  ----------  ----------  ----------  ----------  ----------
  Net interest income...................................       9,759       8,824      11,961      10,983      11,301      11,881
  Provision for loan losses.............................         183          90         150          30         115         357
                                                          ----------  ----------  ----------  ----------  ----------  ----------
  Net interest income after provision for loan losses...       9,576       8,734      11,811      10,953      11,186      11,524
  Non-interest income...................................       1,370       1,093       1,502       1,457       2,588       1,628
  Non-interest expense..................................       6,201       6,608       8,619       8,229       9,040       9,243
                                                          ----------  ----------  ----------  ----------  ----------  ----------
  Income before income tax expense and cumulative effect
    of change in accounting method......................       4,745       3,219       4,694       4,181       4,734       3,909
  Income tax expense....................................       1,877       1,420       2,001       1,652       1,864       1,437
                                                          ----------  ----------  ----------  ----------  ----------  ----------
  Income before cumulative effect of change in
    accounting method...................................       2,868       1,799       2,693       2,529       2,870       2,472
  Cumulative effect of change in accounting method......      --          --          --          --          --             450
                                                          ----------  ----------  ----------  ----------  ----------  ----------
  Net income............................................  $    2,868  $    1,799  $    2,693  $    2,529  $    2,870  $    2,922
                                                          ----------  ----------  ----------  ----------  ----------  ----------
                                                          ----------  ----------  ----------  ----------  ----------  ----------
PER SHARE DATA:(1)
  Earnings per common share.............................  $     2.29  $     1.40  $     2.11  $     1.91  $     2.17  $     2.19
  Cash dividends declared...............................        0.74        0.61        0.83        0.69        0.60        0.51
  Book value............................................       24.05       21.38       22.18       20.98       17.49       17.99
  Dividend payout ratio(2)..............................       32.28%      42.42%      39.29%      36.12%      25.15%      21.16%
SELECTED BALANCE SHEET DATA:(3)
  Assets................................................  $  342,051  $  321,397  $  328,346  $  313,067  $  306,047  $  355,992
  Securities............................................      71,422      85,042      81,187      80,651      91,954     125,081
  Loans.................................................     244,237     215,028     219,483     201,355     194,736     205,508
  Allowance for loan losses.............................       2,670       2,823       2,506       2,754       2,784       2,682
  Deposits..............................................     285,760     271,031     276,402     262,346     261,371     310,063
  Long-term debt........................................       4,625       5,500       5,000       6,000       7,500       9,375
  Preferred stock.......................................      --          --          --           2,000       2,400       2,700
  Total shareholders' equity............................      30,084      26,738      27,749      28,245      24,282      25,203
PERFORMANCE RATIOS:(4)
  Return on average equity..............................       13.39%       8.82%       9.89%       9.73%      12.18%      12.61%
  Return on average assets..............................        1.14        0.77        0.85        0.82        0.86        0.81
  Net interest margin (fully taxable equivalent)........        4.13        3.98        4.00        3.77        3.57        3.52
ASSET QUALITY RATIOS:
  Allowance for loan losses to loans(3).................        1.09%       1.31%       1.14%       1.37%       1.43%       1.31%
  Non-performing loans to total loans(3)................        0.09        0.68        0.57        0.80        0.59        0.60
  Net loan losses to average loans......................        0.01        0.01        0.19        0.03        0.01        0.18
CAPITAL RATIOS:
  Average equity to average assets......................        8.55%       8.82%       8.69%       8.70%       7.39%       6.83%
  Tier 1 risk-based capital ratio(3)....................       13.46       13.94       13.81       15.32       15.86       12.87
  Total risk-based capital ratio(3).....................       14.68       15.18       15.05       16.57       17.11       14.12
  Leverage ratio........................................        8.58        8.29        8.31        8.84        8.69        7.01
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS:(5)
  Including interest on deposits........................        1.49x       1.36x       1.39x       1.35x       1.42x       1.31x
  Excluding interest on deposits........................        6.88        4.45        4.82        3.36        4.45        4.14


                                                             1992
                                                          ----------


SELECTED RESULTS OF OPERATIONS:
  Interest income.......................................  $   28,029
  Interest expense......................................      15,545
                                                          ----------
  Net interest income...................................      12,484
  Provision for loan losses.............................         686
                                                          ----------
  Net interest income after provision for loan losses...      11,798
  Non-interest income...................................       1,572
  Non-interest expense..................................       8,834
                                                          ----------
  Income before income tax expense and cumulative effect
    of change in accounting method......................       4,536
  Income tax expense....................................       1,674
                                                          ----------
  Income before cumulative effect of change in
    accounting method...................................       2,862
  Cumulative effect of change in accounting method......      --
                                                          ----------
  Net income............................................  $    2,862
                                                          ----------
                                                          ----------
PER SHARE DATA:(1)
  Earnings per common share.............................  $     2.14
  Cash dividends declared...............................        0.42
  Book value............................................       16.27
  Dividend payout ratio(2)..............................       17.89%
SELECTED BALANCE SHEET DATA:(3)
  Assets................................................  $  368,924
  Securities............................................     131,372
  Loans.................................................     204,000
  Allowance for loan losses.............................       2,686
  Deposits..............................................     323,777
  Long-term debt........................................      10,645
  Preferred stock.......................................       3,000
  Total shareholders' equity............................      23,347
PERFORMANCE RATIOS:(4)
  Return on average equity..............................       13.88%
  Return on average assets..............................        0.79
  Net interest margin (fully taxable equivalent)........        3.66
ASSET QUALITY RATIOS:
  Allowance for loan losses to loans(3).................        1.32%
  Non-performing loans to total loans(3)................        1.38
  Net loan losses to average loans......................        0.49
CAPITAL RATIOS:
  Average equity to average assets......................        6.11%
  Tier 1 risk-based capital ratio(3)....................       12.09
  Total risk-based capital ratio(3).....................       13.34
  Leverage ratio........................................        6.25
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS:(5)
  Including interest on deposits........................        1.29x
  Excluding interest on deposits........................        4.34

------------------------

(1) Per share data has been restated to give retroactive effect to a 10% stock dividend in 1994.

(2) For all periods except for the nine months ended September 30, 1997, common stock cash dividends as a percentage of net income adjusted for preferred stock dividends. All preferred stock of IUB was redeemed in late 1996.

(3) At period end.

(4) Performance ratios for the nine-month periods are annualized.

(5) Earnings consist of income before income tax expense plus interest expense. Fixed charges consist of interest expense. The portion of rent expense deemed to be interest has been excluded since it is not material in any of the periods presented. Preferred stock dividends represent the pretax earnings required to cover preferred stock dividends.

                         SELECTED FINANCIAL DATA OF PTC

    The following table sets forth on a consolidated basis certain selected financial data of PTC and is based on the consolidated financial statements of PTC, including the notes thereto, included elsewhere in this Proxy Statement/Prospectus, and should be read in conjunction therewith. See "Index to PTC Consolidated Financial Statements" and "Pro Forma Combined Condensed Financial Statements." Interim unaudited data for the nine months ended September 30, 1997 and 1996 reflect, in the opinion of management of PTC, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1997 are not necessarily indicative of results that may be expected for any other interim period or for the entire year.

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                           --------------------  -----------------------------------------------------
                                             1997       1996       1996       1995       1994       1993       1992
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED RESULTS OF OPERATIONS:
Interest income..........................  $  17,234  $  15,804  $  21,319  $  19,420  $  15,938  $  13,750  $  12,461
Interest expense.........................      8,679      8,121     10,897      9,835      7,255      6,216      6,104
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income......................      8,555      7,683     10,422      9,585      8,683      7,534      6,357
Provision for loan losses................        610        616        828        740        450        560        505
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after provision for
  loan losses............................      7,945      7,067      9,594      8,845      8,233      6,974      5,852
Non-interest income......................      1,860      1,762      2,349      1,901      1,876      1,847      1,230
Non-interest expense.....................      5,918      5,272      7,103      6,639      6,629      5,627      4,521
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income tax expense and
  cumulative effect of change in
  accounting method......................      3,887      3,557      4,840      4,107      3,480      3,194      2,561
Income tax expense.......................      1,185      1,166      1,564      1,200      1,079      1,025        793
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before cumulative effect of change
  in accounting method...................      2,702      2,391      3,276      2,907      2,401      2,169      1,768
Cumulative effect of change in accounting
  method.................................     --         --         --         --         --            186     --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income...............................  $   2,702  $   2,391  $   3,276  $   2,907  $   2,401  $   2,355  $   1,768
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
PER SHARE DATA:(1)
Earnings per common share................  $    2.64  $    2.31  $    3.17  $    2.86  $    2.51  $    2.57  $    1.93
Cash dividends declared..................       0.60       0.48       0.66       0.53       0.41       0.35       0.32
Book value...............................      23.13      20.22      21.14      18.91      15.52      14.37      12.08
Dividend payout ratio....................      22.58%     20.49%     20.72%     18.66%     16.33%     13.71%     16.83%

SELECTED BALANCE SHEET DATA:(2)
Assets...................................  $ 302,734  $ 272,776  $ 296,576  $ 264,712  $ 241,577  $ 198,669  $ 191,486
Securities...............................     53,893     65,092     63,594     57,927     55,925     44,152     39,005
Loans....................................    220,653    188,770    196,963    173,179    159,096    134,778    119,330
Allowance for loan losses................      1,969      2,155      2,000      1,722      1,601      1,359      1,026
Deposits.................................    275,679    248,642    271,127    241,734    222,299    181,437    175,905
Long-term debt...........................        250        608        500      1,000      1,408      2,200      2,200
Total shareholders' equity...............     23,740     20,753     21,653     19,218     15,767     13,155     11,058

PERFORMANCE RATIOS:(3)
Return on average equity.................      15.97%     15.84%     16.05%     16.48%     16.78%     19.53%     17.27%
Return on average assets.................       1.23       1.19       1.21       1.18       1.07       1.27       1.20
Net interest margin (fully taxable
  equivalent)............................       4.46       4.38       4.39       4.37       4.37       4.58       4.88

ASSET QUALITY RATIOS:
Allowance for loan losses to loans(2)....       0.89%      1.14%      1.02%      0.99%      1.01%      1.00%      0.86%
Non-performing loans to total loans(2)...       1.09       1.25       0.93       0.84       0.19       0.50       0.58
Net loan losses to average loans.........       0.41       0.13       0.30       0.36       0.14       0.19       0.31

CAPITAL RATIOS:
Average equity to average assets.........       7.71%      7.54%      7.55%      7.14%      6.37%      6.51%      6.97%
Tier 1 risk-based capital ratio(2).......      10.73      10.78      10.54      10.19         (4)      9.76         (4)
Total risk-based capital ratio(2)........      11.70      12.00      11.60      11.21         (4)     10.90         (4)
Leverage ratio...........................       7.26       7.05       6.73       6.55         (4)      5.87         (4)

------------------------------

(1) Per share data has been restated to give retroactive effect for stock dividends and splits.

(2) At period end.

(3) Performance ratios for the nine-month periods are annualized.

(4) Information not readily available.

                       PRO FORMA SELECTED FINANCIAL DATA

    The following table sets forth certain unaudited pro forma condensed combined financial data for IUB giving effect to the Trust Preferred Offering at September 30, 1997 and to the PTC Merger, which will be accounted for as a pooling of interests, as if it had occurred in the periods indicated herein, after giving effect to the pro forma adjustments described in the notes to the unaudited Pro Forma Combined Condensed Financial Statements included elsewhere in this Proxy Statement/Prospectus. This information should be read in conjunction with the historical consolidated financial statements of IUB and PTC, including the respective notes thereto, which are incorporated by reference or included elsewhere in this Proxy Statement/Prospectus, and in conjunction with the consolidated historical financial data for IUB and PTC and the other pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference," "Index to PTC Consolidated Financial Statements, "Pro Forma Combined Condensed Financial Statements," "Selected Financial Data of IUB" and "Selected Financial Data of PTC." The unaudited pro forma condensed combined financial data are not necessarily indicative of the results that actually would have occurred had the PTC Merger occurred as of the beginning of the periods indicated herein, or that may be obtained in the future.

                                                        NINE MONTHS ENDED
                                                        SEPTEMBER 30, 1997             YEAR ENDED DECEMBER 31, 1996
                                                ----------------------------------  -----------------------------------
                                                                           PRO                                  PRO
                                                   IUB         PTC       FORMA(1)      IUB         PTC       FORMA(1)
                                                ----------  ----------  ----------  ----------  ----------  -----------

                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED RESULTS OF OPERATIONS:
Interest income...............................  $   19,398  $   17,234  $   36,632  $   23,967  $   21,319   $  45,286
Interest expense..............................       9,639       8,679      18,318      12,006      10,897      22,903
                                                ----------  ----------  ----------  ----------  ----------  -----------
Net interest income...........................       9,759       8,555      18,314      11,961      10,422      22,383
Provision for loan losses.....................         183         610         793         150         828         978
                                                ----------  ----------  ----------  ----------  ----------  -----------
Net interest income after provision for loan
  losses......................................       9,576       7,945      17,521      11,811       9,594      21,405
Non-interest income...........................       1,370       1,860       3,230       1,502       2,349       3,851
Non-interest expense..........................       6,201       5,918      12,119       8,619       7,104      15,723
                                                ----------  ----------  ----------  ----------  ----------  -----------
Income before income tax expense..............       4,745       3,887       8,632       4,694       4,839       9,533
Income tax expense............................       1,877       1,185       3,062       2,001       1,563       3,564
                                                ----------  ----------  ----------  ----------  ----------  -----------
Net income....................................  $    2,868  $    2,702  $    5,570  $    2,693  $    3,276   $   5,969
                                                ----------  ----------  ----------  ----------  ----------  -----------
                                                ----------  ----------  ----------  ----------  ----------  -----------
PER SHARE DATA:(2)
Earnings per common share.....................  $     2.29  $     2.64  $     2.34  $     2.11  $     3.17   $    2.49
Cash dividends declared.......................        0.74        0.60        0.74        0.83        0.66        0.83
Book value....................................       24.05       23.13       22.62       22.18       21.14       20.78
Dividend payout ratio(3)......................       32.28%      22.58%      31.72%      39.29%      20.72%      33.35%
SELECTED BALANCE SHEET DATA:(4)
Assets........................................  $  342,051  $  302,734  $  667,380  $  328,346  $  296,576   $ 647,545
Securities....................................      71,422      53,893     125,315      81,187      63,594     144,781
Loans.........................................     244,237     220,653     464,890     219,483     196,963     416,446
Allowance for loan losses.....................       2,670       1,969       4,639       2,506       2,000       4,506
Deposits......................................     285,760     275,679     561,439     276,402     271,127     547,529
Long-term debt................................       4,625         250       4,875       5,000         500       5,500
Guaranteed preferred beneficial interests in
  IUB's subordinated debentures...............                              22,425                              22,425
Shareholders' equity..........................      30,084      23,740      53,994      27,749      21,653      49,600
PERFORMANCE RATIOS:(5)
Return on average equity......................       13.39%      15.97%      14.54%       9.89%      16.05%      12.56%
Return on average assets......................        1.14        1.23        1.19        0.85        1.21        1.02
Net interest margin (fully taxable
  equivalent).................................        4.13        4.46        4.30        4.00        4.39        4.18
ASSET QUALITY RATIOS:
Allowance for loan losses to loans(4).........        1.09%       0.89%       1.00%       1.14%       1.02%       1.08%
Non-performing loans to total loans(4)........        0.09        1.09        0.39        0.57        0.93        0.72
Net loan losses to average loans..............        0.01        0.41        0.15        0.19        0.30        0.24

                                                        NINE MONTHS ENDED
                                                        SEPTEMBER 30, 1997             YEAR ENDED DECEMBER 31, 1996
                                                ----------------------------------  -----------------------------------
                                                                           PRO                                  PRO
                                                   IUB         PTC       FORMA(1)      IUB         PTC       FORMA(1)
                                                ----------  ----------  ----------  ----------  ----------  -----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CAPITAL RATIOS:
Average equity to average assets..............        8.55%       7.71%       8.16%       8.69%       7.55%       8.17%
Tier 1 risk-based capital ratio(4)............       13.46       10.73       15.42       13.81       10.54       15.45
Total risk-based capital ratio(4).............       14.68       11.70       17.64       15.05       11.60       18.15
Leverage ratio................................        8.58        7.26       10.29        8.31        6.73        9.77
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS:(6)
Including interest on deposits................        1.49x       1.45x       1.47x       1.39x       1.44x       1.41x
Excluding interest on deposits................        6.88      150.50       11.36        4.82       81.65        8.39

------------------------------

(1) Pro forma income statement data assumes the acquisition of PTC occurred on January 1, 1996. Pro forma balance sheet data assumes that the Merger and the Trust Preferred Offering occurred at the end of each period presented.

(2) Per share data has been restated to give retroactive effect to PTC's 10% stock dividend in 1996.

(3) For the year ended December 31, 1996, common stock cash dividends as a percentage of net income adjusted for preferred stock dividends. All preferred stock of IUB was redeemed in late 1996.

(4) At period end.

(5) Performance ratios for the nine-month period are annualized.

(6) Earnings consist of income before income tax expense plus interest expense. Fixed charges consist of interest expense. The portion of rent expense deemed to be interest has been excluded since it is not material in any of the periods presented. Preferred stock dividends represent the pretax earnings required to cover preferred stock dividends.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    The shares of IUB Common Stock are listed on the Nasdaq National Market under the trading symbol "IUBC." Shares of PTC Common Stock do not trade in any established trading market and rarely trade. The following table sets forth, for the periods indicated, the high and low closing sales prices per share of IUB Common Stock as reported on the Nasdaq National Market, and the high and low sales prices per share of PTC Common Stock in transactions of which management of PTC is aware (there possibly being transactions in PTC Common Stock of which management of PTC is not aware). Prices per share have been retroactively adjusted to reflect all prior stock splits or share dividends.

STOCK PRICES

                                                                                                      PTC COMMON STOCK
                                                                               IUB COMMON STOCK
                                                                             ---------------------  --------------------
                                                                                HIGH        LOW       HIGH        LOW
                                                                             ----------  ---------  ---------  ---------
1996       First Quarter...................................................  $  26.25    $   24.25  $   25.50  $   24.50
           Second Quarter..................................................     25.50        23.25      30.00     --
           Third Quarter...................................................     27.00        24.75      30.00     --
           Fourth Quarter..................................................     29.0625      25.00      31.00      30.00
1997       First Quarter...................................................  $  34.00    $   29.00  $   31.00  $   30.00
           Second Quarter..................................................     40.00        31.75      31.00      30.00
           Third Quarter...................................................     41.50        38.00      31.00      30.00
           Fourth Quarter..................................................     45.75        41.50      39.00     --
1998       First Quarter (through March 13, 1998)..........................  $  49.00    $   43.50  $   39.50     --

    On October 9, 1997, the last trading day before the announcement of the Merger Agreement, the last sales price of IUB Common Stock as reported on the Nasdaq National Market was $43.375 per share. On March 13, 1998, the last sales price of IUB Common Stock as reported on the Nasdaq National Market System was $49.00 per share.

    The last sales price per share of PTC Common Stock in a transaction known to management of PTC was $39.50 per share and related to a sale of PTC Common Stock on January 31, 1998.

    The following table sets forth the last sale price per share reported on the Nasdaq National Market for shares of IUB Common Stock on October 9, 1997, the last trading day preceding public announcement of the proposed Merger, and on March 13, 1998. It also sets forth the last sale price per share known to management of PTC prior to public announcement of the proposed Merger and March 13, 1998. The "PTC Common Stock Equivalent" represents the last sale price of a share of IUB Common Stock on such date multiplied by the exchange ratio of 1.075.

                                                                                                        PTC COMMON
                                                                           IUB COMMON     PTC COMMON      STOCK
                                                                              STOCK          STOCK      EQUIVALENT
                                                                          -------------  -------------  ----------
October 9, 1997.........................................................   $   43.375      $   39.00    $  46.6281
March 13, 1998 .........................................................   $   49.000      $   39.50    $  52.6750

    IUB and PTC shareholders are advised to obtain current market quotations for IUB Common Stock. It is expected that the market price of IUB Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of IUB Common Stock to be received by PTC shareholders in the Merger is fixed and because the market price of IUB Common Stock is subject to fluctuation, the value of the shares of IUB Common Stock that PTC shareholders will receive in the Merger may increase or decrease prior to the

Merger. No assurance can be given concerning the market price of IUB Common Stock before or after the Effective Time.

    On the Record Date, there were approximately 1,438 holders of record of IUB Common Stock and approximately 572 holders of record of PTC Common Stock.

DIVIDENDS

    The following table sets forth the cash dividends declared per share on IUB Common Stock and PTC Common Stock for the periods indicated. Such information has been retroactively adjusted to reflect all prior stock splits or share dividends.

                                                                               IUB COMMON STOCK     PTC COMMON STOCK
                                                                              -------------------  -------------------
1996       First Quarter....................................................       $    0.20            $   0.146
           Second Quarter...................................................            0.20                0.164
           Third Quarter....................................................            0.21                0.164
           Fourth Quarter...................................................            0.22                0.185*
1997       First Quarter....................................................       $    0.23            $   0.185
           Second Quarter...................................................            0.25                0.205
           Third Quarter....................................................            0.26                0.205
           Fourth Quarter...................................................            0.27                0.225
1998       First Quarter (through March 13, 1998)...........................       $    0.28            $   0.240

------------------------

* In addition to this cash dividend, PTC declared a 10% stock dividend in this quarter.

    It is the current intention of those individuals who will comprise the Board of Directors of IUB following the Merger to declare dividends on IUB Common Stock following the Merger initially in the per share amount of at least $0.28 per quarter or $1.12 per year. See "Management and Operations After the Merger--Directors After the Merger". It should be noted that no such dividends have been declared and that future dividends will be determined by IUB's Board of Directors in accordance with IUB's dividend policy, which considers the earnings and financial condition of IUB and its subsidiaries and other factors, including applicable governmental regulations and policies.

                           COMPARATIVE PER SHARE DATA

                                  (Unaudited)

    The following table sets forth for IUB Common Stock and PTC Common Stock certain historical, pro forma and pro forma equivalent per share financial information for the nine months ended September 30, 1997 and 1996 and for each of the three consecutive years ended on or prior to December 31, 1996. The information presented herein should be read in conjunction with the other financial information for IUB and PTC appearing elsewhere in or incorporated by reference in this Proxy Statement/Prospectus. See, "Incorporation of Certain Documents by Reference"; "Selected Financial Data of IUB"; "Selected

Financial Data of PTC"; "Index to PTC Consolidated Financial Statements." The data presented below has been retroactively adjusted to reflect all prior stock splits or share dividends.

                                          AT OR FOR THE NINE
                                        MONTHS ENDED SEPTEMBER  AT OR FOR THE YEAR ENDED DECEMBER
                                                 30,                           31,
                                        ----------------------  ----------------------------------
                                           1997        1996        1996        1995        1994
                                        ----------  ----------  ----------  ----------  ----------
IUB COMMON STOCK
Net income per share:
  Historical..........................  $     2.29  $     1.40  $     2.11  $     1.91  $     2.17
  Pro forma...........................        2.33        1.76        2.49        2.23        2.25
Dividends per share:
  Historical..........................        0.74        0.61        0.83        0.69        0.60
  Pro forma(a)........................        0.74        0.61        0.83        0.69        0.60
Book value per share at period-end:
  Historical..........................       24.05                   22.18
  Pro forma...........................       22.62                   20.78

PTC COMMON STOCK
Net income per share:
  Historical..........................        2.64        2.31        3.17        2.86        2.51
  Pro forma equivalent(b).............        2.50        1.89        2.68        2.40        2.42
Dividends per share:
  Historical..........................        0.60        0.48        0.66        0.53        0.41
  Pro forma equivalent(b).............        0.80        0.66        0.89        0.74        0.65
Book Value per share at period-end:
  Historical..........................       23.13                   21.14
  Pro forma equivalent(b).............       24.32                   22.34

------------------------

(a) The IUB pro forma dividend per share amounts represent historical dividends per share.

(b) The PTC pro forma equivalent per share amounts are calculated by multiplying the IUB pro forma per share amounts by the exchange ratio of 1.075.

                                  INTRODUCTION

    This Proxy Statement/Prospectus is being furnished to shareholders of Indiana United Bancorp ("IUB") in connection with the solicitation of proxies by the IUB Board of Directors for use at the Special Meeting of Shareholders of IUB (the "IUB Special Meeting") to be held in the Conference Center on the Second Floor of IUB's headquarters at 201 North Broadway, Greensburg, Indiana on Tuesday, April 28, 1998, at 10:00 a.m, Eastern Standard Time, and at any adjournment or postponement thereof.

    This Proxy Statement/Prospectus is also being furnished to shareholders of P.T.C. Bancorp ("PTC") in connection with the solicitation of proxies by the PTC Board of Directors for use at the Special Meeting of Shareholders of PTC (the "PTC Special Meeting" and together with the IUB Special Meeting, the "Special Meetings") to be held at the Batesville branch of People's Trust Company located at 1049 State Road 229, Batesville, Indiana on Tuesday, April 28, 1998, at 1:00 p.m., Eastern Standard Time, and at any adjournment or postponement thereof.

    At the Special Meetings, the shareholders of IUB and PTC will be asked to approve the Agreement and Plan of Merger dated as of October 8, 1997, as amended (the "Merger Agreement") between IUB and PTC, attached as Annex A hereto and more fully described herein. The approximate date on which this Proxy Statement/Prospectus is first being sent to shareholders is on or about March 23, 1998.

                                 THE COMPANIES

INDIANA UNITED BANCORP

    IUB is a bank and thrift holding company headquartered in Greensburg, Indiana. Through its subsidiaries, Union Bank and Trust Company of Indiana, a commercial bank organized under the laws of Indiana ("Union Bank"), and Regional Federal Savings Bank, a federal savings bank ("Regional Bank"), IUB operates 12 offices in four eastern and southern Indiana counties. (Union Bank and Regional Bank are sometimes individually referred to herein as an "IUB Bank" and collectively as the "IUB Banks"). Both subsidiaries offer a broad range of loan and deposit services to consumer, agricultural and commercial customers. Union Bank also offers a full line of personal and business trust services and property and casualty insurance services. The principal executive office of IUB is located at 201 North Broadway, Greensburg, Indiana 47240 and its telephone number is (812) 663-0157.

    IUB operates in predominately rural and suburban markets and embraces a community banking philosophy that emphasizes personal service and convenience, community involvement, local decision-making authority, quick responses to loan requests, and customized services. IUB endeavors to provide its branch managers, lending officers, tellers and deposit service personnel with the authority to act promptly in service of its customers within the scope of IUB policies. IUB believes the benefits of this operating philosophy contribute to its success while providing improved operating efficiencies, sound internal controls and high credit underwriting standards that are critical to maintaining and enhancing shareholder value.

P.T.C. BANCORP

    PTC is a one-bank holding company headquartered in Brookville, Indiana. Through its subsidiary, People's Trust Company, a commercial bank organized under the laws of Indiana ("People's Trust"), PTC engages in a general full-service commercial and consumer banking business. People's Trust conducts its banking business through 17 offices located in nine eastern Indiana counties, including Decatur County in which People's Trust recently established a small branch that had deposits of approximately $3.7 million at December 31, 1997. Because IUB's Union Bank has a significant market share of deposits within Decatur County and in order to expedite banking regulatory approvals, this branch of People's Trust will be closed or sold prior to or soon after the Merger. The sale or closing of this branch is not expected to have any material adverse impact on the operations of IUB following the Merger. The principal executive office of

PTC is located at Reservoir Hill Road, 9014 State Road 101, Brookville, Indiana and its telephone number is (765) 647-3591.

                                  THE MEETINGS

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

    IUB. At the IUB Special Meeting, holders of IUB's common shares ("IUB Common Stock") will consider and vote upon the approval of the Merger Agreement.

    THE BOARD OF DIRECTORS OF IUB HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    PTC. At the PTC Special Meeting, holders of PTC's common stock ("PTC Common Stock") will consider and vote upon the approval of the Merger Agreement.

    THE BOARD OF DIRECTORS OF PTC HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

    IUB. Only shareholders of record of IUB at the close of business on March 6, 1998 (the "IUB Record Date") will be entitled to receive notice of the IUB Special Meeting, and only holders of record of IUB Common Stock at that time will be entitled to vote at the IUB Special Meeting. At the IUB Record Date, IUB had outstanding 1,250,897 shares of IUB Common Stock. A majority of the outstanding shares of IUB Common Stock must be represented in person or by proxy at the IUB Special Meeting in order for a quorum to be present.

    PTC. Only shareholders of record of PTC at the close of business on March 6, 1998 (the "PTC Record Date" and together with the IUB Record Date the "Record Date") will be entitled to receive notice of the PTC Special Meeting, and only holders of record of PTC Common Stock at that time will be entitled to vote at the PTC Special Meeting. At the PTC Record Date, PTC had outstanding 1,026,401 shares of PTC Common Stock. A majority of the outstanding shares of PTC Common Stock must be represented in person or by proxy at the PTC Special Meeting in order for a quorum to be present.

VOTE REQUIRED

    IUB. If a quorum is present, the affirmative vote of the holders of a majority of the shares of IUB Common Stock represented at the IUB Special Meeting and voting thereon is required to approve the Merger Agreement. Each share of IUB Common Stock is entitled to one vote. Abstentions will be counted as present in determining whether a quorum is present but will have no other effect. As of the Record Date, IUB's directors, executive officers and their affiliates may be deemed to be beneficial owners of approximately 228,192 shares of IUB Common Stock, or approximately 18.2% of the outstanding IUB Common Stock. The directors and executive officers of IUB have agreed to vote their shares for approval of the Merger Agreement.

    PTC. If a quorum is present, the affirmative vote of the holders of a majority of the shares of PTC Common Stock represented at the PTC Special Meeting and voting thereon is required to approve the Merger Agreement. Each share of PTC Common Stock is entitled to one vote. Abstentions will be counted as present in determining whether a quorum is present but will have no other effect. As of the Record Date, PTC's directors, executive officers and their affiliates may be deemed to be beneficial owners of approximately 366,559 shares of PTC Common Stock, or approximately 35.7% of the outstanding PTC Common Stock. The directors and executive officers of PTC have agreed to vote their shares for approval of the Merger Agreement.

VOTING OF PROXIES

    Shares represented at the Special Meetings by properly executed proxies received prior to or at the Special Meetings, and not revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the approval of the Merger Agreement. Proxies providing instructions to vote against the Merger will not be voted in favor of adjournment of a Special Meeting in order to solicit additional votes to approve the Merger.

    If any other matters are properly presented for consideration at either of the Special Meetings, the persons named in the form of proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment to the same extent as the person signing the proxy would be entitled to vote.

REVOCABILITY OF PROXIES

    IUB. Any proxy given pursuant to this solicitation by a IUB shareholder may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of IUB, at or before the taking of the vote at the IUB Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of IUB before the taking of the vote at the IUB Special Meeting or (iii) attending the IUB Special Meeting and voting in person (although attendance at the IUB Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent and delivered to Indiana United Bancorp, 201 North Broadway, P.O. Box 87, Greensburg, Indiana, 47420 Attention:
Secretary; or hand delivered to the Secretary of IUB at or before the taking of the vote at the IUB Special Meeting.

    PTC. Any proxy given pursuant to this solicitation by a PTC shareholder may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of PTC, at or before the taking of the vote at the PTC Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of PTC before the taking of the vote at the PTC Special Meeting or (iii) attending the PTC Special Meeting and voting in person (although attendance at the PTC Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent and delivered to P.T.C. Bancorp, Reservoir Hill Road, 9014 State Road 101, P.O. Box 7, Brookville, Indiana, 47012
Attention: Secretary; or hand delivered to the Secretary of PTC at or before the taking of the vote at the PTC Special Meeting.

DISSENTERS' RIGHTS

    Holders of PTC Common Stock have the right to dissent from the Merger and to receive payment of the fair value of their shares upon full compliance with Chapter 44 of the Indiana Business Corporation Law ("IBCL"). See "Dissenters' Rights." A copy of Chapter 44 of the IBCL is attached hereto as Annex D.

SOLICITATION OF PROXIES

    All expenses of solicitation of proxies from IUB shareholders will be borne by IUB and all expenses of solicitation of proxies from PTC shareholders will be borne by PTC. Each of IUB and PTC will solicit proxies by mail, and each of IUB's and PTC's directors, officers and employees may also solicit proxies by telephone, telegram, facsimile or personal interview. These persons will receive no additional compensation for these services but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Continuing arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and IUB or PTC, as applicable, will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

    HOLDERS OF PTC COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF PTC COMMON STOCK WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, A LETTER OF TRANSMITTAL WILL BE MAILED TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING SHARES OF PTC COMMON STOCK IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE MERGER. PTC SHAREHOLDERS SHOULD SEND CERTIFICATES REPRESENTING PTC COMMON STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN, THE LETTER OF TRANSMITTAL.

                                   THE MERGER

MERGER CONSIDERATION

    Upon consummation of the Merger, subject to certain exceptions with respect to shares owned by PTC or IUB or any of their respective subsidiaries (other than trust account shares) and shares owned by holders properly exercising dissenters' rights, each outstanding share of PTC Common Stock will be automatically converted (subject to the provisions with respect to fractional shares described under "Conversion of PTC Common Stock" below) into the right to receive 1.075 IUB Common Shares. The exchange ratio of 1.075 shares of IUB Common Stock for each share of PTC Common Stock (the "Exchange Ratio") was determined through arms-length negotiations between IUB and PTC, with IUB being advised with respect to such negotiations by Stifel, Nicolaus and Company, Incorporated, its financial advisor, and PTC being advised with respect to such negotiations by Traub & Company, Inc., its financial advisor. See "Opinion of Financial Advisor to IUB" and "Opinion of Financial Advisor to PTC."

    Based upon the capitalization of IUB and PTC as of September 30, 1997, the shareholders of PTC will own shares of IUB Common Stock representing approximately 47.6% of the outstanding voting power of IUB immediately following consummation of the Merger.

BACKGROUND OF THE MERGER

    The past several years have been a period of substantial and rapid change in the banking industry, characterized by numerous mergers or consolidations at the national and regional level and intensified competition from large regional bank holding companies and nonbank financial services organizations. During this period, the managements of both IUB and PTC have carefully reviewed their strategic alternatives and taken various steps to maintain and enhance their long-term profitability in the face of changing industry conditions. Even with these steps, however, market expansion and other business opportunities exist that generally are available only to bank holding companies with greater market capitalization and financial and managerial resources than either IUB or PTC, and consequently are not reasonably available to either IUB or PTC on its own.

    The chief executive officers of IUB and PTC have had general conversations on numerous occasions since as early as 1990 about the possibility of combining the two companies. In 1995, because of increasing consolidation within the banking industry and the mutual desire of IUB and PTC to continue to conduct business under a community banking philosophy by either remaining independent or affiliating with a similar community banking organization, the directors of both companies met over dinner so that they could become acquainted and discuss in general terms the community banking philosophies of each company's board. Despite a preliminary consensus that a combination of the two companies made sense strategically, the two companies agreed in early 1996 that further exploration of a merger or other combination between them would not be productive because of the inability of the companies to reach agreement on the manner in which each company should be valued for purposes of determining the exchange ratio to be used in any such transaction.

    Following this termination of discussions, IUB and PTC each continued to explore its strategic options, including the acquisition of other banks or branches, that would not involve a sale of the company.

IUB determined to expand its search for expansion opportunities to include organizations within Kentucky and Ohio, as well as Indiana. Over the course of the next several months, IUB had preliminary discussions with three other banking organizations, each with assets in the range of $175 million to $300 million. While no preliminary agreements were ever reached as to price or structure of any transaction, discussions with one of these organizations developed to the point that it became apparent to the IUB board that agreement on the manner in which each organization should be valued for purposes of determining an exchange ratio could likely be reached (which IUB had been unable to do during its discussions with PTC). The IUB board continued to believe, however, that a combination with PTC continued to provide the greatest strategic benefits to IUB and its shareholders, primarily because of the compatibility of the respective banking markets of IUB and PTC.

    In February, 1997, during a social encounter, the chief executive officer of IUB conveyed to the chief executive officer of PTC the fact that IUB was prepared to commence substantive merger discussions with another banking organization with which it had held preliminary discussions, unless PTC was prepared to reconsider its position on the manner of valuing each company for purposes of determining an exchange ratio, which in the view of the IUB board provided too much emphasis on each company's earnings per share for the prior 12 months. The chief executive officer of each company related this conversation to his board and in March, 1997, the boards of directors of IUB and PTC approved the commencement of further discussions between the companies and the execution of a confidentiality agreement. Shortly thereafter, IUB informed this other banking organization that it did not wish to commence substantive merger discussions and discussions with this other banking organization concerning a possible affiliation ceased. During the ensuing period while the chief executive officers of IUB and PTC discussed the business philosophy and operations of a combined company, William G. Barron, an outside director of IUB, and Robert S. Dunevant, an outside director of PTC, each of whom is also a large shareholder of his company, held discussions on the various issues that had to be resolved for IUB and PTC to merge, including the composition of the board and the executive management of the combined company. Shortly thereafter, on March 18, 1997, IUB's board approved the submission of a proposal to PTC providing for an exchange ratio of up to 1.075 shares of IUB Common Stock for each share of PTC Common Stock, subject to a due diligence review by each company of the other company's business and operations, including asset quality. On March 23, 1997, the PTC board met to discuss the exchange ratio proposed by IUB and determined to proceed further with the merger discussions.

    After March 23, 1997, the chief executive officers of the two companies, and Messrs. Barron and Dunevant, each held further discussions to confirm that understandings had been reached regarding the philosophy of the combined company and the composition of its board of directors and executive management. On June 2, 1997, IUB and PTC reached an agreement in principle to merge and a letter evidencing the agreement in principle was executed.

    Thereafter, the independent accountants of IUB and PTC undertook an analysis to confirm that the proposed merger would qualify as a pooling of interests for accounting and financial reporting purposes because neither company was willing to proceed further if such was not the case. During this analysis, such independent accountants corresponded and had discussions with the Commission. Following a determination by each company's independent accountants that the proposed merger should qualify for pooling of interests accounting treatment, IUB and PTC each commenced a due diligence review of the business, operations and asset quality of the other. Following completion of these due diligence reviews, preparation of the Merger Agreement commenced.

    On September 3, 1997, the PTC board met to discuss the proposed merger. Also at this meeting the PTC board received from its financial advisor, Traub & Company, Inc., a report regarding its due diligence review of IUB and a verbal opinion that the exchange ratio of 1.075 shares of IUB Common Stock for each share of PTC Common Stock was fair to the shareholders of PTC from a financial point of view.

    On September 30, 1997, IUB directors William A. Barron and Philip A. Frantz and counsel to IUB met with PTC directors Robert S. Dunevant and Dale J. Deffner and counsel to PTC to discuss issues relating to provisions to be included in the Merger Agreement concerning an employment agreement with PTC's chief executive officer, James L. Saner, and related compensation issues. Later on September 30, 1997, the IUB board met to review a draft of the Merger Agreement and a draft of the employment agreement for Mr. Saner prepared by counsel to PTC. The IUB board received a report from Stifel, Nicolaus and Company, Incorporated, its financial advisor, concerning valuation and financial analyses of the proposed merger, and a verbal opinion from that firm that the exchange ratio of 1.075 shares of IUB Common Stock for each share of PTC Common Stock was fair to the shareholders of IUB from a financial point of view. No action on the Merger Agreement was taken by the IUB board at this meeting, primarily because of the need to finalize the employment agreement with Mr. Saner consistent with the discussions that had occurred earlier that day between certain directors of IUB and PTC.

    On October 7, 1997, the IUB board again met to review the latest drafts of the Merger Agreement and the employment agreement with Mr. Saner. The IUB board determined at this meeting to approve the Merger Agreement subject to a few modifications that it instructed its counsel to negotiate relating to Mr. Saner's employment contract.

    The next day, October 8, the PTC board again met to review the latest drafts of the Merger Agreement and the employment agreement involving Mr. Saner, and to consider the modifications requested by the IUB board. Following this meeting, the PTC board approved the Merger Agreement, including an employment agreement of Mr. Saner containing the modifications requested by the IUB board (this employment agreement is an exhibit to the Merger Agreement attached as Annex A to this Proxy Statement/Prospectus). Later that same day the IUB board met and approved the Merger Agreement, including the employment agreement of Mr. Saner annexed thereto. Late in the afternoon on October 9, 1997, IUB and PTC executed the Merger Agreement as of October 8, 1997. In March, 1998, the parties amended the Merger Agreement to change the date after which either party could terminate the Merger Agreement if the Merger had not occurred by such date from March 31 to April 30, 1998.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    The Board of Directors of IUB believes that the terms of the Merger are fair to and in the best interests of IUB and its shareholders and has unanimously approved the Merger Agreement and the issuance of IUB Common Stock in connection with the Merger, and recommends approval of the Merger Agreement by IUB shareholders.

    The Board of Directors of PTC believes that the terms of the Merger are fair to and in the best interests of PTC and its shareholders and has unanimously approved the Merger Agreement, and recommends approval of the Merger Agreement by PTC shareholders.

    In reaching its conclusions, each Board of Directors considered, among other things, (i) information concerning the financial performance and condition, business operations, capital levels, asset quality and prospects of each of IUB and PTC and their projected future values and prospects as separate entities and on a combined basis, (ii) current industry, economic and market conditions,
(iii) the structure of the Merger, (iv) the provisions for management of the combined entity, (v) the terms of the Merger Agreement and the related employment contract involving Mr. Saner, (vi) the opinion of its financial advisor described below, (vii) regulatory approval requirements, (viii) the community banking philosophy of each company and the ability of the combined enterprise to compete better in relevant banking markets, and the comparability of the banking markets of each company, (ix) the changing legal environment for banking and financial services, and (x) the impact of the Merger on the depositors, employees, customers and communities served.

    Each of the foregoing matters involved the consideration of various issues positive to effecting the Merger as well as potential negative issues inherent in merger transactions of this type, such as the effect of the Merger on the combined entity's book value, earnings per share and capital ratios, and the uncertainties related to successfully integrating two companies and retaining their respective bases of customers.

Each Board determined that any potentially adverse consequences, uncertainties or risks arising from the Merger were not material and were substantially outweighed by the benefits anticipated to be achieved through the Merger.

    Each Board of Directors determined that the Merger will result in a combined entity with the financial and managerial resources to compete more effectively in the rapidly changing marketplace for banking and financial services, and to take advantage of opportunities that would not be reasonably available to either company on its own. Each Board of Directors also believes that the Merger will result in a combined entity capable of increasing its capitalization and profitability through the achievement of economies of scale, the elimination of redundancies and resulting improvements in access to debt and equity markets.

OPINION OF FINANCIAL ADVISOR TO IUB

    IUB has retained Stifel to act as its financial advisor in connection with rendering a fairness opinion with respect to the Merger. Stifel is an investment banking and securities firm with membership on all principal U.S. securities exchanges. As part of its investment banking activities, Stifel is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Stifel has rendered its opinion that, based upon and subject to the various considerations set forth therein, as of October 8, 1997, the consideration to be paid by IUB for each share of PTC Common Stock was fair, from a financial point of view, to the holders of IUB Common Stock. Stifel is familiar with IUB, having acted as its financial advisor in connection with the Merger Agreement and as its underwriter in the Trust Preferred Offering. Representatives of Stifel participated in certain portions of the meeting of IUB's Board of Directors on September 30, 1997 and, later, on October 8, 1997 when the proposed Merger was again considered and certain officers of IUB were authorized to enter into the Agreement and Plan of Merger.

    The full text of Stifel's opinion which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement/Prospectus. The summary of the opinion of Stifel set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

    STIFEL'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDERS OF IUB COMMON STOCK AS TO HOW SUCH HOLDERS OF IUB COMMON STOCK SHOULD VOTE AT THE IUB SPECIAL MEETING OR AS TO ANY OTHER MATTER.

    In connection with its opinion dated October 8, 1997, Stifel reviewed and analyzed material bearing upon the financial and operating condition of IUB and PTC and material prepared in connection with the merger, including among other things: (a) the Merger Agreement; (b) publicly available reports filed with the Commission by IUB and by PTC; (c) certain other publicly available financial and other information concerning IUB and PTC and the trading markets for the publicly traded securities of IUB; (d) certain other internal information, including projections for IUB and PTC, respectively prepared by the managements of IUB and PTC and furnished to Stifel for purposes of its analysis; and (e) publicly available information concerning certain other banks and bank holding companies, savings banks and savings and loan associations, savings and loan holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry. Stifel also met with certain officers and representatives of IUB to discuss the foregoing as well as other matters relevant to its inquiry, including the past and current business operations, results of regulatory examinations, financial condition and future prospects of IUB and PTC, both separately and on a combined basis. In addition, Stifel reviewed the reported price and trading activity for IUB Common Stock, compared certain financial and stock market information for IUB and PTC with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking and thrift industries, and performed such other studies and analyses as it considered appropriate. Stifel also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking and thrift industries generally.

    In conducting its review and arriving at its opinion, Stifel relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. Stifel has relied upon the managements of IUB and PTC as to the reasonableness and achievability of the projections (and the assumptions and basis therefor) provided to Stifel, and assumed that such projections, including, without limitation, projected cost savings and operating synergies resulting from the Merger, reflected the best currently available estimates and judgments of such IUB management and PTC representatives and that such projections would be realized in the amounts and time periods estimated. Stifel also assumed, without independent verification, that the aggregate allowances for loan losses for IUB and PTC were adequate to cover such losses. Stifel did not conduct physical inspections of any of the properties or assets of IUB or PTC, and Stifel did not make or obtain, and was not furnished with, any evaluations or appraisals of any properties, assets or liabilities of IUB and PTC. Stifel was retained by the IUB Board to express an opinion as to the fairness, from a financial point of view, to the holders of IUB Common Stock of the Exchange Ratio in the Merger.

    In connection with rendering its opinion to the IUB Board, Stifel performed a variety of financial analyses that are summarized below. The summary of the presentations by Stifel to the Board of Directors of IUB as set forth herein does not purport to be a complete description of such presentations. Stifel believes that its analysis and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Stifel made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of IUB or PTC. Any estimates contained in Stifel's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel's analyses was identical to IUB or PTC or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions, and prospective buyer interest, as well as other factors that could affect the public trading values of the company or companies to which they are being compared. None of the analyses performed by Stifel was assigned a greater significance by Stifel than any other.

    The following is a summary of the financial analyses performed by Stifel in connection with providing its opinion to IUB's Board of Directors on October 8, 1997:

    CONTRIBUTION ANALYSIS. Stifel reviewed certain projected financial information for the six month period ended June 30, 1997 including net revenues before loan loss provisions, net revenues adjusted for loan loss provisions, net income, total assets, loans, total deposits, and stockholders' equity and compared the percentage contribution of PTC to the pro forma combined figures for IUB and PTC and to the percentage of total outstanding IUB Common Stock that would be owned by the PTC stockholders as a result of the Merger. The contribution analysis showed, among other things, that PTC would contribute 46.2% of combined net revenues before loan loss provisions, 43.5% of combined net revenues adjusted for loan loss provisions, 47.0% of combined net income, 47.0% of combined total assets, 47.5% of combined loans, 49.0% of combined total deposits, and 44.1% of combined stockholders' equity, while receiving 47.6% of the outstanding shares in the combined institution. Ownership figures are based on an exchange ratio of 1.075.

    ACCRETION/DILUTION SUMMARY. Stifel reviewed certain estimated future operating and financial information developed by both IUB and PTC for the pro forma combined entity resulting from the Merger for the projected twelve month period ended December 31, 1998. Based on this analysis, Stifel compared IUB's estimated future stand-alone per share earnings with such projected figures for the pro forma combined entity for this twelve month period. The Merger is projected to be accretive on a projected pro forma basis in 1998 with respect to earnings per share. Stifel also reviewed financial information developed by both IUB and PTC for the pro forma combined entity resulting from the Merger for the period ended

June 30, 1997. Based on this analysis, Stifel compared IUB's stand-alone book value per share and tangible book value with such calculated figures for the pro forma combined entity at June 30, 1997. The Merger is dilutive on a pro forma basis to the extent of approximately 5% with respect to book value per share and 8% with respect to tangible book value per share.

    PRO FORMA EFFECT ON FINANCIAL CONDITION. Stifel reviewed certain estimated future operating and financial information developed by both IUB and PTC for the pro forma combined entity resulting from the Merger for the six month period ended June 30, 1997. Based on this analysis, Stifel compared certain of IUB's stand-alone capital ratios with such estimated figures for the pro forma combined entity for this period. The Merger is projected to decrease certain of IUB's capital ratios, including total equity to total assets (from 8.6% to approximately 8.2%), and tangible total equity to total assets (from 8.6% to approximately 7.9%), although IUB's financial condition is not materially changed as a result of the Merger.

    PRESENT VALUE ANALYSIS. Applying discounted cash flow analysis to the theoretical future earnings and dividends of IUB and PTC, Stifel compared the calculated value of an IUB share to the calculated value of a share of the combined entity. The analysis was based upon a range of assumed returns on assets, an assumed annual asset growth rate, current dividend rates, a range of assumed price/earnings ratios, and a 10% discount rate. Stifel selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for IUB and other commercial banks. Stifel determined that the present value of IUB Common Stock ranged from $29.48 to $58.50 per share, and that the present value of one share in the combined entity ranged from $29.90 to $59.40. Based on this analysis, Stifel concluded that the Merger increases the calculated value of a share of IUB Common Stock.

    DISCOUNTED CASH FLOW ANALYSIS. Based upon estimates provided by management of the future earnings and the range of profit improvements for the pro forma combined entity, Stifel estimated the present value of future dividends available to be paid to IUB under various scenarios assuming PTC maintains a capital level of approximately 6.5% of assets. Based upon management's estimated profitability ranges and a range of discount rates, under IUB ownership, PTC could theoretically produce future cash flows to IUB with a present value ranging from $25.14 per PTC share to $80.56 per PTC share.

    SUMMARY ANALYSIS OF BANK MERGER TRANSACTIONS. Stifel analyzed certain information relating to transactions in the banking industry, including information for 247 acquisitions announced in the U.S. between September 23, 1996 and September 23, 1997, as well as for 58 bank acquisitions announced in the Midwest Region of the U.S. during that same time period. Stifel also analyzed 17 bank acquisitions announced in the Midwest Region of the U.S. between September 23, 1996 and September 23, 1997 involving sellers with total assets of between $100 million and $600 million. Stifel also analyzed 40 bank and thrift acquisitions announced in the U.S. between January 1, 1990 and September 23, 1997 categorized as mergers of equals. Stifel calculated the following ratios with respect to the Merger and the selected transactions:

                                                                                      ALL       SELECTED    MERGERS OF
                                                          IUB/ PTC    ALL U.S.    MIDWESTERN   MIDWESTERN     EQUALS
RATIOS                                                     MERGER      MEDIAN       MEDIAN       MEDIAN       MEDIAN
--------------------------------------------------------  ---------  -----------  -----------  -----------  -----------
Deal Price per share/Book Value.........................     199.67%     205.60%      176.17%      200.76%      116.79%
Deal Price per share/Tangible Book Value................     216.20%     212.53%      183.11%      210.53%      121.73%
Adjusted Deal Price/6.50% Equity........................     220.82%     240.55%      209.71%      232.43%      119.33%
Deal Price per share/Last 12 months earnings per
  share.................................................      13.17x      17.73x       16.01x       16.95x       11.16x
Deal Price/Assets.......................................      15.82%      18.45%       17.25%       19.91%       10.18%
Premium over Tangible Book Value/Deposits...............       9.27%      10.62%        8.65%       10.58%        2.25%
Deal Price/Deposits.....................................      17.33%      21.42%       19.66%       22.84%       12.61%

    No company or transaction used in the above analyses as a comparison is identical to PTC, IUB, or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

    As described above, Stifel's opinion and presentation to the IUB Board of Directors were among the many factors taken into consideration by the IUB Board in making its determination to approve the Merger.

    For Stifel's services in connection with the Merger, IUB has agreed to pay Stifel $150,000 pursuant to the terms of an engagement letter and has agreed to reimburse Stifel for certain out-of-pocket expenses. Pursuant to the engagement letter, IUB has agreed to indemnify Stifel, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

    In the ordinary course of its business, Stifel actively trades equity securities of IUB for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF FINANCIAL ADVISOR TO PTC

    Traub and Company, Inc. ("Traub") has acted as PTC's financial advisor in connection with the proposed merger between PTC and IUB and has assisted PTC's Board of Directors in its examination of the fairness, from a financial point of view, of the exchange ratio as it relates to the value of PTC Common Stock held by PTC's shareholders. In particular, Traub considered the fairness of the terms of the Merger Agreement, including the conversion of each of the shares of PTC Common Stock issued and outstanding at the time of the Merger into 1.075 fully paid and nonassessable shares of IUB Common Stock.

    On September 3, 1997, Traub met with the Board of Directors of PTC to discuss the financial condition, operation and prospects of IUB. Traub discussed its findings regarding IUB's investment portfolio, trust portfolio and loan portfolio, including its indirect lending. Traub also discussed IUB's management of its various portfolios. At that time, Traub stated orally that the terms of the Merger were fair to PTC Bancorp and its shareholders from a financial point of view, and it later confirmed this opinion in writing on October 9, 1997. A copy of that opinion is attached to this Proxy Statement/Prospectus as Annex C.

    In connection with its opinion, Traub reviewed, among other things, publicly available information relating to the financial condition, operations and business of PTC and IUB, and certain financial and other information furnished to Traub by the managements of both organizations. Traub also reviewed the proposed Merger Agreement. In conducting its analyses, Traub considered IUB in relation to the historical and current operating costs, economic trends and conditions, industry trends, regional trends, market area, future potential, competition, bank management, earnings, asset quality, loan loss reserve, historic bank earnings, price to earnings, marketability of PTC and its composite rating. Traub also relied upon its discussions with senior officers of PTC, outside counsel and PTC's Board of Directors. Traub considered the fact that the shares of PTC Common Stock, unlike shares of IUB Common Stock, were not listed on any national securities exchange or market, and represented a relatively illiquid investment. Traub evaluated the 1.075 exchange ratio relative to PTC's contribution to the combined company's pro forma combined net revenues, combined net income, combined total assets and combined shareholders' equity. Traub also took into account, in rendering its opinion, the merger consideration as it related to PTC's book value, tangible book value and historical earnings. Finally, Traub considered the continued involvement of all five PTC directors in the management of the combined company following the Merger. No other analyses were performed by Traub.

    In rendering its opinion, Traub relied, without independent verification, upon the accuracy and completeness of all financial and other information that was publicly available or furnished to Traub by

PTC and IUB. Traub also assumed that the transaction contemplated by the Merger Agreement would be accounted for as a pooling of interests under generally accepted accounting principles. Traub's advisory services and its opinion have been provided for the information and assistance of the PTC Board of Directors in connection with its consideration of the transaction contemplated by the Merger Agreement and its opinion does not constitute a recommendation as to how any holder of PTC Common Stock should vote on the Merger. Although Traub evaluated the fairness of the exchange ratio to PTC, the exchange ratio itself was determined by PTC and IUB through arms-length negotiations. PTC did not provide specific instructions to, or place any limitation upon, Traub with respect to the procedures to be followed or factors to be considered by Traub in performing its analyses or rendering its fairness opinion.

    The Traub opinion is necessarily based upon economic, market and other conditions, as well as the information made available to Traub as of October 9, 1997. Traub has not been requested by PTC to update its opinion based upon information since that date.

EFFECTIVE TIME

    The Merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Indiana (the "Effective Time") or such later time as is specified on such certificate. The filing with respect to the Merger will occur on the first day that is five business days after satisfaction or waiver of the latest to occur of the conditions to the Merger unless another date is agreed to in writing by IUB and PTC.

    The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before April 30, 1998, subject to the right of either party to extend such date to May 31, 1998 if at April 30, 1998 all conditions to the Merger, other than the receipt of requisite regulatory approvals, have been satisfied. See "The Merger Agreement--Conditions to the Merger."

CONVERSION OF PTC COMMON STOCK; PROCEDURES FOR EXCHANGE OF CERTIFICATES;
  FRACTIONAL SHARES

    The conversion of PTC Common Stock (other than certain shares owned directly or indirectly by IUB or PTC, and shares as to which dissenters' rights are properly exercised ("Dissenting Shares")) into shares of IUB Common Stock will occur automatically at the Effective Time.

    As soon as practicable after the Effective Time, Mid-America Bank of Louisville and Trust Company, Louisville, Kentucky, or another bank or trust company designated by IUB and reasonably acceptable to PTC, in its capacity as exchange agent (the "Exchange Agent"), will send a letter of transmittal to each PTC shareholder. The letter of transmittal will contain instructions with respect to the surrender of certificates representing PTC Common Stock to be exchanged for shares of IUB Common Stock.

    PTC SHAREHOLDERS SHOULD NOT FORWARD PTC STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL. PTC SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    Until certificates representing PTC Common Stock are surrendered for exchange after consummation of the Merger, holders thereof will not be shareholders of IUB entitled to notice of or to vote on matters submitted to the shareholders of IUB, and each outstanding certificate representing PTC Common Stock shall represent after consummation of the Merger only the right to receive, upon surrender of such certificate, the merger consideration. Until the certificates representing PTC Common Stock are surrendered for exchange after consummation of the Merger, holders of such certificates will not be paid dividends on the shares of IUB Common Stock into which such shares have been converted, but any such unpaid dividends will be paid, without interest, when such certificates are properly surrendered.

    All shares of IUB Common Stock issued upon conversion of shares of PTC Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of PTC Common Stock, subject, however, to PTC's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by PTC on PTC Common

Stock in accordance with the Merger Agreement on or prior to the Effective Time and which remains unpaid at the Effective Time.

    No fractional shares of IUB Common Stock will be issued to any PTC shareholder upon consummation of the Merger. For each fractional share that would otherwise be issued, IUB will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for an IUB Common Share on the Nasdaq National Market on the business day immediately preceding the Effective Time.

NASDAQ NATIONAL MARKET LISTING

    It is a condition to the Merger that the shares of IUB Common Stock to be issued in the Merger be authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

CONDUCT OF BUSINESS PENDING MERGER

    Pursuant to the Merger Agreement, each of IUB and PTC has agreed to carry on its business in the usual, regular and ordinary course and substantially in the same manner as conducted prior to the execution of the Merger Agreement. See "The Merger Agreement--Certain Covenants."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The obligations of IUB and PTC to consummate the Merger are subject to various conditions, including: obtaining requisite shareholder and regulatory approvals; the absence of any materially burdensome requirement or condition imposed in connection with the obtaining of any such regulatory approvals; approval for listing on the Nasdaq National Market, subject to official notice of issuance, of the shares of IUB Common Stock to be issued in the Merger; receipt of opinions in respect of certain federal income tax consequences of the Merger; and receipt of letters from IUB's and PTC's independent accountants to the effect that the Merger qualifies for "pooling of interests" accounting treatment. See "The Merger Agreement--Conditions to the Merger." While certain conditions to the parties' obligations to consummate the Merger may be waived by the parties, neither IUB nor PTC intends to waive any of the conditions specifically enumerated above without a resolicitation of a vote by IUB and PTC shareholders. The conditions to the parties' obligations to consummate the Merger that may be waived by a party are: (i) the representations and warranties of the other party in the Merger Agreement that are qualified as to materiality being true and correct, and the representations and warranties of the other party in the Merger Agreement that are not so qualified being true and correct in all material respects, in each case as of the date of the Merger Agreement and the closing date of the Merger; (ii) the performance by the other party in all material respects of all obligations required to be performed by it under the Merger Agreement; (iii) the obtaining by the other party of all material consents or approvals of each person whose consent or approval is required in connection with the Merger (other than the approval of shareholders or governmental authorities, conditions that cannot be waived) or whose consent or approval is required to permit the succession by IUB pursuant to the Merger of any obligation, right or interest of PTC or People's Trust under any material contract or agreement; and (iv) the receipt from the affiliates of the other party of the "affiliate's letter" contemplated by the Merger Agreement. With respect to the condition relating to the receipt of letters from IUB's and PTC's independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment, the exercise of dissenters' rights by holders of more than 10% of the outstanding shares of PTC Common Stock will result in the failure of this condition.

REGULATORY APPROVALS REQUIRED

    The Merger is subject to the prior approval of the Federal Reserve Board and the Indiana Department of Financial Institutions. The Federal Reserve Board and the Indiana Department of Financial Institutions have approved the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material anticipated U.S. federal income tax consequences of the Merger to holders of PTC Common Stock who hold such stock as a capital asset. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address U.S. federal income tax considerations applicable to shareholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired PTC Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold PTC Common Stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. HOLDERS OF PTC COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

    In connection with the filing of the Registration Statement, Geo. S. Olive & Co. LLC, independent accountants to IUB, and Crowe, Chizek and Company LLP, independent accountants to PTC, each has delivered its opinion (each, a "Tax Opinion"), based upon certain customary assumptions and representations, to the effect that, in each case for U.S. federal income tax purposes:

        (i) The Merger will be treated as a reorganization within the meaning of
    Section 368(a) of the Code;

        (ii) No gain or loss will be recognized by IUB or PTC as a result of the Merger;

       (iii) No gain or loss will be recognized by the holders of PTC Common Stock who exchange all of their PTC Common Stock solely for IUB Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in IUB Common Stock); and

        (iv) The aggregate tax basis of the IUB Common Stock received by holders of PTC Common Stock who exchange all of their PTC Common Stock solely for IUB Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the PTC Common Stock surrendered in exchange therefor (reduced by any basis amount allocable to the fractional share interest in IUB Common Stock for which cash is received).

    Each party's obligation to consummate the Merger is conditioned upon the receipt by each of IUB and PTC of its respective Tax Opinion on the closing date of the Merger, in form and substance reasonably satisfactory to the party to whom such Tax Opinion is addressed. Each of Geo. S. Olive & Co. LLC and Crowe, Chizek and Company LLP will render its respective Tax Opinion on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing on the closing date of the Merger. In rendering the Tax Opinions, each such independent accounting firm may require and rely upon representations and covenants, including those contained in certificates of officers of IUB, PTC and others, reasonably satisfactory in form and substance to such firm. The Tax Opinions are not binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Merger. Accordingly, there can be no assurance that the IRS will not challenge such conclusion or that a court will not sustain such challenge.

    In the event that on the closing date of the Merger (i) either PTC or IUB fails to receive its Tax Opinion, (ii) PTC determines to waive the condition to its obligation to consummate the Merger relating thereto, and (iii) the material federal income tax consequences to PTC shareholders are different from those described above, PTC will resolicit the PTC shareholders prior to proceeding with consummation of the Merger.

    Based upon the current ruling position of the IRS, cash received by a holder of PTC Common Stock in lieu of a fractional share interest in IUB Common Stock will be treated as received in redemption of such fractional share interest, and a PTC shareholder should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of IUB Common Stock allocable to such fractional share interest. Such gain or loss should be a long-term capital gain or loss if the holding period for such share of PTC Common Stock is greater than one year at the Effective Time. In certain circumstances, holders of PTC Common Stock that are individuals may be entitled to preferential treatment for net long-term capital gains, including, as a result of recently enacted legislation, in the case of a capital asset held for more than 18 months at the time of the disposition. The holding period of a share of IUB Common Stock received in the Merger (including fractional share interests deemed received and redeemed as described above) will include the holder's holding period in the PTC Common Stock surrendered in exchange therefor.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of IUB and PTC will be carried forward to IUB at their recorded amounts; income of IUB will include income of IUB and PTC for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of IUB.

    The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of a letter from the independent accountants of IUB and PTC to the effect that the Merger qualifies as a "pooling of interests" for accounting and financial reporting purposes. In the event such condition is not met, the Merger would not be consummated unless the condition were waived and approval of those shareholders entitled to vote on the Merger was resolicited.

EFFECT ON PTC'S EMPLOYEE BENEFIT AND STOCK OPTION PLANS

    By its terms, the PTC 401(k) retirement plan will terminate as of the Effective Time of the Merger and participants in such plan will be able to elect to transfer funds in their account under such plan to IUB's 401(k) retirement plan or to an individual retirement account that a participant alternatively may wish to establish to receive a "rollover" contribution of the funds in his account under such terminated plan.

    After the Effective Time, employees of PTC that are participants in PTC benefit plans will be entitled to participate in such benefit plans as IUB may offer on a basis that does not discriminate between employees who were covered by PTC benefit plans prior to the Merger and employees who were covered by IUB benefit plans prior to the Merger. Each participant in any PTC benefit plan prior to the Merger shall receive credit for purposes of (i) eligibility to participate, vesting and eligibility to receive benefits under any IUB benefit plan provided after the Merger and (ii) benefit accrual under any sickness or vacation pay plan for service credited for the corresponding purpose under PTC benefit plans.

    At the Effective Time, each option to acquire PTC Common Stock (a "PTC Stock Option") will be converted into an option to purchase the number of shares of IUB Common Stock (rounded up to the nearest whole share) equal to the number of shares of PTC Common Stock subject to the PTC Stock Option multiplied by 1.075, at an exercise price per share of IUB Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of PTC Common Stock subject to the PTC Stock Option divided by 1.075. The Merger Agreement contains provisions that are intended to allow any PTC Option constituting an "incentive stock option" within the meaning of federal income tax law to continue to qualify as an incentive stock option to the maximum extent permitted by federal income tax law.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the IUB Board of Directors and the PTC Board of Directors with respect to the Merger, shareholders should be aware that certain members of IUB's and PTC's management and Board of Directors have certain interests in the Merger that are in addition to the interests of shareholders of IUB and PTC generally. The Boards of Directors of each of IUB and PTC were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    MANAGEMENT AND BOARD POSITIONS. The Merger Agreement provides that each director of IUB and PTC prior to the Merger will become a director of IUB following the Merger. The Merger Agreement provides that IUB's current Chairman of the Board, President and Chief Executive Officer, Robert E. Hoptry, also a director of IUB, will be the Chairman of the Board and Chief Executive Officer of IUB following the Merger. The Merger Agreement also provides that PTC's current President and Chief Executive Officer, James L. Saner, will be the President and Chief Operating Officer of IUB following the Merger. The Merger Agreement further provides that PTC's current Chairman of the Board, Robert S. Dunevant, will hold the honorary position of Vice Chairman of the Board of IUB following the Merger. See "Management and Operations After the Merger."

    SANER EMPLOYMENT AGREEMENT. The Merger Agreement provides for James L. Saner, PTC's President and Chief Executive Officer, to have an employment agreement with IUB following the Merger that provides that Mr. Saner will be the President and Chief Operating Officer of IUB following the Merger and that Mr. Saner will be entitled to receive certain payments and benefits from IUB if he is not elected to the position of Chief Executive Officer on or before May 31, 1999. See "The Merger Agreement--Saner Employment Agreement."

    PTC STOCK OPTIONS. PTC's President and Chief Executive Officer, James L. Saner, holds options to acquire 14,623 shares of PTC Common Stock, all of which he is expected to exercise prior to the Merger. Options to acquire 10,648 of these shares are exercisable at the price of $14.65 per share, options to acquire 1,775 of these shares are exercisable at $15.50 per share, options to acquire 1,650 of these shares are exercisable at $21.82 per share and options to acquire 550 of these shares are exercisable at $27.27 per share. Under the exchange ratio in the Merger (1.075) and based upon the last sales price of IUB Common Stock on March 13, 1998 ($49.00), Mr. Saner will receive in the Merger, attributable to the exercise of these options, 15,719 shares of IUB Common Stock having an aggregate value of approximately $770,213 which is approximately $535,706 in excess of his aggregate cost to exercise such options.

    INDEMNIFICATION. In the Merger Agreement, IUB has agreed to indemnify each officer, director or employee of PTC against losses, claims and liabilities arising out of acts or omissions occurring prior to the Effective Time to the extent that PTC is permitted under Indiana law and its articles of incorporation and bylaws to indemnify such person. IUB has also agreed to cause the persons serving as officers and directors of PTC immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance and indemnification policy maintained by PTC (or another policy providing substantially equivalent coverage as IUB may determine to substitute) with respect to acts or omissions of such directors and officers prior to the Effective Time, so long as the annual premium for such coverage does not exceed 200% of such policy's premium in effect on the date of the Merger Agreement.

RESALE OF IUB COMMON STOCK

    The shares of IUB Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any PTC shareholder who may be deemed to be an "affiliate" of PTC for purposes of Rule 145 under the Securities Act. It is expected that each such affiliate will enter into an agreement with IUB providing that such affiliate will not transfer any such shares of IUB Common

Stock received in the Merger except in compliance with the Securities Act and accounting series releases of the Commission relating to the "pooling of interests" method of accounting. This Proxy Statement/ Prospectus does not cover resales of shares of IUB Common Stock.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

DIRECTORS AFTER THE MERGER

    As provided in the Merger Agreement, as of the Effective Time, the Board of Directors of IUB will consist of ten directors, of whom five were directors of IUB and five were directors of PTC immediately prior to the Merger. Such Board of Directors will serve until the 1998 Annual Meeting of Shareholders (expected to be held on June 23, 1998) and until their successors are duly elected. The Merger Agreement provides that if, prior to the Effective Time, any of the persons named either by IUB or PTC to serve on such Board of Directors as of the Effective Time declines or is unable to serve as a director, the party for whom such individual was a director may name a replacement to become a director.

    Set forth below is certain information about each person who currently is to be a member of the Board of Directors as of the Effective Time.

                                     YEAR BECAME A
                                    DIRECTOR OF IUB
                                    (I) OR PTC (P),
NAME                                 AS APPLICABLE      AGE         PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
----------------------------------  ---------------     ---     -------------------------------------------------------
John E. Back......................       1991(P)            68  Retired Senior Vice President, Sperry Rubber and
                                                                  Plastics Company

William G. Barron.................       1983(I)            48  Chairman and President, Wm. G. Barron Enterprises
                                                                  (commercial real estate broker, manager and
                                                                  developer)

Dale J. Deffner...................       1984(P)            65  Partner, Deffner and Tebbe (public accounting firm)

Robert S. Dunevant................       1984(P)            78  Chairman of the Board of PTC; retired Chief Executive
                                                                  Officer of PTC

Philip A. Frantz..................       1987(I)            53  Partner, Coldren & Frantz (attorneys at law)

Robert E. Hoptry..................       1983(I)            59  Chairman of the Board, President and Chief Executive
                                                                  Officer of IUB

James L. Saner....................       1989(P)            46  President and Chief Executive Officer of PTC

Dale E. Smith.....................       1984(P)            64  President, Smith Realty and Insurance, Inc.

Martin G. Wilson..................       1983(I)            71  Farmer

Edward J. Zoeller.................       1994(I)            52  President, E.M. Cummings Veneer, Inc. (manufacturer of veneered furniture parts)

    Directors who will be officers of IUB following the Merger will not receive any fees for their services as directors. It is presently contemplated that each outside director of IUB will receive an annual retainer of $5,000 in addition to $750 for each meeting of the Board of Directors attended. Members of committees of the Board of Directors will receive fees of $750 for each committee meeting attended when such meeting is held on a date on which the Board of Directors does not meet. The foregoing compensation arrangements are the same as the compensation arrangements for IUB directors in effect as of the date of this Proxy Statement/Prospectus.

EXECUTIVE OFFICERS AFTER THE MERGER

    As of the Effective Time, the following persons will be the executive officers of IUB:

NAME                                                          OFFICE
----------------------------------  ----------------------------------------------------------
Robert E. Hoptry..................  Chairman of the Board and Chief Executive Officer
James L. Saner....................  President and Chief Operating Officer
Michael K. Bauer..................  Vice President
Daryl R. Tressler.................  Vice President
Jay B. Fager......................  Treasurer

    See also Exhibit 5.20 to the Merger Agreement, attached as Annex A to this Proxy Statement/ Prospectus, which is an employment agreement to be entered into between IUB and Mr. Saner providing the terms under which Mr. Saner will be employed and compensated by the Company, and compensated by the Company in certain instances where he is no longer employed by the Company. For a summary of the material terms of such employment agreement, see "The Merger Agreement--Saner Employment Agreement."

OPERATIONS OF THE IUB BANKS AND PEOPLE'S TRUST

    Following the Merger, IUB will conduct business through three bank subsidiaries, the two IUB Banks and People's Trust. The Merger is not expected to change materially the nature and extent of the business operations currently conducted by the IUB Banks and People's Trust. The Merger also is not expected to change materially the duties and responsibilities of officers and employees of the IUB Banks and People's Trust.

    Following the Merger, IUB and its bank subsidiaries, like most companies, will face a potentially serious information systems (computer) problem because many software applications and operational programs written in the past may not properly recognize calendar dates beginning in the year 2000. This problem could force computers to either shut down or provide incorrect data or information. IUB and PTC have begun the process of identifying the changes required to their computer programs and hardware, in consultation with software and hardware providers and bank regulators. While IUB and PTC believe they are taking all appropriate steps to assure year 2000 compliance, it is dependent on vendor compliance to some extent. IUB and PTC are requiring their respective systems and software vendors to represent that the services and products provided are, or will be, year 2000 compliant, and contemplate a program of testing compliance. The costs related to year 2000 compliance are not anticipated to have a material adverse effect on the financial position or results of operations of either company or its subsidiaries.

                              THE MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement, a copy of which is Annex A to this Proxy Statement/Prospectus. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated herein by reference.

THE MERGER

    Pursuant to the Merger Agreement and on the terms and subject to the conditions set forth in the Merger Agreement, PTC will be merged into IUB and the separate corporate existence of PTC will cease. The closing of the Merger (the "Closing") will take place on the first day that is five business days after the satisfaction or waiver of the conditions to the Merger unless another date is agreed to in writing by IUB and PTC (the "Closing Date"). The Effective Time of the Merger will occur upon the filing of articles of merger with the Secretary of State of the State of Indiana on the Closing Date or at such later time as is specified in such articles. The Effective Time of the Merger is expected to occur on April 30, 1998.

CONVERSION OF PTC COMMON STOCK

    At the Effective Time of the Merger, pursuant to the Merger Agreement, (i) each issued and outstanding share of PTC Common Stock, other than shares held directly or indirectly by IUB or PTC (excluding shares in trust accounts, managed accounts and the like held by any subsidiary of IUB or PTC that are beneficially owned by third parties) and shares with respect to which dissenters' rights are properly exercised, will be converted into the right to receive 1.075 shares of IUB Common Stock, and upon such conversion all such outstanding shares of PTC Common Stock will be canceled and retired and will cease to exist.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties by both IUB and PTC as to, among other things, (i) due organization, good standing and absence of violations of constitutive documents, (ii) ownership of subsidiaries and other investments, (iii) capital structure, (iv) requisite corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, due authorization, execution and delivery of the Merger Agreement, validity and enforceability of the Merger Agreement and the compliance of the Merger with constitutive documents, agreements and applicable laws, (v) required filings and approvals, (vi) financial and other disclosure contained in documents filed with the Commission and the absence of undisclosed liabilities, (vii) absence of certain material changes or events, (viii) its allowance for credit losses, (ix) environmental matters, (x) information to be supplied by each in connection with the Registration Statement and this Proxy Statement/Prospectus, (xi) the absence of material violations or defaults under constitutive documents, contracts, other agreements and judicial or administrative orders, (xii) compliance with licenses, permits and applicable laws, (xiii) certain litigation, (xiv) tax matters, (xv) material contracts, (xvi) employee benefit plans, (xvii) subsidiaries, (xviii) agreements with bank regulators, (xix) the vote required,
(xx) title to properties, (xxi) the absence of action taken that would prevent pooling of interests accounting treatment and (xxii) the inapplicability of the Indiana Control Shares Act to the Merger.

CERTAIN COVENANTS

    CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Merger Agreement, each of IUB and PTC has agreed to operate according to its ordinary and usual course of business consistent with past practice, to seek to preserve intact its current business organization and keep available the services of its current directors, officers and employees, and to preserve its relationships with customers, suppliers and others having business dealings with it so as not to impair its goodwill and ongoing business prior to the Effective Time. Each of IUB and PTC has agreed, among other things, not to (i) declare any dividends or make any other distributions in respect of IUB Common Stock or PTC Common Stock, except for regular quarterly cash dividends not in excess of $0.27 (in the case of IUB) or the regular quarterly cash dividend most recently declared prior to October 8, 1997 (in the case of PTC), (ii) issue or sell any shares of IUB Common Stock or PTC Common Stock, (iii) amend its articles of incorporation or its bylaws, (iv) sell or otherwise dispose of its properties or assets other than in the ordinary course of a commercial banking business consistent with past practice, (v) incur any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of a commercial banking business consistent with past practice, or (vi) increase the compensation payable to its officers or employees except consistent with past practice, grant any severance or termination pay to, or enter into any employment or severance arrangement with, any director, officer or employee, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any employee benefit plan.

    Pursuant to the Merger Agreement, IUB and PTC have each agreed that it will not take any action that would, or that could reasonably be expected to, result in (i) any representations and warranties of such party set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger not being satisfied.

    SOLICITATION OF ACQUISITION PROPOSALS. Pursuant to the Merger Agreement, each of IUB and PTC has agreed that it will not, and that it will direct and use its best efforts to cause its officers, directors, employees and any investment banker, attorney or other advisor or representative of it not to, (i) initiate, solicit or encourage the submission of any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) engage in any negotiations or discussions with or furnish any information or data to, any third party relating to an Acquisition Proposal. Each of IUB and PTC, however, may (a) furnish information to, and participate in discussions or negotiations with, any person in connection with an unsolicited bona fide written Acquisition Proposal to IUB or its shareholders or PTC or its shareholders (as applicable) if and to the extent the Board of Directors determines in good faith based on written advice of its outside legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duties to shareholders under applicable law, and (b) comply with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal. For purposes of the Merger Agreement, "Acquisition Proposal" means any proposal or offer to IUB or PTC or the shareholders of either with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, PTC.

    OTHER ACTIONS. Pursuant to the Merger Agreement, each party has agreed to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the Merger and other transactions contemplated by the Merger Agreement.

    INDEMNIFICATION. Pursuant to the Merger Agreement, IUB has agreed to indemnify each officer, director or employee of PTC against losses, claims and liabilities arising out of acts or omissions occurring prior to the Effective Time to the extent that PTC is permitted under Indiana law and its articles of incorporation and bylaws to indemnify such person. IUB has also agreed to cause the persons serving as officers and directors of PTC immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance and indemnification policy maintained by PTC (or another policy providing substantially equivalent coverage as IUB may determine to substitute) with respect to acts or omissions of such directors and officers prior to the Effective Time, so long as the annual premium for such coverage does not exceed 200% of such policy's premium in effect on the date of the Merger Agreement.

    ACCESS TO INFORMATION. Pursuant to the Merger Agreement, each of IUB and PTC has agreed to afford to the other and to its officers, employees, accountants, counsel and other representatives reasonable access during normal business hours prior to the Effective Time to all of its respective properties, books, contracts, personnel and records. Except as required by law, IUB and PTC have agreed to hold any non-public information in confidence.

    CERTAIN OTHER COVENANTS. The Merger Agreement also contains customary covenants applicable to transactions like the Merger, including covenants relating to (i) each party's obligation to pay its own fees and expenses, (ii) execution and delivery of closing documentation and (iii) use of reasonable efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and to be recorded for accounting purposes as a "pooling of interests."

CONDITIONS TO THE MERGER

    The obligations of IUB, on the one hand, and PTC, on the other hand, to consummate the Merger are subject to certain conditions, including the following: (i) approval of the Merger Agreement by the affirmative vote of a majority of the shares of IUB Common Stock and PTC Common Stock respectively present and voting at the Special Meetings, assuming the presence of a quorum;
(ii) the receipt of all
authorizations, consents, orders or approvals of any governmental or regulatory authorities that are necessary for the consummation of the Merger; (iii) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;
(iv) the receipt by IUB and PTC of letters from IUB's independent accountants and PTC's independent accountants to the effect that the Merger qualifies for "pooling of interests" accounting treatment; (v) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; (vi) the absence of any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any governmental or regulatory authority that, in connection with the grant of any governmental or regulatory approval, imposes any condition or restriction upon IUB or its subsidiaries, or PTC or its subsidiary, that materially adversely impacts the economic or business benefits of the Merger so as to render inadvisable the consummation of the Merger; and
(vii) the shares of IUB Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market subject to official notice of issuance.

    The obligations of IUB to consummate the Merger are also subject to certain additional conditions, including the following: (i) the accuracy of the representations and warranties of PTC set forth in the Merger Agreement; (ii) PTC having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;
(iii) the obtaining by PTC of the consent or approval of each person whose consent or approval shall be required in order to permit the succession by IUB, as the surviving corporation pursuant to the Merger, to any obligation, right or interest of PTC under any material contract, agreement or instrument; (iv) receipt by IUB of an opinion of Geo. S. Olive & Co. LLC, to the effect that the Merger will treated for federal income tax purposes as a reorganization within the meaning Section 368(a) of the Code; and (v) the receipt by IUB from each affiliate of PTC of an "affiliate's letter".

    The obligation of PTC to consummate the Merger is also subject to additional conditions, including the following: (i) the accuracy of the representations and warranties of IUB set forth in the Merger Agreement; (ii) IUB having performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date; (iii) the obtaining by IUB of the consent or approval of each person whose consent or approval shall be required in connection with the Merger under any material contract, agreement or instrument; (iv) receipt by PTC of an opinion of Crowe, Chizek and Company LLP to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning Section 368(a) of the Code; and (v) the receipt by PTC from each affiliate of IUB of an "affiliate's letter."

SANER EMPLOYMENT AGREEMENT

    Pursuant to the Merger Agreement, IUB will enter into an employment agreement with PTC's President and Chief Executive Officer, James L. Saner, which will become effective on the closing date of the Merger (the "Saner Agreement"). The Saner Agreement has a term commencing from the closing date of the Merger to May 31, 2002. During the term of the Saner Agreement, IUB agrees to employ Mr. Saner as its President and Chief Operating Officer or, at the request of the IUB Board of Directors, as its President and Chief Executive Officer, as its Chief Executive Officer or as its Chairman of the Board and Chief Executive Officer. Mr. Saner has agreed, at the request of the IUB Board of Directors, to resign from the position of President and Chief Operating Officer if at the time of such request Mr. Saner shall hold the position of Chief Executive Officer or the positions of Chairman of the Board and Chief Executive Officer of IUB. The Saner Agreement also provides that Mr. Saner will be nominated for election to the IUB Board of Directors so long as he is employed under the Saner Agreement, and that Mr. Saner shall also have the right to serve as a director of each subsidiary of IUB.

    Under the Saner Agreement, Mr. Saner will receive an annual base salary as President and Chief Operating Officer of at least the greater of (i) $165,000 and (ii) an amount that is $10,000 less than the highest annual base salary paid to any other senior executive officer of IUB or any subsidiary of IUB. Under the Saner Agreement, Mr. Saner is entitled to receive, should the IUB Board of Directors elect him to the position of Chief Executive Officer, an annual base salary that is at least the greater of (i) $165,000 and (ii) an amount that is $10,000 more than the highest annual base salary paid to any other senior executive officer of IUB or any subsidiary of IUB.

    In addition to his annual base salary, Mr. Saner shall be entitled to participate in all incentive compensation bonus and fringe benefit plans or programs from time to time provided to any other senior executive officer of IUB.

    Mr. Saner has the ability to terminate the Saner Agreement and leave the employ of IUB at any time and for any reason. In addition, Mr. Saner has the right to terminate his employment with IUB and receive certain payments and benefits from IUB for "Good Reason." "Good Reason" is defined as (i) the failure of the IUB Board of Directors to elect Mr. Saner to the position of Chief Executive Officer of IUB by May 31, 1999 or such earlier date as IUB's current Chief Executive Officer, Robert E. Hoptry, shall cease to hold that position, or
(ii) a material breach of the Saner Agreement by IUB and a failure to cure such breach that results in Mr. Saner terminating his employment with IUB within 30 days following the end of the cure period.

    IUB also has the right to terminate Mr. Saner's employment at any time and for any reason, but unless such termination is for "Cause," IUB is obligated to make certain payments and provide certain benefits to Mr. Saner. "Cause" is defined as (i) the conviction of a felony, (ii) the conviction of a crime involving moral turpitude, (iii) misuse or embezzlement of funds, (iv) use of alcohol or drugs in such manner as is reasonably likely to injure or materially adversely affect the reputation of IUB or (v) wilful gross neglect or wilful gross misconduct in carrying out duties that is not cured upon notice from IUB and that results in material economic harm to IUB.

    If Mr. Saner terminates his employment for Good Reason or if IUB terminates Mr. Saner's employment other than for Cause, Mr. Saner is entitled to receive, subject to his compliance with certain non-competition provisions described below, his annual base salary, payable in accordance with IUB's general payroll practices, for the lesser of (i) 36 months and (ii) the remainder of the term of the Saner Agreement, except that Mr. Saner is always entitled to receive such payment for a minimum of 12 months. In either of such instances, IUB is also required to use its reasonable best efforts to provide Mr. Saner with continued participation in insurance coverage plans on the same terms as other senior executive officers then participate for a period of twelve months following the termination of such employment.

    As a condition to receiving the payments and benefits provided if Mr. Saner terminates his employment for Good Reason or if IUB terminates Mr. Saner's employment other than for Cause, Mr. Saner cannot be employed directly or indirectly at, or act as a consultant to, any main office or branch office conducting a banking business that is located in any Indiana county in which IUB or any subsidiary has an office on the date of termination of Mr. Saner's employment.

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger pursuant to the mutual written consent of IUB and PTC and at the option of either IUB or PTC under certain circumstances, including the following: (i) if at the Special Meetings the Merger Agreement is not approved by the shareholders of IUB and PTC; (ii) if the Merger shall not have been consummated on or before April 30, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; (iii) if any court or other governmental agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; (iv) in the event of a material breach by the other party to the Merger Agreement; or (v) if (A) all the conditions to the Merger that are conditions to the obligations of both IUB and PTC have been satisfied and (B) any of the conditions to the obligations of the terminating party to consummate the Merger cannot be satisfied on or before April 30, 1998.

    In addition, the Merger Agreement may be terminated at the option of PTC if the PTC Board of Directors determines that an Acquisition Proposal is more favorable to the shareholders of PTC than the transactions contemplated by the Merger Agreement and such Board of Directors shall concurrently approve, and PTC shall concurrently enter into, a definitive agreement providing for the implementation of the transactions contemplated by such Acquisition Proposal. In order to terminate the Merger Agreement under this provision, PTC must give IUB at least five business days' notice of its intention to terminate, and the PTC Board of Directors is required to take into account the terms of any revised proposal made by IUB during such five business-day period.

    The Merger Agreement also may be terminated at the option of IUB if the IUB Board of Directors determines that an Acquisition Proposal is more favorable to the shareholders of IUB than the transactions contemplated by the Merger Agreement and such Board of Directors shall concurrently approve, and IUB shall concurrently enter into, a definitive agreement providing for the implementation of the transactions contemplated by such Acquisition Proposal. In order to terminate the Merger Agreement under this provision, IUB must give PTC at least five business days' notice of its intention to terminate, and the IUB Board of Directors is required to take into account the terms of any revised proposal made by PTC during such five business-day period.

TERMINATION PAYMENT

    If any person makes an Acquisition Proposal with respect to either IUB or PTC (the party receiving such Acquisition Proposal, a "receiving party") and thereafter (i) the Merger Agreement is terminated (a) for failure to obtain the approval and adoption of the Merger Agreement by the shareholders of the receiving party, (b) because the Closing shall not have occurred on or before April 30, 1998 (if at the time of termination the receiving party is in material breach of the Merger Agreement and such breach cannot be or has not been cured within 30 days after the receiving party becomes aware of such breach or such shorter period as may elapse between the date the receiving party becomes aware of such breach and the time of termination), (c) because a court of competent jurisdiction or other governmental agency shall have issued an order, decree or ruling or taken any action permanently enjoining, restraining or otherwise prohibiting the Merger (if at the time of termination the receiving party is in material breach of the Merger Agreement and such breach cannot be or has not been cured within 30 days after the receiving party becomes aware of such breach or such shorter period that may elapse between the date the receiving party becomes aware of such breach and the time of termination), (d) by the other party as a result of the breach of the Merger Agreement by the receiving party,
(e) by the other party because any of the conditions to its obligations (other than requisite regulatory approvals) is not capable of being satisfied prior to April 30, 1998 or (f) by the receiving party to permit the receiving party to enter into a definitive agreement providing for the implementation of another Acquisition Proposal, and (ii) a definitive agreement with respect to an Acquisition Proposal is executed or an Acquisition Proposal is consummated at or within 12 months after such termination, then the receiving party shall pay to the other party a fee of $1,000,000.

EFFECTS OF TERMINATION

    In the event of termination of the Merger Agreement, the Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of IUB or PTC, other than (i) liability with respect to any termination payment for which it may be liable, (ii) each party's obligation to pay its own fees and expenses, (iii) certain obligations of confidentiality and (iv) liability resulting from any willful and material breach by any party to the Merger Agreement.

                                 CAPITALIZATION

    The following table sets forth the unaudited historical consolidated capitalization of IUB as of September 30, 1997, and the unaudited pro forma consolidated capitalization of IUB as of September 30, 1997 as if the Trust Preferred Offering, the PTC Merger, and both the Trust Preferred Offering and the Merger had taken place as of that date. The following data should be read in conjunction with the financial information included in this Proxy Statement/Prospectus or incorporated herein by reference. See "Selected Financial Data of IUB," "Selected Financial Data of PTC," "Pro Forma Selected Financial Data," "Pro Forma Combined Condensed Financial Statements," "Incorporation of Certain Documents by Reference" and "Index to PTC Consolidated Financial Statements."

                                                                                   SEPTEMBER 30, 1997
                                                                    -------------------------------------------------
                                                                                              PRO FORMA
                                                                                 ------------------------------------
                                                                                     IUB HISTORICAL ADJUSTED FOR
                                                                                 ------------------------------------
                                                                                                            TRUST
                                                                                    TRUST                 PREFERRED
                                                                        IUB       PREFERRED      PTC     OFFERING AND
                                                                    HISTORICAL    OFFERING     MERGER     PTC MERGER
                                                                    -----------  -----------  ---------  ------------
LONG-TERM DEBT:
  Notes payable...................................................   $   4,625    $   4,625   $   4,875   $    4,875
GUARANTEED PREFERRED BENEFICIAL INTERESTS IN IUB'S SUBORDINATED
  DEBENTURES(1)...................................................                   22,425                   22,425

SHAREHOLDERS' EQUITY:
  Preferred stock, 400,000 shares authorized, none issued and outstanding...................................................
  Common stock, $1.00 stated value, 3,000,000 shares authorized,
    1,250,897 shares issued, actual; 2,387,314 issued, pro forma
    combined......................................................       1,251        1,251       2,387        2,387
  Paid-in capital.................................................      10,677       10,667      21,526       21,526
  Retained earnings...............................................      17,669       17,669      29,428       29,428
  Net unrealized gains on investment securities available for
    sale..........................................................         487          487         653          653
                                                                    -----------  -----------  ---------  ------------
    Total shareholders' equity....................................   $  30,084    $  30,084   $  53,994   $   53,994
                                                                    -----------  -----------  ---------  ------------
    Total capitalization..........................................   $  34,709    $  57,134   $  58,869   $   81,294
                                                                    -----------  -----------  ---------  ------------
                                                                    -----------  -----------  ---------  ------------

CAPITAL RATIOS:
  Shareholders' equity to total assets............................        8.50%        8.25%       8.37%        8.09%
  Leverage ratio(2)(3)............................................        8.58        10.74        7.99        10.29
  Risk-based capital ratios(3)(4).................................
    Tier 1 capital to risk-weighted assets........................       13.46        16.28       12.18        15.42
    Total risk-based capital to risk-weighted assets..............       14.68        22.60       13.28        17.64

------------------------

(1) In connection with the issuance of the preferred beneficial interests in IUB's subordinated debentures, IUB incurred expenses of approximately $1,272,000 (including Underwriter's compensation of $897,000). The Subordinated Debentures will mature on December 31, 2027, which date may be, if certain conditions are met, (a) shortened to a date not earlier than December 31, 2002, or (b) extended to a date not later than December 31, 2036.

(2) The leverage ratio is Tier 1 capital divided by adjusted total assets after deducting intangible assets.

(3) The capital ratios, as adjusted, are computed including the total net proceeds from the Trust Preferred Offering in a manner consistent with Federal Reserve guidelines.

(4) Federal Reserve guidelines for calculation of Tier 1 capital to risk-weighted assets limit the amount of cumulative preferred stock which can be included in Tier 1 capital to 25% of Total Tier 1 capital. Approximately $9.8 million (or $17.2 million following the Merger) of the aggregate amount of the preferred securities offered in the Trust Preferred Offering is Tier 1 capital for IUB.

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The following Pro Forma Combined Condensed Balance Sheet at September 30, 1997 (Unaudited), the Pro Forma Combined Condensed Statement of Income for the Nine Months ended September 30, 1997 (Unaudited) and the Pro Forma Combined Condensed Statements of Income for the Years Ended December 31, 1996, 1995 and 1994 (Unaudited) combine the historical consolidated balance sheets of IUB and PTC at September 30, 1997 and the historical consolidated statements of income of IUB and PTC for the nine months ended September 30, 1997 and for the years ended December 31, 1996, 1995 and 1994, in each case giving effect to the Merger, which will be accounted for as a pooling of interests, as if the Merger had occurred on the dates indicated therein, after giving effect to the pro forma adjustments described in the Notes to Pro Forma Combined Condensed Financial Statements (Unaudited). For a description of the pooling of interests accounting with respect to the Merger, see "The Merger--Anticipated Accounting Treatment." The following Pro Forma Combined Condensed Balance Sheet at September 30, 1997 (Unaudited) also gives effect to the Trust Preferred Offering as if it had occurred as of such date. This information should be read in conjunction with the historical consolidated financial statements of IUB, including their respective notes thereto, which are incorporated by reference in this Proxy Statement/ Prospectus, and in conjunction with the historical consolidated financial statements of PTC appearing elsewhere in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference" and "Index to PTC Consolidated Financial Statements." The pro forma financial data do not give effect to any cost savings that may result from the Merger. The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.

                    INDIANA UNITED BANCORP AND SUBSIDIARIES
                         P.T.C. BANCORP AND SUBSIDIARY

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                                         PRO FORMA    PRO FORMA
                                                                   IUB         PTC      ADJUSTMENTS  CONSOLIDATED
                                                                ----------  ----------  -----------  ------------
                                                                                 (IN THOUSANDS)
ASSETS
  Cash and cash equivalents...................................  $   17,838  $   18,281   $     520(2)  $   36,639
  Short-term investments......................................                   1,398      21,153(3)      22,551
  Investment securities available-for-sale....................      71,422      28,132                    99,554
  Investment securities held-to-maturity......................                  25,761                    25,761
  Loans.......................................................     244,237     220,653                   464,890
  Less: Allowance for loan losses.............................      (2,670)     (1,969)                   (4,639)
                                                                ----------  ----------               ------------
    Net loans.................................................     241,567     218,684                   460,251
  Premises and equipment, net.................................       6,355       3,939                    10,294
  Accrued interest receivable and other assets................       4,869       6,539       1,272(3)      12,330
                                                                                              (350)(4)
                                                                ----------  ----------  -----------  ------------
      Total assets............................................  $  342,051  $  302,734   $  22,595    $  667,380
                                                                ----------  ----------  -----------  ------------
                                                                ----------  ----------  -----------  ------------
LIABILITIES
  Deposits....................................................  $  285,760  $  275,679                $  561,439
  Short-term borrowings.......................................      17,885                                17,885
  Long-term debt..............................................       4,625         250                     4,875
  Accrued interest payable and other liabilities..............       3,697       3,065                     6,762
                                                                ----------  ----------               ------------
      Total liabilities.......................................     311,967     278,994                   590,961
                                                                ----------  ----------               ------------
GUARANTEED PREFERRED BENEFICIAL INTERESTS IN IUB'S
 SUBORDINATED DEBENTURES......................................                           $  22,425(3)      22,425
                                                                                        -----------  ------------

SHAREHOLDERS' EQUITY
  Common stock................................................       1,251       1,026         110(5)       2,387
  Paid-in capital.............................................      10,677      10,439         520(2)      21,526
                                                                                              (110)(5)
  Retained earnings...........................................      17,669      12,109        (350)(4)      29,428
  Net unrealized gain on securities available-for-sale........         487         166                       653
                                                                ----------  ----------  -----------  ------------
      Total shareholders' equity..............................      30,084      23,740         170        53,994
                                                                ----------  ----------  -----------  ------------
      Total liabilities and shareholders' equity..............  $  342,051  $  302,734   $  22,595    $  667,380
                                                                ----------  ----------  -----------  ------------
                                                                ----------  ----------  -----------  ------------

                    INDIANA UNITED BANCORP AND SUBSIDIARIES
                         P.T.C. BANCORP AND SUBSIDIARY

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                                                       PRO FORMA
                                                                                   IUB        PTC     CONSOLIDATED
                                                                                ---------  ---------  ------------
                                                                                 (IN THOUSANDS, EXCEPT PER SHARE
                                                                                             AMOUNTS)
Interest Income
  Loans, including fees.......................................................  $  15,388  $  14,316   $   29,704
  Investment securities.......................................................      3,759      2,639        6,398
  Other interest..............................................................        251        279          530
                                                                                ---------  ---------  ------------
    Total interest income.....................................................     19,398     17,234       36,632
                                                                                ---------  ---------  ------------
Interest Expense
  Deposits....................................................................      8,832      8,653       17,485
  Short-term borrowings.......................................................        510                     510
  Long-term debt..............................................................        297         26          323
                                                                                ---------  ---------  ------------
    Total interest expense....................................................      9,639      8,679       18,318
                                                                                ---------  ---------  ------------
    Net interest income.......................................................      9,759      8,555       18,314
  Provision for loan losses...................................................        183        610          793
                                                                                ---------  ---------  ------------
  Net interest income after provision for loan losses.........................      9,576      7,945       17,521
                                                                                ---------  ---------  ------------
Non-interest Income
  Insurance commissions.......................................................        316         75          391
  Fiduciary activities........................................................        169         20          189
  Service charges on deposit accounts.........................................        462        944        1,406
  Mortgage banking activities.................................................                   766          766
  Net realized gains (losses) on securities...................................        (80)         8          (72)
  Other.......................................................................        503         47          550
                                                                                ---------  ---------  ------------
    Total non-interest income.................................................      1,370      1,860        3,230
                                                                                ---------  ---------  ------------
Non-interest Expense
  Salaries and employees benefits.............................................      3,483      3,346        6,829
  Net occupancy and equipment expense.........................................      1,168        895        2,063
  Deposit insurance expense...................................................        104         22          126
  Data processing expense.....................................................                   289          289
  Other.......................................................................      1,446      1,366        2,812
                                                                                ---------  ---------  ------------
    Total non-interest expense................................................      6,201      5,918       12,119
                                                                                ---------  ---------  ------------
Income Before Income Taxes....................................................      4,745      3,887        8,632
Income Taxes..................................................................      1,877      1,185        3,062
                                                                                ---------  ---------  ------------
Net Income....................................................................  $   2,868  $   2,702   $    5,570
                                                                                ---------  ---------  ------------
                                                                                ---------  ---------  ------------
Net Income Per Common Share...................................................  $    2.29  $    2.64   $     2.34
Weighted Average Common Shares Outstanding....................................      1,251      1,025        2,385

                    INDIANA UNITED BANCORP AND SUBSIDIARIES
                         P.T.C. BANCORP AND SUBSIDIARY

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                                                         PRO FORMA
                                                                                    IUB         PTC     CONSOLIDATED
                                                                                -----------  ---------  ------------
                                                                                  (IN THOUSANDS, EXCEPT PER SHARE
                                                                                              AMOUNTS)
Interest Income
  Loans, including fees.......................................................   $  18,266   $  17,125   $   35,391
  Investment securities.......................................................       5,308       3,631        8,939
  Federal funds sold..........................................................         380         433          813
  Other interest..............................................................          13         130          143
                                                                                -----------  ---------  ------------
    Total interest income.....................................................      23,967      21,319       45,286
                                                                                -----------  ---------  ------------
Interest Expense
  Deposits....................................................................      10,863      10,837       21,700
  Short-term borrowings.......................................................         689                      689
  Long-term debt..............................................................         454          60          514
                                                                                -----------  ---------  ------------
    Total interest expense....................................................      12,006      10,897       22,903
                                                                                -----------  ---------  ------------
    Net interest income.......................................................      11,961      10,422       22,383
  Provision for loan losses...................................................         150         828          978
                                                                                -----------  ---------  ------------
  Net interest income after provision for loan losses.........................      11,811       9,594       21,405
                                                                                -----------  ---------  ------------
Non-interest Income
  Customer service fees, insurance commissions................................         438         102          540
  Fiduciary activities........................................................         232          31          263
  Service charges on deposit accounts.........................................         520       1,199        1,719
  Mortgage banking income.....................................................                     795          795
  Net realized gains on securities............................................                     104          104
  Other.......................................................................         312         118          430
                                                                                -----------  ---------  ------------
    Total non-interest income.................................................       1,502       2,349        3,851
                                                                                -----------  ---------  ------------
Non-interest Expense
  Salaries and employees benefits.............................................       4,482       4,137        8,619
  Net occupancy and equipment expense.........................................       1,477         833        2,310
  Deposit insurance expense...................................................         736           2          738
  Data processing expense.....................................................                     372          372
  Other.......................................................................       1,924       1,759        3,683
                                                                                -----------  ---------  ------------
    Total non-interest expense................................................       8,619       7,103       15,722
                                                                                -----------  ---------  ------------
Income Before Income Taxes....................................................       4,694       4,840        9,534
Income Taxes..................................................................       2,001       1,564        3,565
                                                                                -----------  ---------  ------------
Net Income....................................................................   $   2,693   $   3,276   $    5,969
                                                                                -----------  ---------  ------------
                                                                                -----------  ---------  ------------
Net Income Per Common Share...................................................   $    2.11   $    3.17   $     2.49
Weighted Average Common Shares Outstanding....................................       1,251       1,032        2,396

                    INDIANA UNITED BANCORP AND SUBSIDIARIES
                         P.T.C. BANCORP AND SUBSIDIARY

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                                                   PRO FORMA
                                                                              IUB         PTC     CONSOLIDATED
                                                                          -----------  ---------  ------------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                                                        AMOUNTS)
Interest Income
  Loans, including fees.................................................   $  16,938   $  15,446   $   32,384
  Investment securities.................................................       5,543       3,438        8,981
  Federal funds sold....................................................         305         473          778
  Other interest........................................................          49          63          112
                                                                          -----------  ---------  ------------
      Total interest income.............................................      22,835      19,420       42,255
                                                                          -----------  ---------  ------------
Interest Expense
  Deposits..............................................................      10,308       9,733       20,041
  Short-term borrowings.................................................         932                      932
  Long-term debt........................................................         612         102          714
                                                                          -----------  ---------  ------------
      Total interest expense............................................      11,852       9,835       21,687
                                                                          -----------  ---------  ------------
      Net interest income...............................................      10,983       9,585       20,568
  Provision for loan losses.............................................          30         740          770
                                                                          -----------  ---------  ------------
  Net interest income after provision for loan losses...................      10,953       8,845       19,798
                                                                          -----------  ---------  ------------
Non-interest Income
  Insurance commissions.................................................         473          99          572
  Fiduciary activities..................................................         189          27          216
  Service charges on deposit accounts...................................         450       1,192        1,642
  Mortgage banking income...............................................                     447          447
  Net realized gains (losses) on securities.............................          16         (76)         (60)
  Other.................................................................         329         212          541
                                                                          -----------  ---------  ------------
      Total non-interest income.........................................       1,457       1,901        3,358
                                                                          -----------  ---------  ------------
Non-interest Expense
  Salaries and employees benefits.......................................       4,467       3,725        8,192
  Net occupancy and equipment expense...................................       1,469         763        2,232
  Deposit insurance expense.............................................         395         251          646
  Data processing expense...............................................                     350          350
  Other.................................................................       1,898       1,550        3,448
                                                                          -----------  ---------  ------------
      Total non-interest expense........................................       8,229       6,639       14,868
                                                                          -----------  ---------  ------------
Income Before Income Taxes..............................................       4,181       4,107        8,288
Income Taxes............................................................       1,652       1,200        2,852
                                                                          -----------  ---------  ------------
Net Income..............................................................   $   2,529   $   2,907   $    5,436
                                                                          -----------  ---------  ------------
                                                                          -----------  ---------  ------------
Net Income Per Common Share.............................................   $    1.91   $    2.86   $     2.29
Weighted Average Common Shares Outstanding..............................       1,251       1,016        2,378

                    INDIANA UNITED BANCORP AND SUBSIDIARIES
                         P.T.C. BANCORP AND SUBSIDIARY

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)

                                                                                                   PRO FORMA
                                                                              IUB         PTC     CONSOLIDATED
                                                                          -----------  ---------  ------------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                                                        AMOUNTS)
Interest Income
  Loans, including fees.................................................   $  15,941   $  12,535   $   28,476
  Investment securities.................................................       6,131       3,038        9,169
  Federal funds sold....................................................         115         252          367
  Other interest........................................................          15         113          128
                                                                          -----------  ---------  ------------
      Total interest income.............................................      22,202      15,938       38,140
                                                                          -----------  ---------  ------------
Interest Expense
  Deposits..............................................................       9,787       7,117       16,904
  Short-term borrowings.................................................         483                      483
  Long-term debt........................................................         631         138          769
                                                                          -----------  ---------  ------------
      Total interest expense............................................      10,901       7,255       18,156
                                                                          -----------  ---------  ------------
      Net interest income...............................................      11,301       8,683       19,984
  Provision for loan losses.............................................         115         450          565
                                                                          -----------  ---------  ------------
  Net interest income after provision for loan losses...................      11,186       8,233       19,419
                                                                          -----------  ---------  ------------
Non-interest Income
  Insurance commissions.................................................         509         111          620
  Fiduciary activities..................................................         200          38          238
  Service charges on deposit accounts...................................         475       1,024        1,499
  Mortgage banking income...............................................                     463          463
  Net realized gains (losses) on securities.............................        (154)        (15)        (169)
  Gain on sale of branches..............................................       1,229                    1,229
  Other.................................................................         329         255          584
                                                                          -----------  ---------  ------------
      Total non-interest income.........................................       2,588       1,876        4,464
                                                                          -----------  ---------  ------------
Non-interest Expense
  Salaries and employees benefits.......................................       4,553       3,344        7,897
  Net occupancy and equipment expense...................................       1,521         899        2,420
  Deposit insurance expense.............................................         666         430        1,096
  Data processing expense...............................................                     352          352
  Other.................................................................       2,300       1,604        3,904
                                                                          -----------  ---------  ------------
      Total non-interest expense........................................       9,040       6,629       15,669
                                                                          -----------  ---------  ------------
Income Before Income Taxes..............................................       4,734       3,480        8,214
Income Taxes............................................................       1,864       1,079        2,943
                                                                          -----------  ---------  ------------
Net Income..............................................................   $   2,870   $   2,401   $    5,271
                                                                          -----------  ---------  ------------
                                                                          -----------  ---------  ------------
Net Income Per Common Share.............................................   $    2.17   $    2.51   $     2.28
Weighted Average Common Shares Outstanding..............................       1,251         957        2,309

    NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1

    The Pro Forma Combined Condensed Balance Sheet as of September 30, 1997, and the Pro Forma Combined Condensed Statements of Income for the three years ended December 31, 1996 and the nine months ended September 30, 1997, combine the historical consolidated financial statements of IUB and PTC and are presented as if the Merger had occurred on January 1, 1994, 1995, 1996 and 1997, after giving effect to the pro forma adjustments described in the accompanying notes. In addition, the Pro Forma Combined Condensed Balance Sheet as of September 30, 1997 gives effect to the guaranteed preferred beneficial interests in IUB's subordinated debentures registered in the Trust Preferred Offering.

    The Pro Forma Combined Condensed Financial Statements are not necessarily indicative of the consolidated financial position or results of future operations of the combined entity or of the actual results that would have been achieved had the Merger and the Trust Preferred Offering been consummated as of the dates indicated.

NOTE 2

    Represents the cash proceeds from the exercise of PTC stock options and related shareholders' equity.

NOTE 3

    Represents the temporary investment of net proceeds of $21,153,000, debt issue costs of $1,272,000 and $22,425,000 guaranteed preferred beneficial interests in IUB's subordinated debentures registered in the Trust Preferred Offering. The anticipated annual expense associated with the Trust Preferred Offering is approximately $2,003,000 before income taxes (approximately $1,210,000 after income taxes). Income and expense related to the Trust Preferred Offering are not considered in the Pro Forma Combined Condensed Statements of Income.

NOTE 4

    Represents the current capitalized acquisition costs related to the Merger.

NOTE 5

    Represents the acquisition adjustment that includes the elimination of 1,057,132 shares of PTC Common Stock (including 30,731 shares issued upon the exercise of stock options) and the issuance of 1,136,417 shares of IUB Common Stock in the Merger. The value of the issued shares over the retired shares is allocated as follows: $1,136,417 to capital stock and the balance to paid-in capital.

NOTE 6

    Weighted average shares outstanding for PTC have been increased by the number of shares of PTC Common Stock issuable upon the exercise of outstanding stock options in the periods ended on the following dates:

                                                                      30,731
September 30, 1997............................................        shares
                                                                      32,856
December 31, 1996.............................................        shares
                                                                      32,576
December 31, 1995.............................................        shares
                                                                      26,549
December 31, 1994.............................................        shares

                        DESCRIPTION OF IUB CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    The authorized capital stock of IUB consists of 3.4 million shares, of which 3 million are shares of common stock, without par value, and 400,000 are shares of preferred stock, without par value. IUB has 1,250,897 shares of common stock issued and outstanding and 1,136,417 shares of common stock reserved for issuance in connection with the Merger. No shares of preferred stock are outstanding or reserved for issuance.

COMMON STOCK

    Holders of shares of common stock are entitled to one vote for each share on all matters voted on by shareholders and, except as required by law or provided in any resolution adopted by IUB's Board of Directors with respect to any series of preferred stock, will exclusively possess all voting power. Holders of shares of common stock do not have any conversion, redemption or preemptive rights. Subject to any preferential rights of any outstanding series of preferred stock designated by IUB's Board of Directors from time to time, the holders of common stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of IUB available for distribution to such holders.

PREFERRED STOCK

    The Board of Directors of IUB is authorized to provide for the issuance of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Board of Directors providing for the issuance of such series and as are permitted by the IBCL.

SHARES AVAILABLE FOR FUTURE ISSUANCE

    Following the Merger, IUB will have 612,686 authorized shares of common stock (approximately 20% of the number of shares of common stock authorized) and all 400,000 of its authorized shares of preferred stock remaining available for issuance as the need arises in connection with future acquisitions, combinations, equity financings, share distributions and dividends, employee benefit plans and other corporate purposes. The issuance of additional shares of common stock and the issuance of any shares of preferred stock may occur without further authorization by shareholders on such terms as IUB's Board of Directors, subject to its fiduciary duties, may lawfully determine. The effect of the issuance of additional shares of common stock (other than on a pro rata basis among holders of common stock) would be to dilute the present voting power and, depending on the terms of issuance, possibly the book or market value of the shares of common shares from that prior to such issuance.

    The ability to issue additional common stock or any preferred stock, in addition to the other corporate purposes described above, could enable the IUB Board of Directors to make more difficult the replacement of incumbent directors or the accomplishment of certain business combinations or takeover attempts opposed by the Board of Directors, even though any such business combination or takeover attempt may be supported by holders of a significant percentage of IUB's outstanding common stock.

    IUB presently has no plan, understanding or arrangement to issue additional common stock, other than in connection with the Merger or upon the proper exercise of stock options granted by PTC prior to the Merger and assumed by IUB in the Merger Agreement. The 1,136,417 shares of IUB Common Stock that IUB has reserved for issuance includes shares reserved for issuance upon the exercise of any of such stock options after the Merger. However, in view of IUB's strategy to aggressively pursue acquisitions of bank holding companies, banks (or their branches), thrift institutions (or their branches) or companies conducting businesses deemed closely related to banking or managing or controlling banks or thrift institutions, IUB believes that it is likely that additional common stock and possibly preferred stock may be issued in the future in connection with acquisitions that IUB will seek to make in the future.

              COMPARISON OF RIGHTS OF HOLDERS OF IUB COMMON STOCK
                              AND PTC COMMON STOCK

    The rights of IUB shareholders and PTC shareholders are governed principally by the IBCL, and the articles of incorporation and bylaws of each company. In many instances, including dividend rights, election of directors, removal of directors, indemnification of directors and officers, rights of appraisal, rights of inspection of corporate books and records and liquidation rights, the rights of the holders of PTC Common Stock are the same as the rights of the holders of IUB Common Stock. The following summary compares certain rights of the holders of PTC Common Stock to the rights of holders of IUB Common Stock in areas where those rights are materially different.

    The Bylaws of IUB contain certain provisions regarding nominations of candidates for election as directors and the bringing of business before an annual meeting of shareholders of IUB for which the Bylaws of PTC contain no comparable provisions.

NOMINATIONS TO THE IUB BOARD

    The IUB Board of Directors considers nominations of candidates for election as directors. The IUB Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors (the "Nomination Notice Procedure"). The Nomination Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors, or by a shareholder who has given timely written notice to the Secretary of IUB prior to the meeting at which directors are to be elected, will be eligible for election as directors of IUB. Under the Nomination Notice Procedure, to be timely, notice of shareholder nominations to be made at an annual or special meeting must be received by IUB not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the day that such notice was mailed or
(ii) the day such public disclosure was made).

    Under the Nomination Notice Procedure, a shareholder's notice to IUB proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating shareholder, the number of shares of IUB Common Stock that are owned by such shareholder and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Notice Procedure, such person will not be eligible for election as a director.

    By requiring advance notice of nominations by shareholders, the Nomination Notice Procedure affords the IUB Board to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications.

SHAREHOLDER PROPOSALS AT IUB ANNUAL MEETING

    The Bylaws of IUB establish an advance notice procedure for shareholders to bring business before an annual meeting of shareholders of IUB (the "Shareholder Notice Procedure"). The Shareholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or by a shareholder who has given timely written notice to the Secretary of IUB of such shareholder's intention to bring such business before such meeting. Under the Shareholder Notice Procedure, to be timely, notice of shareholder proposals to be made at an annual meeting must be received by IUB not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made).

    Under the Shareholder Notice Procedure, a shareholder's notice relating to the conduct of the meeting must contain certain information about such business and about the proposing shareholder, including, without limitation, a brief description of the business the shareholder proposes to bring before the annual meeting, the reasons for conducting such business at such meeting, the name and address of such shareholder, the number of shares of IUB Common Stock beneficially owned by such shareholder and any material interest of such shareholder in the business so proposed. If the Chairman of the Board or other officer presiding at a meeting determines that such business was not brought before the meeting in accordance with the Shareholder Notice Procedure, such business will not be conducted at such meeting.

    By requiring advance notice of other proposed business, the Shareholder Notice Procedure is intended to provide an orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Board, will provide the Board with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

 PTC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

    CERTAIN STATEMENTS IN THIS SECTION CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE IUB OR PTC TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

GENERAL

    The business of PTC consists of holding and administering its interest in People's Trust. The principal business of People's Trust consists of attracting deposits from consumer and commercial customers and making loans to individuals and businesses. People's Trust offers various products for depositors, including checking and savings accounts, certificates of deposit and safe deposit boxes. Loans consist principally of loans to individuals secured by mortgage liens on residential properties, consumer loans generally secured by liens on personal property, and loans to businesses generally secured by liens on business assets such as inventory, accounts receivable, commercial real estate and other property. People's Trust also offers trust services to individuals, businesses and institutions.

    People's Trust operates 17 banking offices in nine eastern and southeastern counties in Indiana. In 1996, People's Trust opened new banking offices in the Greensburg and Connersville markets and in the first quarter of 1997 purchased an office in Hanover. People's Trust will continue to take advantage of opportunities to expand its number of locations if the expansion appears to represent a profitable opportunity, however, there is no assurance this expansion will occur.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

RESULTS OF OPERATIONS

    Net income for the nine months ended September 30, 1997 was $2,702,000 compared to $2,391,000 for the same period in 1996, which represented a $311,000 or 13.0% increase. Earnings per share also increased from $2.31 per share to $2.64 per share for the same period. Higher net interest income, which was partially offset by higher non-interest expense, accounted for most of the increase in net income. Net income and earnings per share for the third quarter of 1997 versus the third quarter of 1996 were also higher. Again, higher net interest income, offset by higher non-interest expenses, were the main contributors.

    For the nine-month period ended September 30, 1997, as compared to the same period in 1996, net interest income increased by $872,000 or 11.3%. A similar proportional increase also occurred during the third quarter of 1997 versus the third quarter of 1996. Higher volumes (average balances) of financial assets and liabilities, rather than changes in underlying interest rates, were the main reason for increased interest income and interest expense. Average loans were $209,000,000 for the nine months ended September 30, 1997 compared to $181,300,000 for the same period in 1996, or about $27,700,000 higher. Average deposits were $266,900,000 for the nine-month period ended September 30, 1997 versus $243,900,000 for 1996, or about $23,000,000 higher. Net interest margin (net interest income on a tax equivalent basis divided by average total earnings assets) was 4.46% for the nine-month period ended September 30, 1997 and 4.38% for the same period in 1996.

    Non-interest income was relatively stable for the nine-month period ended September 30, 1997 versus 1996; however, certain components of non-interest income did change significantly. Mortgage banking income, which consists of gains (losses) on loan sales and service fee income, was $103,000 higher for the third quarter of 1997 versus 1996, and $189,000 higher for the nine-month period ended September 30,

1997 versus 1996. During the second and third quarters, the long-term interest rates charged on mortgages declined and PTC saw an increase in refinancing and new originations take place. Gains on securities included a sale of common stock in 1996, but was a one-time gain and therefore not reported in 1997.

    Non-interest expense increased from $5,272,000 for the nine months ended September 30, 1996 to $5,918,000 for the same period in 1997, or a $646,000 increase. Most of this increase was related to higher salaries and benefits and higher occupancy and equipment expense. Higher salary and benefit costs were directly attributed to a revised management structure which was implemented on January 1, 1997; and called for the hiring of several new commercial lenders, a financial controller, an executive vice president, and several regional sales managers so PTC could be better positioned for additional growth and loan production activity.

    Higher occupancy and equipment expenses were directly attributed to PTC's expansion of its current ATM program which included the refurbishing of four existing ATM's, the addition of four new ATM's and the addition of one cash dispenser at an Indiana convenience store. PTC also converted to a new network and service provider in order to attain long term cost reductions in driving the ATM network. In addition, PTC expanded its branch network by acquiring a full service branch in March 1997 in Hanover, Indiana, and establishing a de novo branch in Madison, Indiana in September 1997.

FINANCIAL CONDITION

    Total assets increased slightly by $6,158,000 or 2.1% from December 31, 1996 to September 30, 1997. Gross loans increased by $23,690,000 or 12.0% during the same period. A decline in cash equivalents of $7,904,000 was used to fund the increase in loans, along with sales and maturities of available-for-sale securities. Loan demand continued to be strong in 1997. PTC believes it has positioned itself to grow its loan portfolio by adding employees to increase originations. As of September 30, 1997, PTC had obtained an 80.0% loan to deposit ratio. A detailed presentation of loans by category follows:

                                                                  SEPTEMBER 30,  DECEMBER 31,
                                                                      1997           1996      $ CHANGE    % CHANGE
                                                                  -------------  ------------  ---------  -----------
                                                                                (DOLLARS IN THOUSANDS)
Construction loans..............................................   $    13,462    $   13,650        (188)       (1.4)%
Real estate--farmland...........................................        11,948         8,302       3,646        43.9
Real estate--1-4 family residential.............................        88,473        79,808       8,665        10.8
Real estate--non-farm, non-residential..........................        48,917        35,068      13,849        39.5
Commercial and industrial.......................................        17,932        22,986      (5,054)      (22.0)
Consumer loans..................................................        22,227        24,543      (2,266)       (9.2)
Tax-exempt loans................................................        11,347         8,390       2,957        35.2
Other loans.....................................................         6,297         4,216       2,081        49.3
                                                                  -------------  ------------  ---------
Total loans.....................................................   $   220,653    $  196,963   $  23,690        12.0%
                                                                  -------------  ------------  ---------       -----
                                                                  -------------  ------------  ---------       -----

ASSET QUALITY

    Provision for loan losses was relatively stable for 1997 versus 1996. An analysis of activity in the allowance for loan losses follows:

                                                                                NINE MONTHS          NINE MONTHS
                                                                                   ENDED                ENDED
                                                                            SEPTEMBER 30, 1997   SEPTEMBER 30, 1996
                                                                            -------------------  -------------------
                                                                                     (DOLLARS IN THOUSANDS)
Balance at January 1......................................................       $   2,000            $   1,722
Provision for loan losses.................................................             610                  616
Losses charged to allowance...............................................            (750)                (327)
Recoveries credited to allowance..........................................             109                  144
                                                                                    ------               ------
Balance at September 30...................................................       $   1,969            $   2,155
                                                                                    ------               ------
                                                                                    ------               ------

    A summary of non-performing loans follows:

                                                                                      SEPTEMBER 30,  DECEMBER 31,
                                                                                          1997           1996
                                                                                      -------------  -------------
                                                                                         (DOLLARS IN THOUSANDS)
Non-accrual loans...................................................................    $   2,349      $   1,794
Restructured loans..................................................................       --             --
Accruing loans 90 days or more past due.............................................           56             34
                                                                                           ------         ------
  Total non-performing loans........................................................    $   2,405      $   1,828
                                                                                           ------         ------
                                                                                           ------         ------

Allowance for loan losses...........................................................    $   1,969      $   2,000
Allowance/total loans...............................................................         0.89%          1.02%
Allowance/non-performing loans......................................................         81.9          109.4
Non-performing loans/total loans....................................................         1.09           0.93

    During the first quarter of 1996, PTC was notified of a bankruptcy filed by Bennett Funding, a commercial loan customer. At that time PTC had loans outstanding to this customer totaling more than $1,500,000. The loans were placed on non-accrual in April, 1996 and caused PTC's non-performing loans to increase to 1.26% of total loans during the second quarter of 1996. Of the $750,000 in chargeoffs recorded during the first nine months in 1997, $550,000 related to the Bennett Funding relationship. Throughout 1996 and 1997, PTC litigated these loans and by the third quarter of 1997 a settlement had been approved by the bankruptcy court. That agreement provides for substantial repayment of the remaining $750,000 in carrying value of these loans at September 30, 1997.

    The allowance for loan losses is evaluated quarterly. As part of the analysis, management allocates portions of the allowance to segments of the loan portfolio based upon the review of specific problem credits and historical loss experience. PTC maintains a watch list and maintains an ongoing loan review function. Loans may be placed on the watch list as a result of delinquent status, concern about the borrower's financial condition or the value of collateral securing a loan, or simply to more closely monitor a borrower's financial condition. At September 30, 1997, the loans on PTC's watch list aggregated $5.2 million (2.4% of total loans), including the non-performing loans disclosed above.

    While management believes that the allowance is adequate as of September 30, 1997, it intends to significantly fund the provision during the fourth quarter because PTC's overall loan growth exceeded 13.5% in 1996 and will exceed 14% growth in 1997. A comparative review of the PTC's allowance for loan loss to its peer group, which consists of financial institutions between $150,000,000 and $300,000,000 in assets, was completed. Through this analysis, it was determined that PTC's allowance to total loans percentage relationship was significantly less than its peer group. Management will fund the reserve during the fourth quarter of 1997 to bring PTC closer to its peer group and to recognize the tremendous growth experienced during the past two years.

CAPITAL

    Shareholders' equity increased from $21,653,000 at December 31, 1996 to $23,740,000 at September 30, 1997. The increase of $2,087,000 was almost solely due to retained earnings--net income less cash dividends.

    PTC and People's Trust are subject to regulatory capital requirements administered by the federal banking agencies. "Consolidated" actual and minimum required capital ratios for capital adequacy and prompt corrective action purposes are presented below. ("Bank only" ratios are substantially the same as "consolidated"). PTC and People's Trust are both considered "well-capitalized" for prompt corrective action purposes.

                                                                                                        MINIMUM REQUIRED TO
                                                                                                             BE "WELL-
                                                                               MINIMUM REQUIRED FOR     CAPITALIZED" UNDER
                                                                                 CAPITAL ADEQUACY        PROMPT CORRECTIVE
                                                                    ACTUAL           PURPOSES           ACTION REGULATIONS
                                                                   ---------  -----------------------  ---------------------
AS OF SEPTEMBER 30, 1997
-----------------------------------------------------------------
  Tier 1 capital to average assets...............................       7.26%              4.0%                    5.0%
  Tier 1 capital to risk-weighted assets.........................      10.73               4.0                     6.0
  Total capital to risk-weighted assets..........................      11.70               8.0                    10.0

AS OF DECEMBER 31, 1996
-----------------------------------------------------------------
  Tier 1 capital to average assets...............................       6.73%              4.0%                    5.0%
  Tier 1 capital to risk-weighted assets.........................      10.54               4.0                     6.0
  Total capital to risk-weighted assets..........................      11.60               8.0                    10.0

LIQUIDITY

    Liquidity management involves maintaining sufficient cash levels to fund operations and to meet the requirements of borrowers, depositors and creditors. High levels of liquidity bear higher corresponding costs, measured in terms of lower yields on short-term investments, more liquid earning assets, and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, loans and securities maturing within one year, and money market instruments. In addition, PTC holds $20,972,000 of AFS securities maturing after one year which can be sold to meet liquidity needs.

    Liquidity is supported by maintaining a relatively stable funding base, which is achieved by diversifying funding sources, extending the contractual maturity of liabilities, and limiting reliance on volatile short-term purchased funds. Short-term funding needs may arise from declines in deposits or other funding sources, draw downs of loan commitments and requests for new loans. PTC's strategy is to fund assets to the maximum extent possible with core deposits, which provide a sizable source of relatively stable and low-cost funds. Average core deposits funded approximately 87% of total earning assets at September 30, 1997.

    Management believes PTC has sufficient liquidity to meet all reasonable borrower, depositor, and creditor needs in the present economic environment. PTC has not received any recommendations from regulatory authorities, which would materially affect liquidity, capital resources or operations.

INTEREST RATE RISK

    At September 30, 1997, PTC held approximately $178,606,000 in assets comprised of securities, loans, short-term investments, and federal funds sold, which were interest sensitive in one year or less time horizons. PTC's interest rate sensitivity analysis at September 30, 1997 appears below. Core deposits are distributed or spread among the various repricing categories based upon historical patterns of repricing which are reviewed periodically by management. The assumptions regarding these repricing characteristics greatly influence conclusions regarding interest sensitivity. Management believes its assumptions regarding these liabilities are reasonable.

    Effective asset/liability management requires the maintenance of a proper ratio between maturing or repriceable interest-earning assets and interest-bearing liabilities. It is the policy of PTC that rate-sensitive assets less rate-sensitive liabilities to total assets are kept within a range of 85% to 115% for all time periods one year and longer.

                                                                           MATURING OR REPRICING
                                                                          (DOLLARS IN THOUSANDS)
                                                           3 MONTHS       ONE YEAR       5 YEARS       5 YEARS
                                                         -------------  -------------  ------------  ------------
                                                                          (DOLLARS IN THOUSANDS)
Rate-sensitive assets..................................  $   63,131        115,475        85,065     $  25,335
Rate-sensitive liabilities.............................      88,169        111,064        47,496        29,396
                                                         -------------  -------------  ------------  ------------
Rate-sensitive GAP (assets less liabilities)...........  $  (25,038)    $    4,411     $  37,569     $  (4,061)
                                                         -------------  -------------  ------------  ------------
                                                         -------------  -------------  ------------  ------------
Rate-sensitive GAP (cumulative)........................  $  (25,038)    $  (20,627)    $  16,942     $  12,881
                                                         -------------  -------------  ------------  ------------
                                                         -------------  -------------  ------------  ------------
Percent of total assets (cumulative)...................        (8.3)%         (6.8)%         5.6 %         4.3 %
Rate-sensitive assets/liabilities (cumulative).........        71.6           89.6         106.9         104.7

EFFECTS OF CHANGING PRICES

    PTC's asset and liability structure is substantially different from that of an industrial company in that most of its assets and liabilities are monetary in nature. Management believes the impact of inflation on financial results depends upon PTC's ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction at the same time, or at the same magnitude, as the prices of other goods and services, As discussed previously, management relies on its ability to manage the relationship between interest-sensitive asset and liabilities to protect against wide interest rate fluctuations, including those resulting from inflation.

FACILITIES AND TECHNOLOGY

    In an effort to make its service more accessible and convenient, PTC is considering renovating its main banking facility in Rushville. This renovation will enhance customer accessibility to the bank's various products and services as well as enhance drive-through banking, ATM accessibility and customer parking.

    During 1997, PTC initiated many technological improvements. Certain of these improvements represent capital investments, which allows PTC to continue to efficiently compete within the financial services industry which is becoming increasingly dependent upon technology. Investments are being made in additional ATM's, cash dispensers, Automated Voice Response System, debit cards, and additional state-of-the-art personal computers which will allow for improved efficiencies in customer service.

FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

    The following discussion and analysis provides information regarding PTC's consolidated financial condition and results of operations as of and for the years ended December 31, 1995 and 1996.

EARNINGS SUMMARY

    PTC's net income for 1996 was $3,276,000 compared with net income for 1995 of $2,907,000, an increase of $369,000 or 12.7%. Earnings per share were $3.17 in 1996 compared to $2.86 for 1995.

NET INTEREST INCOME

    Net interest income is the principal component of net income for PTC and is determined by the relative size and characteristics of interest-earning assets and interest-bearing liabilities. The increase in net income in 1996 resulted primarily from an increase in net interest income. For the years ended December 31, 1996 and 1995 net interest income was $10,422,000 and $9,585,000, respectively. This represents an increase in 1996 of $837,000 (8.03%).

    Growth in net interest income is drawn primarily from growth in earning assets. Average earning assets increased to $257,011,000 in 1996 from $234,731,000 in 1995, an increase of $22,280,000 (9.5%). The most significant increase in average earning assets occurred in average loans which increased $16,943,000 (10.1%) to $184,447,000 in 1996. Increasing loan balances were the primary cause of the increase in net interest income during 1996. The following table sets forth, for the periods indicated, information regarding the average balances of interest-earning assets and interest-bearing liabilities, the dollar amount of interest income and interest expense, and the resulting yield on average interest-earning assets and rates on average interest-bearing liabilities. Average balances are also provided for non-earning assets, non-interest-bearing liabilities and shareholders' equity.

    Net interest income also depends on the rates paid on assets and the rates paid on liabilities. The net interest margin represents net interest income as a percent of average earning assets. The net interest margin, or margin on earning assets, was 4.39% in 1996 and 4.37% in 1995. Interest rates were low and stable during this time period and the result has been about the same margins.

                              RATE/VOLUME ANALYSIS

                                                                        1996                               1995
                                                         ----------------------------------  --------------------------------
                                                          AVERAGE                 AVERAGE     AVERAGE                AVERAGE
                                                          BALANCE    INTEREST      RATE       BALANCE    INTEREST     RATE
                                                         ----------  ---------  -----------  ----------  ---------  ---------

                                                                                (DOLLARS IN THOUSANDS)
EARNING ASSETS
Short-term investments
  Interest-bearing balances with banks.................  $    2,274  $     130        5.72%  $    1,034  $      62       6.00%
  Federal funds sold...................................       7,317        433        5.92        7,923        473       5.97
Securities:
  Taxable..............................................      38,224      2,440        6.38       39,394      2,498       6.34
  Non-taxable(1).......................................      24,749      1,805        7.29       18,876      1,424       7.54
Loans and leases:(2)
  Taxable(3)...........................................     176,529     16,658        9.44      160,915     15,062       9.36
  Non-taxable(1).......................................       7,918        708        8.94        6,589        582       8.83
                                                         ----------  ---------       -----   ----------  ---------  ---------
  Total earning assets.................................     257,011     22,174        8.63      234,731     20,101       8.56
                                                         ----------  ---------       -----   ----------  ---------  ---------
Cash and due from banks................................       6,992                               6,196
Premises and equipment, net............................       3,246                               2,971
Intangible assets......................................       1,678                               1,899
Accrued interest receivable and other assets...........       3,384                               3,051
Less: Allowance for loan losses........................      (1,976)                             (1,607)
                                                         ----------                          ----------
  Total assets.........................................  $  270,335                          $  247,241
                                                         ----------                          ----------
                                                         ----------                          ----------
INTEREST-BEARING LIABILITIES
Savings and interest-bearing demand deposits...........  $   78,529      2,247        2.86       75,087      2,155       2.87
Time deposits..........................................     148,079      8,590        5.80      132,604      7,579       5.72
Notes payable..........................................         782         60        7.67        1,247        102       8.18
                                                         ----------  ---------               ----------  ---------
  Total interest-bearing liabilities...................     227,390     10,897        4.79      208,938      9,836       4.71
                                                         ----------  ---------       -----   ----------  ---------  ---------
Demand deposit accounts................................      20,136                              18,778
Other liabilities......................................       2,396                               1,879
                                                         ----------                          ----------
  Total liabilities....................................     249,922                             229,595
Shareholders' equity...................................      20,413                              17,646
                                                         ----------                          ----------
  Total liabilities and shareholders' equity...........  $  270,335                          $  247,241
                                                         ----------                          ----------
                                                         ----------                          ----------
Net interest/spread....................................              $  11,277        3.84%              $  10,265       3.85%
                                                                     ---------       -----               ---------  ---------
                                                                     ---------       -----               ---------  ---------
Margin.................................................                               4.39%                              4.37%
                                                                                     -----                          ---------
                                                                                     -----                          ---------

------------------------------

(1) Effective tax rates were determined as though interest earned on PTC's investments in municipal bonds and loans was fully taxable. Interest yields on state and municipal securities are presented on a fully taxable equivalent basis using a 34% tax rate.

(2) Interest income on loans included fees of $437,000 and $370,000 for 1996 and 1995.

(3) Non-accrual loans are included in average balance.

    The following table presents information regarding PTC's interest income and interest expense for the periods indicated. The table presents the amount of change in interest income or interest expense which is attributable to the change in the average balance (volume) and the amount of change which is related to change in rates. The net change, attributable to the combined impact of volume and rate, has been allocated proportionately to the change due to volume and the change due to rate. Increases in balances were responsible for an increase in net interest income of $1,058,000 during 1996, however, this was offset by a decrease in spread of $46,000 resulting in a $1,012,000 increase in net interest income.

                                                                                                   1996-1995
                                                                                       ---------------------------------
                                                                                                   CHANGE      CHANGE
                                                                                         TOTAL     DUE TO      DUE TO
                                                                                        CHANGE     VOLUME       RATE
                                                                                       ---------  ---------  -----------

                                                                                            (DOLLARS IN THOUSANDS)
EARNING ASSETS
Short-term investments
  Interest-bearing balances with banks...............................................  $      68  $      71   $      (3)
  Federal funds sold.................................................................        (40)    --             (40)
Securities
  Taxable............................................................................        (58)       (75)         17
  Non-taxable........................................................................        381        430         (49)
Loans and leases
  Taxable............................................................................      1,596      1,472         124
  Non-taxable........................................................................        126        119           7
                                                                                       ---------  ---------       -----
    Total earning assets.............................................................      2,073      2,017          56
                                                                                       ---------  ---------       -----
INTEREST-BEARING LIABILITIES
Savings and interest-bearing demand deposits.........................................         92         99          (7)
Time deposits........................................................................      1,011        896         115
Notes payable........................................................................        (42)       (36)         (6)
                                                                                       ---------  ---------       -----
    Total interest-bearing liabilities...............................................      1,061        959         102
                                                                                       ---------  ---------       -----
    Net interest/spread..............................................................  $   1,012  $   1,058   $     (46)
                                                                                       ---------  ---------       -----
                                                                                       ---------  ---------       -----

NON-INTEREST INCOME

    Total non-interest income was $2,349,000 in 1996 and $1,902,000 in 1995. This reflected an increase in 1996 of $447,000 (23.5%). Service charges on deposit accounts were relatively flat in 1996 compared to 1995. The amounts were $1,199,000 in 1996 compared to $1,192,000 in 1995.

    Mortgage banking revenues included net gains and losses realized when mortgage loans were sold into the secondary market, service fee revenue earned from servicing those loans after they were sold and points paid by customers at time of closing. Mortgage banking revenue, as reflected in PTC's financial statements, has not been reduced by the associated costs, such as compensation expense, which is shown elsewhere within non-interest expense. Total mortgage banking revenue was $795,000 in 1996 and $447,000 in 1995. This reflects an increase in 1996 of $348,000 (78%). The majority of this increase is from PTC adopting SFAS No. 122 which recognizes the income value of servicing rights. This accounting change increased income in mortgage banking $225,000 in 1996.

    People's Trust sold its travel agency in April, 1996 so it could concentrate its focus on additional banking facilities, products and services. As a result, travel commission revenues decreased from $178,000 in 1995 to $66,000 in 1996 (62.8%). PTC does not engage in the purchase and sale of securities with the intent to generate gains. PTC may sell available-for-sale securities for liquidity or to manage its asset/ liability position. During 1996, such sales, as well as gains and losses realized when securities were called prior to their maturity, generated net gains of $104,000 compared to losses in 1995 of $76,000.

NON-INTEREST EXPENSE

    Non-interest expense, or overhead, includes the costs of personnel, occupancy, data processing equipment, insurance, and other costs of sustaining operations. Overhead for the years ended December 31, 1996 and 1995 was $7,103,000 and $6,639,000, respectively. This reflects increases of $464,000 (7%) in 1996. More than half of total non-interest expense was comprised of salaries and employee benefits. During 1996 and 1995 salaries and employee benefits were $4,137,000 and $3,725,000 respectively. This represents an 11% increase which was due to People's Trust opening and staffing two new branches during 1996. The new branches are expected to have a positive effect on net income by the beginning of 1998.

    FDIC insurance expense decreased $249,000 in 1996 as a result of a decrease in the premium rates charged to insured banks. Other operating expenses increased $208,000 from 1995 to 1996 for a variety of reasons, including higher advertising and promotional expenses, legal and professional fees, and charge card expenses.

INCOME TAXES

    PTC's income tax expense was affected primarily by the level of pre-tax income. As income increased, tax expense did as well. Tax expense for 1996 increased $364,000 over 1995. PTC can and does purchase tax-free investments and originates tax-free loans as a means of generating tax-free income, effectively mitigating tax expense.

ASSET AND LIABILITY MANAGEMENT

    PTC engages in a formal process of measuring and defining the amount of interest rate risk. Interest rate risk is the effect on net interest income resulting from changes in interest rates. The goal of the asset and liability management process is to maintain a high, yet stable, net interest margin by identifying the degree of interest rate risk and developing tactics and strategies to mitigate the extent to which net interest income will be affected by changes in interest rates.

    The following table illustrates the repricing opportunities, or "rate sensitivity" of interest-earning assets and interest bearing liabilities. A repricing may occur if the rate on the asset or liability changes as interest rates change, or, when the rate is fixed, at the time they mature. The "gap" is the difference between rate sensitive assets and rate sensitive liabilities within a specific time frame. Gap is considered an indicator of the effect a change in interest may have on net interest income.

    As of December 31, 1996, PTC's rate-sensitive liabilities exceeded rate-sensitive assets through one year. This would indicate that if rates increase, net interest income may decrease. In order to determine accurately the effect of changes in interest rates, the repricing effect of each type of interest-earning asset and interest-bearing liability must be measured. Assets and liabilities have different characteristics and the magnitude of change differs for each. Management continually monitors the changes to net interest income which may result from changing interest rates.

                       INTEREST RATE SENSITIVITY ANALYSIS

                                                                    4-12        1-5       AFTER    NON-INTEREST
                                                     0-3 MONTHS    MONTHS      YEARS     5 YEARS     BEARING      TOTAL
                                                     ----------  ----------  ---------  ---------  -----------  ----------
                                                                            (DOLLARS IN THOUSANDS)
  Cash and due from banks..........................  $   10,772                                     $   2,213   $   12,985
  Federal funds sold...............................      13,200                                                     13,200
  Interest bearing balances with financial
    institutions...................................              $      898  $     999                               1,897
  Securities.......................................       3,460       5,538     46,828  $   7,768                   63,594
  Loans............................................      40,103     100,731     36,897     17,337       1,895      196,963
  Allowance for loan losses........................                                                    (2,000)      (2,000)
  Other assets.....................................                                                     9,936        9,936
                                                     ----------  ----------  ---------  ---------  -----------  ----------
    Total assets...................................      67,535     107,167     84,724     25,105      12,044   $  296,575
                                                     ----------  ----------  ---------  ---------  -----------  ----------
                                                                                                                ----------

  Non-interest-bearing deposits....................                                                 $  32,350   $   32,350
  Passbook savings.................................              $   30,114                                         30,114
  Interest bearing deposits........................  $   57,654      --                                             57,654
  CD's >100M.......................................       9,232      12,330  $   7,388                              28,950
  CD's >100M.......................................      22,296      47,173     39,924  $      12                  109,405
  IRA's............................................       2,115       3,369      7,169                              12,653
  Note payable.....................................         500                                                        500
  Other liabilities................................                                                     3,296        3,296
  Capital..........................................                                                    21,653       21,653
                                                     ----------  ----------  ---------  ---------  -----------  ----------
    Total liabilities..............................      91,797      92,986     54,481         12      57,299   $  296,575
                                                     ----------  ----------  ---------  ---------  -----------  ----------
                                                                                                                ----------

Periodic gap.......................................  $  (24,262) $   14,181  $  30,243  $  25,093   $ (45,255)
                                                     ----------  ----------  ---------  ---------  -----------
                                                     ----------  ----------  ---------  ---------  -----------
Cumulative gap.....................................  $  (24,262) $  (10,081) $  20,162  $  45,255
                                                     ----------  ----------  ---------  ---------
                                                     ----------  ----------  ---------  ---------

    A significant assumption that creates the large negative gap in the 0 to 3 month category is that all interest-bearing demand accounts are subject to immediate repricing. While it is true that contractually, those accounts are subject to immediate repricing, the rates paid on those accounts are not generally tied to specific indices and are influenced by market conditions and other factors. Accordingly, a general movement in interest rates, either up or down, may not have any immediate effect on the rates paid on these deposit accounts. The foregoing table illustrates only one source of information about sensitivity to interest rate movements. The core of PTC's asset and liability management process consists of simulations that take into account the time that various assets and liabilities may reprice and the degree to which various categories of such assets and liabilities will respond to general interest rate movements. Interest rate risk can only be represented by a measurement of the effects of changing interest rates given the capacity for, and magnitude of, change of specific assets and liabilities.

LIQUIDITY

    Liquidity refers to the availability of funds to meet deposit withdrawals, fund loan commitments and pay expenses. During 1996, PTC's loan portfolio increased to $197,000,000 at December 31, 1996 from $173,000,000 at December 31, 1995, an increase of $24,000,000 or 13.7%. Increases in deposits provided one source of funding for loan growth in 1996. Average deposits increased $20,000,000 (10%) between 1995 and 1996. Additional funding for loan growth was provided through sales and maturities of securities.

    A common measure of liquidity is the loan to deposit ratio. As of December 31, PTC had a loan to deposit ratio of 72.6% in 1996, and 71.7% in 1995. Increasing this ratio was an important goal for PTC's management during 1996, and significantly added to PTC's profitability.

    Loan commitments include unfunded portions of lines of credit and commercial letters of credit. These unfunded commitments may or may not require funding. At December 31, 1996 and 1995, such commitments totaled $29,000,000 and $18,000,000, respectively. Loan commitments generate fee income for PTC.

LOAN QUALITY

    PTC has maintained a high level of quality in the loan portfolio. Non-performing loans are those loans which are past due more than 90 days and still accruing interest and those loans on which PTC no longer accrues interest. As of December 31, 1996 and 1995, non-performing loans totaled $1,828,000 and $1,464,000, respectively. As a percent of total loans, non-performing loans were 0.93% at December 31, 1996 and 0.84% at December 31, 1995.

    The provision for loan losses is a charge to earnings to provide for potential loan losses. The provision for loan losses was $828,000 in 1996 and $740,000 in 1995. Coverage of potential loan losses is provided by the allowance for loan losses. The adequacy of the allowance for loan losses is evaluated at least quarterly by the credit review function and management based upon a review of identified loans with more than a normal degree of risk, historical loss percentages, and present and forecasted economic conditions affecting borrowers. At December 31, the allowance for loan losses was $2,000,000 for 1996 and $1,722,000 for 1995. As a percent of total loans, the allowance for loan losses was 1.02% and 0.99% at those points in time. Management's analysis indicates that the allowance for loan losses at December 31, 1996, was adequate to cover potential losses on identified loans with credit problems and on the remaining portfolio. Contained within the general allowance for loan loss specific allocations can be made if management can determine a loss. In the case of loans to a bankrupt commercial borrower, management had specifically reserved $475,000.

    Gross loan chargeoffs in 1996 and 1995 were $726,000 and $855,000, respectively. As a percentage of average loans, gross loan chargeoffs were 0.39% and 0.51% for those periods.

    Effective January 1, 1995, PTC was required to adopt SFAS No. 114 which required recognition of loan impairment. Loans are considered impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans. PTC's average investment in impaired loans during 1996 was $844,000. At December 31, 1996, $1,300,000 of loans were deemed to be impaired and $475,000 of the allowance for loan losses was allocated to those loans. At December 31, 1995, impaired loans were $129,000. The large increase in impaired loans was related to loans to Bennett Funding.

CAPITAL

    In June, 1994, PTC completed a rights offering of its common shares at $25.00 per share ($15.50 per share when adjusted for a subsequent stock split and stock dividend). The net proceeds after commissions and expenses from the sale of 60,000 shares were approximately $1,453,000. This rights offering included options which were exercised in January 1996, resulting in the issuance of 28,449 shares for a total of $485,000 at $17.05 per share ($15.50 when adjusted for a subsequent stock dividend). In April, 1996, PTC repurchased 22,634 shares at a market price of $30 per share ($27.27 when adjusted for a subsequent stock dividend).

    Both PTC and People's Trust are required to comply with capital requirements promulgated by their primary regulators. Those regulations require the maintenance of specified levels of capital to total assets

(the leverage ratio) and to risk-weighted assets (the risk-based capital ratio). These regulations require maintaining a leverage ratio of at least 5% for "well-capitalized" entities and a total risk-based capital ratio of at least 10%.

    PTC and People's Trust were in full compliance with all regulatory capital requirements at December 31, 1996. The following table indicates PTC's actual capital levels at the dates indicated.

                        REGULATORY CAPITAL REQUIREMENTS

                                                                            MINIMUM REQUIRED
                                                                              TO BE WELL-
                                                                              CAPITALIZED
                                                    MINIMUM REQUIRED          UNDER PROMPT
                                                      FOR CAPITAL              CORRECTIVE
                                                   ADEQUACY PURPOSES       ACTION REGULATIONS
                                  ACTUAL
                           --------------------  ----------------------  ----------------------
                            AMOUNT      RATIO     AMOUNT       RATIO      AMOUNT       RATIO
                           ---------  ---------  ---------     -----     ---------     -----
                                                  (DOLLARS IN THOUSANDS)
Total capital (to
  risk-weighted assets)
  PTC....................  $  21,836      11.60% $  15,055         8.0%  $  18,819        10.0%
  People's Trust.........     21,487      11.46     14,995         8.0      18,744        10.0

Tier 1 capital (to
  risk-weighted assets)
  PTC....................     19,836      10.54      7,528         4.0      11,291         6.0
  People's Trust.........     19,487      10.40      7,498         4.0      11,246         6.0

Tier 1 capital (to
  average assets)
  PTC....................     19,836       6.73     11,795         4.0      14,744         5.0
  People's Trust.........     19,487       6.63     11,753         4.0      14,692         5.0

    PTC and People's Trust at year-end 1996 were categorized as well-capitalized.

SELECTED FINANCIAL RATIOS

    The following table indicates certain key financial ratios for PTC for the years indicated:

                                                                                 1996       1995
                                                                               ---------  ---------
Return on assets.............................................................       1.21%      1.18%
Return on equity.............................................................      16.05      16.48
Dividend payout ratio........................................................         21         19
Equity to assets ratio.......................................................       7.55       7.14

NEW ACCOUNTING PRONOUNCEMENTS

    SFAS No. 125 was issued by the FASB in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It is effective for some transactions in 1997 and others in 1998. The effect on the financial statements of PTC and People's Trust is not expected to be material.

                   PRINCIPAL HOLDERS OF PTC COMMON STOCK AND
                            OWNERSHIP OF MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth as of the Record Date the persons known by PTC to own beneficially (as determined in accordance with the rules and regulations of the Commission) more than 5% of the outstanding PTC Common Stock.

                                                                         SHARES
                                                                       BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                   OWNED     PERCENTAGE
---------------------------------------------------------------------  -----------  -----------
Robert S. Dunevant                                                        216,935        21.1%
  3402 N. Dearborn Road
  West Harrison, IN 47060

Dale J. Deffner                                                            65,566         6.4%
  11013 Lakeside Terrace
  Brookville, IN 47012

------------------------

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, beneficial ownership includes both sole or shared voting power and sole or shared investment power.

SECURITY OWNERSHIP OF MANAGEMENT

    PTC MANAGEMENT. The following table sets forth as of the Record Date information concerning PTC Common Stock that each director of PTC (other than Messrs. Dunevant and Deffner), and all current directors and executive officers of PTC as a group, may be deemed to beneficially own. Information about the beneficial ownership of PTC Common Stock by Messrs. Dunevant and Deffner is provided in the immediately preceding table concerning persons beneficially owning more than 5% of the outstanding PTC Common Stock.

                                                                         SHARES
                                                                       BENEFICIALLY
NAME                                                                    OWNED(1)    PERCENTAGE
---------------------------------------------------------------------  -----------  -----------
John E. Back.........................................................      30,833         3.0%

James L. Saner.......................................................      20,789         2.0%

Dale E. Smith........................................................      32,436         3.2%

Directors and executive officers as a group (five persons)...........     366,559        35.7%

------------------------

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, beneficial ownership includes both sole or shared voting power and sole or shared investment power.

    IUB MANAGEMENT. No current director or executive officer of IUB beneficially owns any outstanding PTC Common Stock.

                               DISSENTERS' RIGHTS

    The following discussion is not a complete statement of the law pertaining to dissenters' rights under Chapter 44 of the IBCL and is qualified in its entirety by the full text of Chapter 44 which is reprinted in its entirety as Annex D to this Proxy Statement/Prospectus.

    Under Chapter 44 of the IBCL, record holders or beneficial owners of PTC Common Stock who do not vote in favor of the Merger and who otherwise comply with the procedures set forth in Chapter 44 may obtain, in lieu of shares of IUB Common Stock to which they otherwise would be entitled under the Merger Agreement, cash equal to the "fair value" of their shares of PTC Common Stock. PTC management has not attempted to determine the "fair value" of shares of PTC Common Stock under the IBCL. However, because "fair value" under the IBCL generally excludes appreciation in anticipation of the corporate action giving rise to the dissenters' rights, PTC management believes that the per share value of the consideration to be received by PTC shareholders in the Merger will be greater than the "fair value" per share of PTC Common Stock under the IBCL.

    Under Chapter 44, where a merger is to be submitted for approval at a meeting of shareholders, as in the case of the PTC Special Meeting, the corporation, prior to the meeting, must notify each of its shareholders entitled to dissenters' rights that such dissenters' rights are available and include in such notice a copy of Chapter 44. This Proxy Statement/Prospectus shall constitute such notice to the holders of shares of PTC Common Stock and the applicable statutory provisions of the IBCL are attached to this Proxy Statement/Prospectus as Annex D. Any PTC shareholder who wishes to exercise such dissenters' rights or who wishes to preserve his right to do so should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters' rights under the IBCL.

    In order to qualify for dissenters' rights, a PTC shareholder:

        (a) must file a written notice of intention to demand payment of fair value with PTC prior to the commencement of voting on the Merger; and

        (b) must not vote for approval of the Merger Agreement.

    Record holders of shares of PTC Common Stock may assert dissenters' rights as to fewer than all of the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one person. In such event, the record holder shall disclose the name and address of each beneficial owner on whose behalf such holder dissents and thereafter such shares shall be considered as if registered in the name of the beneficial owner.

    A beneficial owner of shares (who is not the record holder) may assert dissenters' rights and shall be treated as a dissenting shareholder if such beneficial owner submits to PTC, not later than the time for assertion of dissenters' rights, the written consent of the record holder. A beneficial owner may not dissent with respect to less than all of the shares that such beneficial owner owns or those shares over which the beneficial owner has the right to vote, whether or not such shares are registered in such beneficial owner's name.

    A shareholder who elects to exercise dissenters' rights should mail or deliver a written notice of intention to demand payment to PTC at Reservoir Hill Road, 9014 State Road 101, P.O. Box 7, Brookville, Indiana 47012 Attn:
Secretary, or may deliver such written notice of intention to the Secretary at the PTC Special Meeting prior to the vote on approval of the Merger Agreement. A vote against approval of the Merger Agreement, whether in person or by proxy, is not sufficient to constitute the written objection required to assert dissenters' rights. A proxy that does not specify a vote will be voted in favor of approval of the Merger Agreement. A shareholder who returns and does not revoke a proxy that does not include voting instructions will be deemed to have voted to approve the Merger Agreement and to have waived all dissenters' rights.

    If the Merger Agreement is approved, PTC will send a dissenters' notice thereof to each dissenter who gave proper notice of intention to demand payment and who refrained from voting in favor of the Merger Agreement. In such dissenters' notice, PTC shall state where and when (not less than 30 days after mailing of the notice) the dissenting shareholder must make a formal demand for payment (on a form supplied by PTC) and the certificates for PTC Common Stock must be deposited. A PTC shareholder sent a dissenters' notice must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement to the news media or to shareholders of the terms of the Merger (October 9, 1997) and deposit his certificates in accordance with the terms of the dissenters' notice.

    Promptly after the Effective Time of the Merger, PTC must remit to dissenters who have made demand and have deposited their certificates the amount which PTC estimates to be the fair value of the shares. Such remittance shall be accompanied by (i) a balance sheet, a statement of income and a statement of changes in shareholders' equity of PTC for a fiscal year ending not more than 16 months before the date of payment together with the latest available interim statements, (ii) a statement of PTC's estimate of the fair value of the shares, and (iii) a notice of the right of dissenters to demand supplemental payment. Alternatively, PTC may give written notice that no remittance will be made in which event PTC will return any certificates delivered pending final payment. PTC may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before October 9, 1997.

    A dissenter who believes that the amount stated or remitted is less than the fair value of such dissenter's shares may prepare and send to PTC an estimate of the fair value of the shares, which shall be deemed a demand for payment of that amount or the deficiency from the remittance made, provided that if PTC has remitted payment of its estimated value and a dissenter does not file an estimate within 30 days after mailing of the remittance, such dissenter shall be entitled to no more than the amount remitted to such dissenter by PTC.

    Within 60 days after the timely receipt of demands for payment, if any demand for payment remains unsettled, PTC may commence a proceeding in the circuit or superior court for Franklin County, Indiana requesting that the fair value of the shares be determined. All dissenters whose demands have not been settled shall be made party to such proceedings and a copy of the petition shall be served on each such dissenter. If PTC fails to commence such a proceeding within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount demanded.

    The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount previously paid by PTC; or the fair value, plus accrued interest, of the dissenter's shares acquired after October 9, 1997 for which PTC has elected to withhold payment. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable. Interest is payable from the effective date of the Merger until the date of payment, at the average rate currently paid by PTC on its principal bank loans or, if none, at a rate that is "fair and equitable" under all circumstances.

    The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any shareholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of PTC Common Stock entitled to appraisal.

    PTC shareholders considering asserting dissenters' rights should be aware that the fair value of their shares of PTC Common Stock as determined under Chapter 44 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not assert dissenters' rights, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Chapter 44.

    Any holder of shares of PTC Common Stock who has duly exercised his dissenters' rights in compliance with the IBCL will not, after the effective date of the Merger, be entitled to vote the shares of PTC Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of PTC Common Stock as of a date prior to the effective date of the Merger).

    Failure to follow the steps required by Chapter 44 of the IBCL for perfecting appraisal rights may result in the loss of such rights (in which event a shareholder will be entitled to receive 1.075 shares of IUB Common Stock for each share of PTC Common Stock owned by him).

                                    EXPERTS

    The consolidated financial statements of IUB as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, incorporated by reference in this Proxy Statement/Prospectus, have been audited by Geo. S. Olive & Co. LLC, independent accountants, to the extent and for the periods set forth in its report appearing elsewhere herein. The consolidated financial statements of IUB are incorporated herein by reference in reliance upon such report given upon the authority of such firm as an expert in auditing and accounting.

    The consolidated financial statements of PTC as of December 31, 1996 and 1995, and for each of the years in the two year period ended December 31, 1996, included in this Proxy Statement/ Prospectus, have been audited by Crowe, Chizek and Company LLP, independent accountants, to the extent and for the periods set forth in its report appearing elsewhere herein. The consolidated financial statements of PTC are included herein in reliance upon such report given upon the authority of such firm as an expert in auditing and accounting.

                                 LEGAL MATTERS

    The legality of the shares of IUB Common Stock being offered hereby will be passed upon for IUB by David W. Harper, Esq., Louisville, Kentucky.

                                 OTHER MATTERS

    Under the IBCL, no other business may be presented at the Special Meetings other than as set forth herein and in the accompanying Notice of Special Meetings.

                 INDEX TO PTC CONSOLIDATED FINANCIAL STATEMENTS

PTC UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Interim Consolidated Balance Sheets as of September 30, 1997 (unaudited) and December
 31, 1996............................................................................        F-2

Interim Consolidated Statements of Income for the nine months ended September 30,
 1997 and 1996 (unaudited)...........................................................        F-3

Interim Consolidated Statements of Cash Flows for the nine months ended September 30,
 1997 and 1996 (unaudited)...........................................................        F-4

Interim Consolidated Statements of Changes in Shareholders' Equity for the nine
 months ended September 30, 1997 and 1996 (unaudited)................................        F-5

Notes to Interim Consolidated Financial Statements (unaudited).......................        F-6

PTC AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor's Report.........................................................        F-7

Consolidated Balance Sheets as of December 31, 1996 and 1995.........................        F-8

Consolidated Statements of Income for each of the years ended December 31, 1996 and
 1995................................................................................        F-9

Consolidated Statements of Cash Flows for each of the years ended December 31, 1996
 and 1995............................................................................       F-10

Consolidated Statements of Changes in Shareholders' Equity for each of the years
 ended December 31, 1996 and 1995....................................................       F-11

Notes to Consolidated Financial Statements...........................................       F-12

                    PTC INTERIM CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                      SEPTEMBER 30,  ------------
                                                                                          1997
                                                                                      -------------
                                                                                       (UNAUDITED)
ASSETS
Cash and cash equivalents...........................................................   $    18,281    $   26,185
Interest-bearing balances with financial institutions...............................         1,398         1,897
Available-for-sale securities.......................................................        28,132        38,376
Held-to-maturity securities.........................................................        25,761        25,218
Total loans.........................................................................       220,653       196,963
    Less: Allowances for loan losses................................................        (1,969)       (2,000)
                                                                                      -------------  ------------
         Net loans..................................................................       218,684       194,963
Premises and equipment, net.........................................................         3,939         3,512
Accrued interest receivable and other assets........................................         6,539         6,425
                                                                                      -------------  ------------
    Total assets....................................................................   $   302,734    $  296,576
                                                                                      -------------  ------------
                                                                                      -------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Deposits........................................................................   $   275,679    $  271,127
    Notes payable...................................................................           250           500
    Accrued interest payable and other liabilities..................................         3,065         3,296
                                                                                      -------------  ------------
      Total liabilities.............................................................       278,994       274,923
Shareholders' equity
    Common Stock....................................................................         1,026         1,024
    Additional paid-in capital......................................................        10,439        10,413
    Retained earnings...............................................................        12,109        10,018
    Net unrealized gain or loss on available-for-sale securities....................           166           198
                                                                                      -------------  ------------
      Total shareholders' equity....................................................        23,740        21,653
                                                                                      -------------  ------------
      Total liabilities and shareholders' equity....................................   $   302,734    $  296,576
                                                                                      -------------  ------------
                                                                                      -------------  ------------

          See accompanying notes to consolidated financial statements.

                 PTC INTERIM CONSOLIDATED STATEMENTS OF INCOME

                                  (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS ENDED      NINE MONTHS ENDED
                                                                   SEPTEMBER 30,           SEPTEMBER 30,
                                                               ----------------------  ----------------------
                                                                  1997        1996        1997        1996
                                                               ----------  ----------  ----------  ----------
INTEREST INCOME
  Interest and fees on loans.................................      $5,017      $4,312     $14,316     $12,648
  Interest on securities.....................................         836         946       2,639       2,696
  Other interest.............................................          62         135         279         460
                                                               ----------  ----------  ----------  ----------
    Total interest income....................................       5,915       5,393      17,234      15,804
INTEREST EXPENSE
  Interest on deposits.......................................       2,976       2,752       8,653       8,074
  Interest on notes payable..................................           9          13          26          47
                                                               ----------  ----------  ----------  ----------
    Total interest expense...................................       2,985       2,765       8,679       8,121
                                                               ----------  ----------  ----------  ----------
Net interest income..........................................       2,930       2,628       8,555       7,683
  Provision for loan losses..................................        (210)       (227)       (610)       (616)
                                                               ----------  ----------  ----------  ----------
Net interest income after provision for loan losses..........       2,720       2,401       7,945       7,067

NON-INTEREST INCOME
  Service charges and fees on deposit accounts...............         331         299         944         887
  Mortgage banking income....................................         360         257         766         577
  Gain (loss) on securities..................................           8           4           8         103
  Other income...............................................          48          49         142         195
                                                               ----------  ----------  ----------  ----------
    Total non-interest income................................         747         609       1,860       1,762

NON-INTEREST EXPENSE
  Salaries and benefits......................................       1,156       1,045       3,346       3,117
  Occupancy and equipment, net...............................         306         230         895         682
  FDIC insurance.............................................           7           1          22           2
  Data processing expense....................................          98          88         289         266
  Other operating expenses...................................         509         437       1,366       1,205
                                                               ----------  ----------  ----------  ----------
    Total non-interest expense...............................       2,076       1,801       5,918       5,272
                                                               ----------  ----------  ----------  ----------
Income before income taxes...................................       1,391       1,209       3,887       3,557
    Less: income taxes.......................................        (429)       (363)     (1,185)     (1,166)
                                                               ----------  ----------  ----------  ----------
Net income...................................................       $ 962       $ 846     $ 2,702     $ 2,391
                                                               ----------  ----------  ----------  ----------
                                                               ----------  ----------  ----------  ----------
Earnings per share...........................................      $  .94      $  .82     $  2.64     $  2.31
Average shares outstanding...................................   1,025,102   1,032,129   1,024,629   1,034,244
Dividends per share..........................................      $ .205      $ .165     $  .595     $  .475

          See accompanying notes to consolidated financial statements.

               PTC INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                            NINE MONTHS ENDED   NINE MONTHS ENDED
                                                                            SEPTEMBER 30, 1997  SEPTEMBER 30, 1996
                                                                            ------------------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income..............................................................      $    2,702          $    2,391
  Adjustments to reconcile net income to net cash from operating activities
    Depreciation..........................................................             367                 274
    Provision for loan losses.............................................             610                 616
    (Gain)/loss on sale of securities.....................................              (8)               (103)
    Amortization of intangible assets.....................................             173                 164
    Other adjustments.....................................................            (342)               (787)
                                                                                   -------             -------
      Net cash from operating activities..................................           3,502               2,555

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from paydowns and maturities of held-to-maturity securities....           2,873               5,470
  Proceeds from sales of available-for-sale securities....................           4,506               3,381
  Proceeds from paydowns and maturities of available-for-sale
    securities............................................................           7,728              12,874
  Purchases of held-to-maturity securities................................          (3,416)            (11,774)
  Purchases of available-for-sale securities..............................          (1,982)            (17,116)
  Net change in loans.....................................................         (24,300)            (16,207)
  Net change in deposits with other financial institutions................             499                 294
  Property and equipment expenditures.....................................            (794)               (616)
                                                                                   -------             -------
    Net cash from investing activities....................................         (14,886)            (23,694)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposits..................................................          (2,236)              6,907
  Deposits assumed in branch acquisition, net of premium paid.............           6,548                  --
  Dividends paid..........................................................            (610)               (490)
  Payments on note payable................................................            (250)               (392)
  Proceeds from issuance of stock.........................................              28                 485
  Redemption of stock.....................................................              --                (620)
                                                                                   -------             -------
    Net cash from financing activities....................................           3,480               5,890
                                                                                   -------             -------
Net change in cash and cash equivalents...................................          (7,904)            (15,249)
Cash and cash equivalents at beginning of period..........................          26,185              24,474
                                                                                   -------             -------
Cash and cash equivalents at end of period................................      $   18,281          $    9,225
                                                                                   -------             -------
                                                                                   -------             -------

          See accompanying notes to consolidated financial statements.

                PTC INTERIM CONSOLIDATED STATEMENTS OF CHANGE IN

                              SHAREHOLDERS' EQUITY
                                  (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                            NINE MONTHS ENDED   NINE MONTHS ENDED
                                                                            SEPTEMBER 30, 1997  SEPTEMBER 30, 1996
                                                                            ------------------  ------------------
Balance January 1.........................................................      $   21,653          $   19,218
Net income................................................................           2,702               2,391
Issuance of stock.........................................................              28                 485
Redemption of stock.......................................................              --                (620)
Cash dividends paid.......................................................            (610)               (490)
Change in net unrealized gain or loss on available-for-sale securities....             (33)               (231)
                                                                                   -------             -------
Balance September 30......................................................      $   23,740          $   20,753
                                                                                   -------             -------
                                                                                   -------             -------

          See accompanying notes to consolidated financial statements.

             PTC NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of PTC Bancorp (the "Company") and its wholly owned subsidiary, Peoples Trust Company (the "Bank"). All significant intercompany accounts and transactions have been eliminated.

    These financial statements were prepared in accordance with the instructions for Form 10-QSB and, therefore, do not include all of the disclosures necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. These financial statements have been prepared on a basis consistent with the annual financial statements and include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position at the end of and for the periods presented.

NOTE 2--PENDING ACCOUNTING CHANGES

    The Company does not expect the anticipated adoption of any newly issued accounting standards to have a material impact on future operations or financial position.

NOTE 3--EARNINGS PER SHARE

    Earnings per share have been computed based upon the weighted average number of shares outstanding during the periods presented, adjusted for any stock dividends. Common stock equivalents are not materially dilutive.

NOTE 4--PENDING BUSINESS COMBINATION

    On October 8, 1997, the Company agreed to merge with Indiana United Bancorp ("IUB"). IUB is a bank and thrift holding company located in Greensburg, Indiana. Under terms of the agreement, each outstanding common share of PTC Bancorp, including shares outstanding under option plans, will be converted into
1.075 common shares of IUB. The proposed transaction requires approval by regulatory authorities and shareholders of both companies. The proposed transaction is expected to be consummated during the first quarter of 1998. It is expected to be accounted for as a pooling-of-interests.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
P.T.C. Bancorp
Brookville, Indiana

    We have audited the accompanying consolidated balance sheets of P.T.C. Bancorp as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows, and changes in shareholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of P.T.C. Bancorp as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Crowe, Chizek and Company LLP

Indianapolis, Indiana
January 23, 1997

                                 P.T.C. BANCORP

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                                        1996            1995
                                                                                   --------------  --------------
 Cash and cash equivalents.......................................................  $   26,185,347  $   24,474,107
  Interest bearing balances with financial institutions..........................       1,897,000       2,386,369
  Securities available for sale, at fair value...................................      38,375,826      38,426,368
  Securities held to maturity....................................................      25,218,575      19,500,690
  Loans, net of deferred loan fees...............................................     196,963,140     173,178,986
  Allowance for loan losses......................................................      (2,000,324)     (1,721,947)
                                                                                   --------------  --------------
    Net loans....................................................................     194,962,816     171,457,039
  Premises and equipment, net....................................................       3,511,742       3,066,738
  Intangible assets..............................................................       1,619,480       1,838,483
  Accrued interest receivable and other assets...................................       4,805,212       3,561,956
                                                                                   --------------  --------------
        Total assets.............................................................  $  296,575,998  $  264,711,750
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities
    Deposits
      Non-interest bearing deposits..............................................  $   32,349,585  $   19,752,746
      Interest bearing deposits..................................................     238,777,267     221,981,686
                                                                                   --------------  --------------
        Total deposits...........................................................     271,126,852     241,734,432
    Notes payable................................................................         500,000       1,000,000
    Accrued interest payable and other liabilities...............................       3,295,811       2,759,219
                                                                                   --------------  --------------
        Total liabilities........................................................     274,922,663     245,493,651
                                                                                   --------------  --------------
  Commitments and contingencies
  Shareholders' equity
    Preferred stock, no par value; 1,000,000 shares authorized, no shares issued and outstanding
    Common stock, $1 stated value: 2,000,000 shares authorized, 1,024,276 and
      924,069 shares issued and outstanding......................................       1,024,276         924,069
    Additional paid-in capital...................................................      10,413,146       7,908,794
    Retained earnings............................................................      10,017,584      10,208,434
    Unrealized gain on securities available for sale, net........................         198,329         176,802
                                                                                   --------------  --------------
        Total shareholders' equity...............................................      21,653,335      19,218,099
                                                                                   --------------  --------------
        Total liabilities and shareholders' equity...............................  $  296,575,998  $  264,711,750
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                See accompanying notes to financial statements.

                                 P.T.C. BANCORP

                       CONSOLIDATED STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                         1996           1995
                                                                                     -------------  -------------
INTEREST INCOME
  Interest and fees on loans.......................................................  $  17,125,228  $  15,446,482
  Interest on investment securities
    Taxable........................................................................      2,440,146      2,497,641
    Non-taxable....................................................................      1,190,681        940,240
  Interest on balances with financial institutions.................................        129,627         62,347
  Interest on federal funds sold...................................................        433,394        473,399
                                                                                     -------------  -------------
        Total interest income......................................................     21,319,076     19,420,109
INTEREST EXPENSE
  Interest on deposits.............................................................     10,837,329      9,733,562
  Interest on notes payable........................................................         59,968        101,717
                                                                                     -------------  -------------
        Total interest expense.....................................................     10,897,297      9,835,279
                                                                                     -------------  -------------

NET INTEREST INCOME................................................................     10,421,779      9,584,830
  Provision for loan losses........................................................        828,000        740,000
                                                                                     -------------  -------------
        NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES........................      9,593,779      8,844,830

NON-INTEREST INCOME
  Service charges on deposit accounts..............................................      1,198,556      1,192,275
  Mortgage banking income..........................................................        795,208        446,859
  Securities gains/(losses)........................................................        103,650        (76,367)
  Travel commission income.........................................................         66,249        177,906
  Other income.....................................................................        185,480        161,004
                                                                                     -------------  -------------
        Total non-interest income..................................................      2,349,143      1,901,677

NON-INTEREST EXPENSES
  Salaries and employee benefits...................................................      4,136,754      3,724,693
  Occupancy and equipment expense..................................................        832,571        763,126
  Data processing expense..........................................................        372,441        349,613
  FDIC assessment..................................................................          2,000        250,796
  Other operating expenses.........................................................      1,759,694      1,551,058
                                                                                     -------------  -------------
        Total non-interest expense.................................................      7,103,460      6,639,286
                                                                                     -------------  -------------

INCOME BEFORE INCOME TAXES.........................................................      4,839,462      4,107,221
  Provision for income taxes.......................................................      1,563,693      1,199,964
                                                                                     -------------  -------------

NET INCOME.........................................................................  $   3,275,769  $   2,907,257
                                                                                     -------------  -------------
                                                                                     -------------  -------------

Net income per share...............................................................  $        3.17  $        2.86
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted average common shares outstanding.........................................      1,031,922      1,016,476
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See accompanying notes to financial statements.

                                 P.T.C. BANCORP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                        1996            1995
                                                                                   --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.....................................................................  $    3,275,769  $    2,907,257
  Adjustments to reconcile net income to net cash from operating activities:
    Depreciation.................................................................         282,456         294,920
    Provision for loan losses....................................................         828,000         740,000
    (Gain)/loss on sale of securities............................................        (103,650)         76,367
    Amortization of intangible assets............................................         219,003         230,006
    Change in accrued interest receivable and other assets.......................      (1,257,376)         17,776
    Net amortization/(accretion) on securities...................................         115,337         (86,123)
    Change in accrued interest payable and other liabilities.....................         536,591         655,718
                                                                                   --------------  --------------
        Net cash from operating activities.......................................       3,896,130       4,835,921

CASH FLOWS FROM INVESTING ACTIVITIES
  Property and equipment expenditures............................................        (727,460)       (633,368)
  Loans made to customers and principal collections thereon......................     (24,333,777)    (14,701,975)
  Proceeds from sales, maturities, and principal paydowns of securities available
    for sale.....................................................................      17,658,091      21,903,216
  Proceeds from maturities and principal paydowns of securities held to
    maturity.....................................................................       7,121,140       5,514,261
  Purchases of securities available for sale.....................................     (17,615,607)    (20,898,559)
  Purchases of securities held to maturity.......................................     (12,807,006)     (6,712,188)
  Net change in deposits with other financial institutions.......................         489,369      (1,102,398)
                                                                                   --------------  --------------
        Net cash from investing activities.......................................     (30,215,250)    (16,631,011)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposit accounts.................................................      29,392,420      19,435,429
  Payments on note payable.......................................................        (500,000)       (407,500)
  Dividends paid.................................................................        (678,929)       (542,520)
  Redemption of shares of stock..................................................        (689,590)       --
  Proceeds from issuance of stock................................................         506,459        --
                                                                                   --------------  --------------
        Net cash from financing activities.......................................      28,030,360      18,485,409
                                                                                   --------------  --------------

NET CHANGE IN CASH AND CASH EQUIVALENTS..........................................       1,711,240       6,690,319

Cash and cash equivalents at beginning of year...................................      24,474,107      17,783,788
                                                                                   --------------  --------------
Cash and cash equivalents at end of year.........................................  $   26,185,347  $   24,474,107
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Cash paid during the period for:
  Interest.......................................................................  $   10,879,210  $    9,223,655
  Income taxes...................................................................       1,721,825       1,224,500

                See accompanying notes to financial statements.

                                 P.T.C. BANCORP
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                                 UNREALIZED
                                                                                                GAIN/(LOSS)
                                                                                                     ON
                                                      ADDITIONAL                                 SECURITIES       TOTAL
                                          COMMON        PAID-IN       RETAINED      TREASURY     AVAILABLE    SHAREHOLDERS'
                                          STOCK         CAPITAL       EARNINGS        STOCK       FOR SALE       EQUITY
                                       ------------  -------------  -------------  -----------  ------------  -------------
BALANCES AT JANUARY 1, 1995..........  $    857,627  $   6,155,621  $   9,868,073  $  (204,761)  $ (909,344)  $  15,767,216

  Net income.........................                                   2,907,257                                 2,907,257
  Cash dividends ($.53 per share)....                                    (542,520)                                 (542,520)
  Cancellation of treasury shares....       (17,907)      (186,854)                    204,761                     --
  10% stock dividend (Note 1)........        84,349      1,940,027     (2,024,376)                                 --
  Change in unrealized gain/ (loss)
    on securities....................                                                             1,086,146       1,086,146
                                       ------------  -------------  -------------  -----------  ------------  -------------
BALANCES AT DECEMBER 31, 1995........       924,069      7,908,794     10,208,434      --           176,802      19,218,099

  Net income.........................                                   3,275,769                                 3,275,769
  Cash dividends ($.66 per share)....                                    (678,929)                                 (678,929)
  10% stock dividend (Note 1)........        92,923      2,694,767     (2,787,690)                                 --
  Redemption of shares (22,634
    shares)..........................       (22,634)      (666,956)                                                (689,590)
  Exercised stock options (1,469
    shares)..........................         1,469         19,934                                                   21,403
  Issuance of shares to existing
    shareholders (28,449 shares).....        28,449        456,607                                                  485,056
  Change in unrealized gain/ (loss)
    on securities....................                                                                21,527          21,527
                                       ------------  -------------  -------------  -----------  ------------  -------------
BALANCES AT DECEMBER 31, 1996........  $  1,024,276  $  10,413,146  $  10,017,584  $   --        $  198,329   $  21,653,335
                                       ------------  -------------  -------------  -----------  ------------  -------------
                                       ------------  -------------  -------------  -----------  ------------  -------------

                See accompanying notes to financial statements.

                                 P.T.C. BANCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION: The consolidated financial statements include the accounts of P.T.C. Bancorp (Company) and its wholly-owned subsidiary, People's Trust Company (Bank). All significant intercompany transactions have been eliminated in consolidation.

    DESCRIPTION OF BUSINESS: P.T.C. Bancorp generates mortgage, commercial, and installment loans and receives deposits from customers located primarily in southeastern Indiana. The majority of the Company's loans are secured by specific items of collateral including business assets, consumer assets and real property.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. Estimates that are more susceptible to change in the near term include the allowance for loan losses and fair values of certain securities.

    CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods. The Company reports net cash flows for customer loan transactions, deposit transactions, and deposits made with other institutions.

    SECURITIES: Securities are classified by management at date of purchase as available for sale or held to maturity. Securities classified as available for sale are securities that might be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors, and which are carried at fair value. The unrealized gain/(loss) on securities available for sale is reflected as a separate component of shareholders' equity, net of tax. Securities classified as held to maturity are securities that the Company has both the ability and positive intent to hold to maturity and are carried at amortized cost (cost adjusted for amortization of premium or accretion of discounts). Interest income on securities is recognized using the level yield basis. Gains and losses on sales of securities are computed on a specific identification basis.

    LOANS HELD FOR SALE: During the normal course of business, the Company originates certain mortgage loans for the purpose of selling them in certain secondary markets. These loans are carried at the lower of aggregate cost or market value.

    LOANS: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs, the allowance for loan losses, and charge-offs. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

    Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days. Interest received on such loans is recognized on the cash basis or reported as principal reductions.

    ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

                                 P.T.C. BANCORP

                           DECEMBER 31, 1996 AND 1995

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when the internal grading system indicates a doubtful classification.

    SERVICING RIGHTS: Upon adopting Financial Accounting Standard No. 122 at the start of 1996, servicing rights represent the allocated value of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and term. Any impairment of a grouping is reported as a valuation allowance.

    PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is charged to operating expense over the useful lives of assets and is computed on straight-line and accelerated methods. Maintenance and repairs are charged to operations as incurred. Improvements are capitalized and disposals are recorded in the year sold or abandoned.

    INTANGIBLE ASSETS: Intangible assets consist of goodwill and core deposit intangibles. Goodwill is being amortized on a straight-line method over fifteen years. The core deposit is being amortized based on the estimated life of the deposits assumed, which is ten years.

    STOCK OPTIONS: Expenses for compensation under stock option plans is based on APB Opinion 25, with expense reported only if options are granted below market price at date of grant. Proforma disclosures of net income and earnings per share as required by FASB Statement No. 123 are not presented, because the fair value of options granted during 1996 and 1995 is not material.

    INCOME TAXES: Deferred tax liabilities and assets are determined at each balance sheet date. They are measured by applying enacted tax laws to future amounts that will result from differences in the financial statement and tax basis of assets and liabilities. Recognition of deferred tax assets is limited by the establishment of a valuation reserve unless management concludes that they are more likely than not going to result in future tax benefits to the Company. Income tax expense is the amount paid for the current year income tax liability plus or minus the change in deferred taxes.

    EARNINGS PER SHARE: Earnings per share is based on the weighted average common shares outstanding. The Company declared a 10 percent stock dividend in November, 1995 and 1996. Earnings and dividend per share amounts have been retroactively restated. Stock options are not materially dilutive for earnings per share purposes.

                                 P.T.C. BANCORP

                           DECEMBER 31, 1996 AND 1995

NOTE 2 -- SECURITIES

    The amortized cost and fair values of securities available for sale are as follows at December 31:

                                                                                      1996
                                                             ------------------------------------------------------
                                                                               GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED
                                                                 COST          GAINS       LOSSES      FAIR VALUE
                                                             -------------  -----------  -----------  -------------
U.S. Treasury and government agency securities.............  $  30,066,088   $ 255,260    $ (42,771)  $  30,278,577
State and political subdivisions...........................      1,971,500      63,384         (338)      2,034,546
Mortgage-backed and other asset-backed securities..........      2,582,657      46,082       (7,177)      2,621,562
Corporate debt securities..................................      1,906,294      38,374      (24,399)      1,920,269
Equity securities..........................................      1,520,872      --           --           1,520,872
                                                             -------------  -----------  -----------  -------------
      Totals...............................................  $  38,047,411   $ 403,100    $ (74,685)  $  38,375,826
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

                                                                                      1995
                                                             ------------------------------------------------------
                                                                               GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED
                                                                 COST          GAINS       LOSSES      FAIR VALUE
                                                             -------------  -----------  -----------  -------------
U.S. Treasury and government agency securities.............  $  27,892,354   $ 232,387    $ (51,533)  $  28,073,208
State and political subdivisions...........................      2,336,997      78,183       (4,562)      2,410,618
Mortgage-backed and other asset-backed securities..........      2,782,970      50,560       (6,849)      2,826,682
Corporate debt securities..................................      3,599,169       8,896      (14,315)      3,593,750
Equity securities..........................................      1,522,110      --           --           1,522,110
                                                             -------------  -----------  -----------  -------------
      Totals...............................................  $  38,133,600   $ 370,026    $ (77,259)  $  38,426,368
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

                                 P.T.C. BANCORP

                           DECEMBER 31, 1996 AND 1995

NOTE 2 -- SECURITIES (CONTINUED)
The amortized cost and fair values of securities held to maturity are as follows at December 31:

                                                                                      1996
                                                             ------------------------------------------------------
                                                                               GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED
                                                                 COST          GAINS       LOSSES      FAIR VALUE
                                                             -------------  -----------  -----------  -------------
U.S. Treasury and government agency securities               $     167,763   $  29,632    $  --       $     197,395
State and political subdivisions...........................     24,187,781     228,516      (50,568)     24,365,729
Mortgage-backed securities.................................        296,915      37,800         (223)        334,492
Other debt securities......................................        566,116          94       (2,846)        563,364
                                                             -------------  -----------  -----------  -------------
      Totals...............................................  $  25,218,575   $ 296,042    $ (53,637)  $  25,460,980
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

                                                                                      1995
                                                             ------------------------------------------------------
                                                                               GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED
                                                                 COST          GAINS       LOSSES      FAIR VALUE
                                                             -------------  -----------  -----------  -------------
U.S. Treasury and government agency securities.............  $     154,914   $  41,972    $  --       $     196,886
State and political subdivisions...........................     17,895,268     244,728      (32,592)     18,107,406
Mortgage-backed securities.................................        950,508      61,933       --           1,012,441
Other debt securities......................................        500,000      --           --             500,000
                                                             -------------  -----------  -----------  -------------
      Totals...............................................  $  19,500,690   $ 348,633    $ (32,592)  $  19,816,733
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

    The amortized cost and fair value of securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           AVAILABLE FOR SALE             HELD TO MATURITY
                                                      ----------------------------  ----------------------------
                                                        AMORTIZED                     AMORTIZED
                                                          COST        FAIR VALUE        COST        FAIR VALUE
                                                      -------------  -------------  -------------  -------------
Due in one year or less.............................  $   5,061,467  $   5,065,127  $   3,411,075  $   3,432,023
Due after one year through five years...............     27,210,079     27,418,423     18,374,449     18,492,951
Due after five years through ten years..............      1,303,734      1,344,787      1,957,637      1,977,253
Due after ten years.................................        368,602        405,055      1,178,499      1,224,261
                                                      -------------  -------------  -------------  -------------
Total fixed maturity debt securities................     33,943,882     34,233,392     24,921,660     25,126,488
Mortgage-backed securities..........................      2,582,657      2,621,562        296,915        334,492
Equity securities...................................      1,520,872      1,520,872       --             --
                                                      -------------  -------------  -------------  -------------
                                                      $  38,047,411  $  38,375,826  $  25,218,575  $  25,460,980
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

    Proceeds from sales of securities during 1996 and 1995 were $3,736,825 and $3,573,149. Gross gains of $122,427 and gross losses of $18,777 were realized on sales of available for sale securities in 1996. Gross gains of $8,408 and gross losses of $84,775 were realized on sales of available for sale securities in 1995.

                                 P.T.C. BANCORP

                           DECEMBER 31, 1996 AND 1995

NOTE 2 -- SECURITIES (CONTINUED)
    At December 31, 1996 and 1995, securities carried at $2,263,725 and $5,773,900 were pledged to secure public deposits and for other purposes.

NOTE 3 -- LOANS

    Loans are comprised of the following classifications:

                                                                                        1996            1995
                                                                                   --------------  --------------
Real estate--residential.........................................................  $   74,433,000  $   61,544,000
Real estate--commercial..........................................................      43,370,000      36,140,000
Real estate construction.........................................................      13,650,000       9,583,000
Commercial.......................................................................      41,655,000      39,518,000
Consumer.........................................................................      21,325,000      23,723,000
Other............................................................................       2,875,000       2,987,000
Deferred loan fees...............................................................        (345,000)       (316,000)
                                                                                   --------------  --------------
      Total loans, net of deferred loan fees.....................................  $  196,963,000  $  173,179,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

    Residential real estate loans include loans held for sale of $430,000 and $2,117,000.

    Mortgage loans serviced for others are not reported as assets. These loans totaled $86,495,000 and $69,090,000 at year-end 1996 and 1995. At year-end 1996, mortgage servicing rights were $225,000. Activity during 1996 included $258,000 of additions and amortization expense of $33,000. There was no valuation allowance at year-end 1996.

NOTE 4 -- ALLOWANCE FOR LOAN LOSSES

    An analysis of the allowance for loan losses follows:

                                                                                            1996          1995
                                                                                        ------------  ------------
Beginning balance.....................................................................  $  1,721,947  $  1,600,551
Provision for loan losses.............................................................       828,000       740,000
Losses charged to the allowance.......................................................      (725,569)     (855,690)
Recoveries credited to the allowance..................................................       175,946       237,086
                                                                                        ------------  ------------
      Ending balance..................................................................  $  2,000,324  $  1,721,947
                                                                                        ------------  ------------
                                                                                        ------------  ------------

Impaired loans were as follows:
Year-end loans with no allowance for loan losses allocated............................  $    --       $    128,797
Year-end loans with allowance for loan losses allocated...............................     1,300,000       --
Amount of the allowance allocated.....................................................       475,000       --
Average of impaired loans during the year.............................................       844,059       490,179
Interest income recognized during impairment..........................................        27,756       --
Cash-basis interest income recognized.................................................        27,756       --

                                 P.T.C. BANCORP

                           DECEMBER 31, 1996 AND 1995

NOTE 5 -- PREMISES AND EQUIPMENT

    A summary of premises and equipment at December 31 follows:

                                                                                            1996          1995
                                                                                        ------------  ------------
Land..................................................................................  $    351,916  $    351,916
Buildings and improvements............................................................     3,738,630     3,418,627
Equipment and furniture...............................................................     2,481,732     2,090,435
                                                                                        ------------  ------------
      Total...........................................................................     6,572,278     5,860,978
Less accumulated depreciation.........................................................     3,060,536     2,794,240
                                                                                        ------------  ------------
      Total premises and equipment, net...............................................  $  3,511,742  $  3,066,738
                                                                                        ------------  ------------
                                                                                        ------------  ------------

NOTE 6 -- DEPOSITS

    Certificates of deposits in denominations of $100,000 or more as of December 31, 1996 and 1995 were $28,948,860 and $24,318,073.

At year-end 1996, stated maturities of time deposits were:

1997..........................................................  $96,265,835
1998..........................................................   36,673,139
1999..........................................................    9,893,852
2000..........................................................    6,163,774
2001..........................................................    1,955,978
Thereafter....................................................       29,172
                                                                -----------
                                                                $150,981,750
                                                                -----------
                                                                -----------

NOTE 7 -- NOTES PAYABLE

    The Company has a note payable maturing on December 31, 1998, which is secured by 100% of the Bank's common stock. Payments are due each quarter, consisting of $92,500 principal plus accrued interest. Interest is calculated based on the LIBOR rate plus 2.85% (7.44% at December 31, 1996).

NOTE 8 -- BENEFIT PLANS

    The Company maintains a 401(K) profit-sharing plan covering substantially all employees. Under this plan, employer matching contributions are 50% of employee contributions, up to 6% of eligible salary, plus a profit sharing allocation to all eligible employees. Annual contributions are at the discretion of the Board of Directors. Contributions provided for the 401(K) plan and charged to operations totaled $157,893 and $148,657 in 1996 and 1995.

    The Company maintains a stock option plan covering directors and executive officers. Options are granted at no less than fair value of the Company's stock. Accordingly, no compensation cost has been recognized. Options under the officer plan are generally subject to a 4-year vesting schedule, and expire five years from date of vesting. There were 5,060 options granted during 1995, and 2,365 during 1996. At year-end 1996, there were 32,731 options outstanding under the officer plan with a weighted average exercise price of $16.93, and range of exercise prices of $14.65 - $27.27. There were no options granted in 1995 or 1996 under the director's plan. At year-end 1996, there were 2,096 options outstanding with an effective price of $13.23 per share.

                                 P.T.C. BANCORP

                           DECEMBER 31, 1996 AND 1995

NOTE 9 -- INCOME TAXES

    An analysis of the components of income taxes follows:

                                                                        1996          1995
                                                                    ------------  ------------
Current income taxes..............................................  $  1,551,766  $  1,354,446
Deferred income taxes.............................................        11,927      (154,482)
                                                                    ------------  ------------
  Total income taxes..............................................  $  1,563,693  $  1,199,964
                                                                    ------------  ------------
                                                                    ------------  ------------

    The difference between the financial statement tax provision and amounts computed by applying the federal income tax rate of 34% to pretax income is reconciled as follows:

                                                                        1996          1995
                                                                    ------------  ------------
Expected provision................................................  $  1,645,417  $  1,396,455
Tax effect of:
  Tax-exempt interest income......................................      (545,956)     (448,220)
  Non-deductible interest expense.................................        94,244        74,669
  State income tax, net...........................................       278,603       231,799
  Other items.....................................................        91,385       (54,739)
                                                                    ------------  ------------
    Applicable income tax.........................................  $  1,563,693  $  1,199,964
                                                                    ------------  ------------
                                                                    ------------  ------------

    The net deferred tax asset is comprised of the following components:

                                                                         1996         1995
                                                                      -----------  -----------
Deferred tax assets:
  Allowance for loan losses.........................................  $   549,957  $   439,692
  Deferred compensation.............................................       55,737       60,490
  Core deposit intangibles..........................................       67,258       53,394
  Other.............................................................        5,348      117,030
                                                                      -----------  -----------
                                                                          678,300      670,606
Deferred tax liabilities:
  Unrealized gain on securities available-for-sale..................     (130,085)    (115,965)
  Depreciation......................................................      (32,575)     (16,113)
  Accretion on securities...........................................      (20,553)     (17,394)
                                                                      -----------  -----------
                                                                         (183,213)    (149,472)

Valuation allowance.................................................      --           --
                                                                      -----------  -----------
  Net deferred tax asset............................................  $   495,087  $   521,134
                                                                      -----------  -----------
                                                                      -----------  -----------

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

    The Company, in the ordinary course of business, has loans, commitments and contingent liabilities, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying consolidated balance sheets. The Company's exposure to credit loss in the event of nonperformance by the

                                 P.T.C. BANCORP

                           DECEMBER 31, 1996 AND 1995

NOTE 10 -- COMMITMENTS AND CONTINGENCIES (CONTINUED) other party to the financial guarantees is represented by the contractual amounts of those instruments. The Company uses the same credit policy to make such commitments as it uses for on-balance-sheet items.

    The contractual amount of these financial instruments are summarized as follows:

                                                                     1996           1995
                                                                 -------------  -------------
Commitments to extend credit...................................  $  26,634,000  $  15,879,000
Standby letters of credit......................................      2,349,000      2,111,000

    The commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established under the contract. Generally, such commitments are for no more than one year, and most are variable rate contracts. These commitments are primarily credit card, overdraft protection, and commercial lines of credit.

    Since many commitments expire without being used, the amounts do not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower, and may include accounts receivable, inventory, property, land and other items.

    At December 31, 1996 and 1995, the Company was required by the Federal Reserve to have $3,542,000 and $2,704,000 on deposit or as cash in hand. These reserves do not earn interest.

NOTE 11 -- RELATED PARTY TRANSACTIONS

    Certain directors, officers and principal shareholders of the Company were also customers of the Bank. The aggregate amount of loans to these persons totaled $2,139,417 and $2,520,434 at December 31, 1996 and 1995.

    Related party deposits totaled $1,337,157 at year-end 1996.

NOTE 12 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    CASH AND SHORT-TERM INVESTMENTS: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

    SECURITIES: For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

    LOANS RECEIVABLE: The fair value of loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

    DEPOSIT LIABILITIES: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity

                                 P.T.C. BANCORP

                           DECEMBER 31, 1996 AND 1995

NOTE 12 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

    NOTES PAYABLE: Carrying value is a reasonable estimate of fair value for this adjustable rate instrument.

    OFF-BALANCE SHEET ITEMS: Carrying value is a reasonable estimate of fair value. These instruments are short term in nature.

    The estimated fair values of financial instruments at December 31 are as follows:

                                                                  1996             1996
                                                             CARRYING VALUE     FAIR VALUE
                                                             ---------------  ---------------
Financial assets:
  Cash and short-term investments..........................  $    28,082,000  $    28,082,000
  Securities available for sale............................       38,376,000       38,376,000
  Securities held to maturity..............................       25,219,000       25,461,000
  Loans....................................................      196,963,000      196,816,000
Financial liabilities:
  Deposits.................................................     (271,127,000)    (271,807,000)
  Notes payable............................................         (500,000)        (500,000)
Off balance sheet items....................................        --               --

                                                                  1995             1995
                                                             CARRYING VALUE     FAIR VALUE
                                                             ---------------  ---------------
Financial assets:
  Cash and short-term investments..........................  $    26,860,000  $    26,860,000
  Securities available for sale............................       38,426,000       38,426,000
  Securities held to maturity..............................       19,500,000       19,817,000
  Loans....................................................      171,457,000      172,189,000
Financial liabilities:
  Deposits.................................................     (241,735,000)    (242,814,000)
  Notes payable............................................       (1,000,000)      (1,000,000)
Off balance sheet items....................................        --               --

NOTE 13 -- REGULATORY MATTERS

    The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

                                 P.T.C. BANCORP

                           DECEMBER 31, 1996 AND 1995

NOTE 13 -- REGULATORY MATTERS (CONTINUED)
    The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                                                          CAPITAL TO RISK-
                                                          WEIGHTED ASSETS
                                                     --------------------------      TIER 1 CAPITAL
                                                        TOTAL        TIER 1        TO AVERAGE ASSETS
                                                        -----        ------      ----------------------
Well capitalized...................................         10%            6%                 5%
Adequately capitalized.............................          8%            4%                 4%
Undercapitalized...................................          6%            3%                 3%

    At year end 1996, consolidated actual capital levels (in thousands) and minimum required levels were:

                                                                                  MINIMUM REQUIRED TO BE
                                                           MINIMUM REQUIRED FOR
                                                                                  WELL CAPITALIZED UNDER
                                                             CAPITAL ADEQUACY       PROMPT CORRECTIVE
                                          ACTUAL                 PURPOSES           ACTION REGULATIONS
                                  ----------------------  ----------------------  ----------------------
                                   AMOUNT       RATIO      AMOUNT       RATIO      AMOUNT       RATIO
                                  ---------  -----------  ---------  -----------  ---------  -----------
Total capital (to risk-weighted
  assets)
  Consolidated..................  $  21,836      11.60%   $  15,055        8.0%   $  18,819       10.0%
  Bank..........................  $  21,487      11.46%   $  14,995        8.0%   $  18,744       10.0%

Tier 1 capital (to risk-weighted
  assets)
  Consolidated..................  $  19,836      10.54%   $   7,528        4.0%   $  11,291        6.0%
  Bank..........................  $  19,487      10.40%   $   7,498        4.0%   $  11,246        6.0%

Tier 1 capital (to average
  assets)
  Consolidated..................  $  19,836       6.73%   $  11,795        4.0%   $  14,744        5.0%
  Bank..........................  $  19,487       6.63%   $  11,753        4.0%   $  14,692        5.0%

    The Company and Bank at year-end 1996 were categorized as well capitalized.

NOTE 14 -- PENDING ACCOUNTING CHANGES

    Financial Accounting Standard No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, was issued by the Financial Accounting Standards Board in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It is effective for some transactions in 1997 and others in 1998. The effect on the financial statements is not expected to be material.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 8, 1997, among INDIANA UNITED BANCORP, an Indiana corporation ("IUB") and PTC BANCORP, an Indiana corporation ("PTC").

                                R E C I T A L S

    A. The Boards of Directors of IUB and PTC each have determined that a business combination involving the merger of PTC with and into IUB is in the best interests of their respective companies and their respective companies' shareholders, communities, customers and other constituencies, and presents an opportunity for IUB and PTC and their respective shareholders to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein (the "Merger") upon the terms and subject to the conditions set forth herein.

    B. IUB and PTC desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

    C. For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    D. It is intended that the Merger shall be recorded for accounting and financial reporting purposes as a pooling of interests.

                               A G R E E M E N T

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") shall be duly executed and acknowledged by the Surviving Corporation (as defined in Section l.3) and thereafter delivered to the Secretary of State of the State of Indiana, for filing, as provided in the Indiana Business Corporation Law (the "IBCL"), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Indiana or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

    1.2 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be the first day which is five business days after satisfaction of the latest to occur of the conditions set forth in Sections 6.1, 6.2(b) and 6.3(b) (other than delivery of the officers' certificates referred to in Sections 6.2(b) and 6.3(b)), provided that the other closing conditions set forth in Article VI have been met or waived as provided in Article VI at or prior to the Closing (the "Closing Date"), at the offices of Henderson, Daily, Withrow & DeVoe, 2600 One Indiana Square, Indianapolis, Indiana 46204, unless another time, date or place is agreed to by the parties hereto.

    1.3 EFFECTS OF THE MERGER. At the Effective Time, (a) the separate existence of PTC shall cease and PTC shall be merged with and into IUB, (b) the articles of incorporation of IUB as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law and (c) the bylaws of IUB as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. As used in this Agreement, "Surviving Corporation" shall mean IUB. At and after the Effective Time, the Merger will have the effects set forth in Section 23-1-40-6 of the IBCL.

                                   ARTICLE II
                   EFFECT OF THE MERGER ON THE STOCK OF PTC;
                            EXCHANGE OF CERTIFICATES

    2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any common stock of PTC ("PTC Common Stock"):

        (a) CANCELLATION OF CERTAIN SHARES. All PTC Common Stock that is owned by PTC as treasury stock or by IUB or by any wholly owned Subsidiary of PTC or IUB (other than shares in trust accounts, managed accounts and the like that are beneficially owned by third parties (any such shares, "trust account shares")) shall be canceled and shall cease to exist and no shares of common stock of IUB or other consideration shall be delivered in exchange therefor.

        (b) CONVERSION OF PTC COMMON STOCK. Each of the shares of PTC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into 1.075 (such number being referred to as the "Conversion Ratio") fully paid and non-assessable shares of common stock of IUB, without par value ("IUB Common Stock"), all in accordance with Section 2.2.

        (c) DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, PTC Common Stock that is outstanding immediately prior to the Effective Time and which is held by shareholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly delivered in writing notice of intent to demand payment for such shares in accordance with Section 23-1-44-11 of the IBCL and who thereafter shall have properly demanded payment and otherwise complied with the provisions of Section 23-1-44-13 of the IBCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration provided in Section 2.1(b). Such shareholders ("Dissenting Holders") shall be entitled to receive payment of the fair value of such PTC Common Stock held by them in accordance with the provisions of Section 23-1-44-15 or 23-1-44-19 of the IBCL, as applicable, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to receive payment of the fair value of such PTC Common Stock under such provisions of the IBCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided in Section 2.1(b), without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such PTC Common Stock in accordance with Section 2.2.

        (d) ADJUSTMENT TO CONVERSION RATIO. If, prior to the Effective Time of the Merger, IUB shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares any IUB Common Stock, the Conversion Ratio shall be multiplied by a fraction, the numerator of which shall be the number of shares of IUB Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event, and the product shall be the Conversion Ratio for purposes of Section 2.1(b).

    2.2  EXCHANGE OF CERTIFICATES.

        (a) EXCHANGE AGENT. IUB shall authorize a commercial bank (or such other person or persons as shall be acceptable to PTC) to act as exchange agent hereunder (the "Exchange Agent"). As soon as practicable, but not later than three business days after the Effective Time, IUB shall deposit with the Exchange Agent, in trust for the holders of certificates which immediately prior to the Effective

    Time represented PTC Common Stock converted in the Merger ("PTC Certificates"), certificates representing the shares of IUB Common Stock (such shares of IUB Common Stock, together with any dividends or distributions with respect thereto in accordance with Section 2.2(c), being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1(b) (less, if applicable, the number of Excess Shares that will not be issued and sold because of payment for fractional shares being made pursuant to Section 2.2(e)(iv)) in exchange for the outstanding PTC Common Stock (the "IUB Certificates").

        (b)  EXCHANGE PROCEDURES.

           (i) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each recordholder of a PTC Certificate a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the PTC Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and shall contain instructions for use in effecting the surrender of PTC Certificates in exchange for the consideration described in the next sentence). Upon surrender for cancellation to the Exchange Agent of all PTC Certificates held by any recordholder of PTC Certificates, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor an IUB Certificate(s) representing the number of whole shares of IUB Common Stock into which the PTC Common Stock represented by the surrendered PTC Certificate(s) shall have been converted at the Effective Time pursuant to this Article II, cash in lieu of any fractional share of IUB Common Stock in accordance with Section 2.2(e) and certain dividends and other distributions in accordance with Section 2.2(c), and the PTC Certificate(s) so surrendered shall forthwith be canceled; PROVIDED, HOWEVER, that PTC Certificates surrendered for exchange by any person constituting an "affiliate" of PTC for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for IUB Certificates until IUB has received a written agreement from such person as provided in Section 5.3.

           (ii) Until PTC Certificates have been surrendered and exchanged for IUB Certificates as herein provided, each outstanding PTC Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an IUB Certificate(s) representing a whole number of shares of IUB Common Stock and cash in lieu of any fractional share as contemplated by this Section 2.2. No transfer taxes shall be payable in connection with any such exchange, except that if any IUB Certificate (or any check representing cash in lieu of a fractional share) is to be issued in the name other than that in which the PTC Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the IUB Certificate (or check) in a name other than that of the registered holder of the PTC Certificate, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. IUB or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of PTC Common Stock such amounts as IUB or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by IUB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of PTC Common Stock in respect of whom such deduction and withholding was made by IUB or the Exchange Agent. If outstanding PTC Certificates are not surrendered prior to six years after the Effective Time of the Merger (or, in any particular case, prior to such earlier date on which dividends and other distributions, if any, described above would otherwise escheat to or become the property of any governmental unit or agency), the amount of dividends and other distributions, if any, that have become payable and that thereafter become payable on IUB Common Stock evidenced by such PTC Certificates as provided herein shall, to the extent permitted by applicable law, become the property of IUB (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled thereto.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to IUB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered PTC Certificate with respect to the IUB Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of such PTC Certificate shall surrender it. Subject to the effect of applicable laws, following surrender of any such PTC Certificate, there shall be paid to the holder of the IUB Certificate representing whole shares of IUB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender or promptly thereafter as is practicable, the amount of any cash payable with respect to a fractional share of IUB Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole number of shares of IUB Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole number of shares of IUB Common Stock.

        (d) NO FURTHER OWNERSHIP RIGHTS IN PTC COMMON STOCK. All IUB Common Stock issued upon conversion of PTC Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such PTC Common Stock, SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by PTC on PTC Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. At the Effective Time, the stock transfer books of PTC shall be closed to holders of PTC Common Stock immediately prior to the Effective Time and no transfer of PTC Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, PTC Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

        (e)  NO FRACTIONAL SHARES.

           (i) No fractional share of IUB Common Stock and no certificate or scrip therefor, or other evidence of ownership thereof, will be issued, and no right to receive cash in lieu thereof shall entitle the holder thereof to any voting or other rights of a holder of shares or fractional share interests.

           (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of shares of IUB Common Stock delivered to the Exchange Agent by IUB pursuant to
       Section 2.2(a) over (ii) the aggregate number of whole shares of IUB Common Stock to be distributed to holders of PTC Common Stock pursuant to
       Section 2.2(b) (such excess being herein called the "Excess Shares"). As promptly as practicable after such determination of the number of Excess Shares, the Exchange Agent, as agent for the holders of PTC Common Stock, shall sell the Excess Shares in the over-the-counter market at then prevailing prices, all in the manner provided in subparagraph (iii) of this Section 2.2(e).

           (iii) The sale of the Excess Shares by the Exchange Agent shall be executed in the over-the-counter market through one or more market makers for IUB Common Stock and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of PTC Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of PTC Common Stock (the "Excess Shares Trust"). IUB shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Excess Shares Trust to which each holder of PTC Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Excess Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of PTC Common Stock is entitled (after taking into account all shares of PTC Common Stock then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of PTC Common Stock are entitled.

           (iv) Notwithstanding the provisions of subparagraphs (ii) and (iii) above, if the parties shall so agree in writing prior to the Closing, then in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in said subparagraphs, each holder of PTC Common Stock shall be paid an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder (after taking into account all shares of PTC Common Stock then held by such holder) would otherwise be entitled by the midpoint between the highest "bid" and lowest "asked" price for a share of IUB Common Stock in the over-the-counter market for the business day immediately preceding the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this subparagraph (iv).

           (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of PTC Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of PTC Common Stock subject to and in accordance with the terms of Section 2.2(b).

        (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the shareholders of PTC for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of PTC who have not theretofore complied with this Article II shall thereafter look only to IUB for payment of their claim for IUB Common Stock, any cash in lieu of fractional shares of IUB Common Stock and any dividends or distributions with respect to IUB Common Stock.

        (g) NO LIABILITY. Neither IUB, PTC nor the Surviving Corporation shall be liable to any holder of PTC Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF PTC. PTC represents and warrants to IUB that:

        (a) ORGANIZATION, STANDING AND POWER. PTC is a corporation duly organized and validly existing under the laws of the State of Indiana. Each of PTC's Subsidiaries is a corporation duly organized and validly existing under the laws of its state of incorporation or organization. Each of PTC and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PTC. For purposes of this Agreement: (i) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to IUB, PTC or the Surviving Corporation, as the case may be, any change or effect that is or would reasonably be expected (insofar as can reasonably be foreseen at the time) to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of IUB and its Subsidiaries taken as a whole, PTC and its Subsidiaries taken as a whole, or the Surviving Corporation and its Subsidiaries taken as a whole, as the case may be; provided, however, that no Material Adverse Change or Material Adverse Effect shall be deemed to have occurred by reason of a change or effect resulting from general economic conditions, general industry conditions, changes in banking laws or regulations of general applicability or interpretations thereof, or a general deterioration in the financial markets; and (ii) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which IUB, PTC or the Surviving Corporation, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interest the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

        (b)  CAPITAL STRUCTURE.

           (i) The authorized capital stock of PTC consists of 2,000,000 shares of common stock, without par value ("PTC Common Stock"), 1,026,401 shares of which are outstanding, an aggregate of 30,731 shares of which are reserved for issuance in connection with outstanding stock options (each a "PTC Option") granted under the PTC Incentive Stock Option Plan (the "PTC Stock Option Plan") and no shares of which are held by PTC in its treasury; and 1,000,000 shares of preferred stock, no par value, with respect to which the board of directors is authorized to determine the series and classes thereof together with the rights, privileges and voting rights. No shares of preferred stock are outstanding, reserved for issuance or held by PTC in its treasury.

           (ii) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of PTC may vote ("Voting Debt") are issued or outstanding. All outstanding shares of PTC Common Stock are, and any PTC Common Stock that may be issued pursuant to the exercise of any outstanding stock option will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

           (iii) Except as set forth herein, in any PTC SEC Document (as defined in Section 3.1(d) hereof) filed prior to the date hereof or the letter dated and delivered to IUB on the date hereof (the "PTC Letter"), which relates to this Agreement and is designated therein as being the PTC Letter, there is no option, warrant, call, right (including any preemptive right), commitment or any other agreement of any character that PTC or any Subsidiary is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase or redeem any shares of capital stock, any Voting Debt, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of PTC or any Subsidiary, or to provide funds to, or make an investment (in the form of a loan, capital contribution or otherwise) in, any of PTC's Subsidiaries or (excepting loans made in the ordinary course of a commercial banking business) any other corporation, partnership, firm, individual, trust or other legal entity (each, and any group of any two or more of the foregoing, a "Person").

           (iv) Except as set forth in any PTC SEC Document filed prior to the date hereof or the PTC Letter, and except for this Agreement, there is no voting trust or other agreement or understanding to which PTC or any Subsidiary is a party, or may be bound by, with respect to the voting of the capital stock of PTC or any Subsidiary.

           (v) Since December 31, 1994, except as set forth in any PTC SEC Document filed prior to the date hereof or the PTC Letter, PTC has not
       (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of PTC or any Subsidiary; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through any Subsidiary, any shares of capital stock of PTC or any Subsidiary (other than the acquisition of trust account shares); or (C) declared, set aside, made or paid to shareholders of PTC dividends or other distributions on the outstanding shares of capital stock of PTC, other than regular quarterly cash dividends at a rate not in excess of the regular quarterly cash dividend most recently declared by PTC prior to September 30, 1997.

        (c)  AUTHORITY.

           (i) PTC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by PTC of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of PTC and no other corporate proceedings on the part of PTC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the shareholders of PTC in accordance with the IBCL and PTC's articles of incorporation). This Agreement has been duly and validly executed and delivered by PTC and, assuming this Agreement constitutes the valid and binding agreement of IUB, constitutes the valid and binding agreement of PTC, enforceable in accordance with its terms, except that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (C) judicial discretion.

           (ii) Except as set forth in the PTC Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby (subject to approval by the shareholders of PTC of this Agreement) will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation, acceleration or payment of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, amendment, cancellation, acceleration or payment, loss or creation, a "Violation") pursuant to, any provisions of the articles of incorporation or bylaws of PTC or any Subsidiary or, except as set forth in the PTC Letter, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Subsection (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 3.1(o)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PTC or any Subsidiary or their respective properties or assets.

           (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") is required by or with respect to PTC or any Subsidiary in connection with the execution and delivery of this Agreement, or the consummation by PTC of the transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect on PTC, except for (A) the filing by IUB of an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and approval of same, (B) the filing by IUB of a Registration Statement on Form S-4 ("S-4") with the Securities and Exchange Commission ("SEC"), and the declaration by the SEC of its effectiveness, (C) the filing by IUB and PTC with the SEC of (x) a joint proxy statement in definitive form relating to the meetings of IUB's and PTC's shareholders to be held in connection with the Merger (the "Proxy Statement") and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (D) the filing by IUB of Articles of Merger with the Secretary of State of the State of Indiana, and appropriate documents with the relevant authorities of other states in which PTC is qualified to do business, (E) the filing of an application by IUB with the Director of the Department of Financial Institutions of the State of Indiana ("DFI"), and approval thereof, (F) notices to or filings with the Small Business Administration ("SBA"), or the Internal Revenue Service (the "IRS") or the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any Benefit Plans, and (G) such filings and approvals as may be required under the "blue sky" laws of various states.

        (d) PTC SEC DOCUMENTS; FINANCIAL STATEMENTS. PTC has made available to IUB the Registration Statement on Form 10-SB and Amendment No. 1 thereto filed by it in April and July, 1997 respectively, with the SEC under the Exchange Act in the form (including exhibits) filed with the SEC (collectively, the "PTC Form 10") and its quarterly report on Form 10-QSB for the quarter ending June 30, 1997, as filed with the SEC in August, 1997 (the "PTC Form 10-Q"). As of their respective dates, the PTC Form 10 and Form 10-Q did not, and each document filed by PTC with the SEC under the Securities Act or the Exchange Act subsequent to the date hereof (together with the PTC Form 10 and Form 10-Q, collectively the "PTC SEC Documents") will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, PROVIDED, HOWEVER, that PTC makes no representation with respect to information supplied by IUB for use in PTC SEC Documents after the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the PTC SEC Documents (including their related notes and schedules) fairly presents the consolidated financial condition of PTC and its consolidated Subsidiaries as of the date set forth therein and each of the consolidated statements of income and of changes in financial position included or incorporated by reference into the PTC SEC Documents (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of PTC and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements to normal year-end adjustments and any other adjustments described therein which individually or in the aggregate will not be material in amount or effect), in each case in accordance with generally accepted accounting principals consistently applied during the periods involved, except as may be noted therein.

        (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the PTC Letter or disclosed in any PTC SEC Document filed prior to the date hereof, since December 31, 1996, neither PTC nor any Subsidiary has incurred any material liability or obligation (indirect, direct or contingent), except in the ordinary course of its business consistent with past practices, taken any of the prohibited actions set forth in Section 4.1, or suffered any change, or any event involving a prospective change, in its business, financial condition or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect on PTC.

        (f) ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the PTC Letter or disclosed in any PTC SEC Document filed prior to the date hereof, neither PTC nor any Subsidiary has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PTC. PTC has set forth in the PTC Letter, as of the date hereof, all interest rate and currency exchange agreements, and all trading positions regarding any form or type of derivative financial product the value of which is linked to, or derived from, the value of an underlying asset, rate or index.

        (g) ALLOWANCE FOR CREDIT LOSSES. Except as set forth in the PTC Letter, the allowance for credit losses (the "Allowance") shown on the consolidated statements of financial position of PTC and its Subsidiaries as of June 30, 1997 was, and the Allowance shown on each of the consolidated statements of condition of PTC and its Subsidiaries as of a date subsequent to the execution of this Agreement will be, in each case as of the dates thereof, determined in accordance with safe and sound banking practices and the guidelines and policies of the Federal Deposit Insurance Corporation ("FDIC"), and was (or will be) adequate, in the reasonable judgment of management, to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of PTC and its Subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by PTC and its Subsidiaries.

        (h) ENVIRONMENTAL MATTERS. Except as set forth in the PTC Letter, neither PTC, any of its Subsidiaries, nor any properties presently or previously owned or operated by PTC or any of its Subsidiaries has been or is in violation of or liable under any Environmental Law (as hereinafter defined). There are no actions, suits or proceedings, or demands, claims, notices or investigations (including notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of PTC, threatened, relating to the liability of any properties owned or operated by PTC or any of its Subsidiaries under any Environmental Law. "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement between PTC or IUB, as the case may be, and any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component; and includes, without limitation, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act.

        (i) INFORMATION SUPPLIED. None of the information supplied or to be supplied by PTC for inclusion in (i) the S-4 to be filed with the SEC by IUB in connection with the issuance of IUB Common Stock in the Merger will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement to be filed with the SEC in connection with the meeting of shareholders will, at the dates of mailing to shareholders of IUB and PTC and at the times of the meetings of shareholders of IUB and PTC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to IUB) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information set forth in the PTC Letter by PTC for purposes of this Agreement is true and accurate in all material respects.

        (j) NO DEFAULT. Except as set forth in the PTC Letter, no Violation exists on the part of PTC or any Subsidiary with respect to any term, condition or provision of (i) its articles of incorporation or bylaws, (ii) any note, mortgage, indenture, other evidence of indebtedness, guaranty, license, agreement or other contract, instrument or contractual obligation to which PTC or any Subsidiary is now a party or by which it or any of its properties or assets may be bound, or (iii) any order, writ, injunction or decree applicable to PTC or any Subsidiary, except for possible Violations that, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on PTC.

        (k) COMPLIANCE WITH LICENSES, PERMITS AND APPLICABLE LAWS. PTC and its Subsidiaries have received such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental entities (the "PTC Permits") as are necessary to own or lease and operate their respective properties and to conduct their respective businesses as currently owned or leased and conducted, and all such PTC Permits are valid and in full force and effect. PTC and its Subsidiaries are in compliance in all material respects with their respective obligations under the PTC Permits, with only such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PTC, and no event has occurred that allows, or after notice or lapse of time, or both, would allow, revocation or termination of any material PTC Permit. Except as set forth in the PTC Letter, the businesses of PTC and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on PTC. Except for routine examinations by Governmental Entities charged with the supervision or regulation of banks or bank holding companies or the insurance of bank deposits ("Bank Regulators"), as of the date of this Agreement, to the knowledge of PTC, no investigation by any Governmental Entity with respect to PTC or any of its Subsidiaries is pending or threatened.

        (l) ACTIONS AND PROCEEDINGS. Except as set forth in the PTC Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or affecting PTC or any Subsidiary, any of its or their current or to its knowledge former directors, employees, consultants, agents or shareholders, as such, any of its or their properties, assets or business or any PTC Benefit Plan. Except as set forth in the PTC Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of PTC, threatened against or affecting PTC or any Subsidiary, any of its or their current or former directors, officers, employees, consultants, agents or shareholders, as such, any of its or their properties, assets or business or any PTC Benefit Plan. There are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations or labor disputes pending or, to the knowledge of PTC, threatened against or affecting PTC or any Subsidiary, any of its or their current or former directors, officers, employees, consultants, agents or shareholders, as such, any of its or their properties, assets or business or any PTC Benefit Plan relating to the transactions contemplated by this Agreement.

        (m) TAXES. To PTC's knowledge, PTC and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or PTC has paid on their behalf), or have set up an adequate reserve for the payment of, all Taxes required to be paid as shown on such returns, and the most recent PTC financial statements included or incorporated by reference in any PTC SEC Document reflect an adequate reserve for all Taxes payable by PTC and its Subsidiaries accrued through the date of such financial statements. No material deficiencies for any Taxes have been proposed, asserted or assessed against PTC or any of its Subsidiaries that are not adequately reserved for. Except with respect to claims for refund, the federal income tax returns of PTC and each of its Subsidiaries consolidated in such returns have been examined by and settled with the IRS, or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1993. For the purpose of this Agreement, the term "Taxes" (including, with correlative meaning, the term "tax") shall include, except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, unemployment (including unemployment insurance premiums or contributions), use, property, withholding, excise, occupancy, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

        (n) CERTAIN AGREEMENTS. Except as set forth in the PTC Letter or disclosed in any PTC SEC Document filed prior to the date hereof, and except for this Agreement, as of the date of this Agreement, neither PTC nor any of its Subsidiaries is a party to any oral or written (i) employment or other agreement, contract, commitment, program, policy or arrangement requiring PTC or any Subsidiary to pay compensation (including any salary, bonus, deferred compensation, incentive compensation, severance, vacation or sick pay, or any other fringe benefit payment) or any other type of remuneration to any Person, (ii) agreement or plan, including any stock option plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iii) contract or agreement not terminable on 30 days' or less notice involving the payment of more than $7,500 in any 12 month period; or (iv) contract or agreement that materially limits the ability of PTC directly or through any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time.

        (o)  BENEFIT PLANS.

           (i) PTC has disclosed in the PTC Letter or a PTC SEC Document filed prior to the date hereof each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA")) (all the foregoing being herein called "Benefit Plans"), maintained or contributed to by PTC or any Subsidiary (the "PTC Benefit Plans"). PTC will make available to IUB a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) each such PTC Benefit Plan, (C) each trust agreement relating to such PTC Benefit Plan, (D) the most recent summary plan description for each PTC Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to a PTC Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any PTC Benefit Plan qualified under
       Section 401(a) of the Code.

           (ii) With respect to the PTC Benefit Plans, individually and in the aggregate, except as set forth in the PTC Letter or any PTC SEC Document filed prior to the date hereof, no event has occurred and, to the knowledge of the PTC, there exists no condition or set of circumstances, in connection with which PTC or any of its Subsidiaries could be subject to any liability (except liability for benefits, claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

        (p) SUBSIDIARIES. PTC has set forth in the PTC Letter the name of each Subsidiary of it. All of the shares of capital stock of each Subsidiary are held directly or indirectly by PTC and such shares are validly issued, fully paid and nonassessable and, except as set forth in the PTC Letter or any PTC SEC Document filed prior to the date hereof, are owned by PTC free and clear of any lien, charge, encumbrance, claim, option, right of first refusal, limitation on voting rights, or other restriction of any nature whatsoever. The Subsidiary conducting a commercial banking business is a bank duly organized under Title 28 of the Indiana Code, validly existing and in good standing with the DFI, and all of the deposits of such Subsidiary are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law.

        (q) AGREEMENTS WITH BANK REGULATORS. Neither PTC nor any Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has PTC been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

        (r) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of PTC Common Stock entitled to vote thereon is the only vote of the holders of any class or series of PTC capital stock necessary to approve this Agreement and the transactions contemplated hereby.

        (s) PROPERTIES. Except as set forth in the PTC Letter or disclosed in any PTC SEC Document filed prior to the date hereof, PTC or one of its Subsidiaries (A) has good, valid and marketable title to all the properties and assets reflected in the most recent audited financial statements included in any PTC SEC Document as being owned by PTC or one of its Subsidiaries, or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all mortgages, pledges, security interests, claims, liens, charges, options or other encumbrances of any nature whatsoever (including, without limitation, in the case of real property, easements and rights-of-way) (collectively, "Liens"), except (x) statutory Liens securing payments not yet due, (y) Liens on assets of any Subsidiary of PTC incurred in the ordinary course of a commercial banking business and (z) such Liens and imperfections or irregularities of title that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in any PTC SEC Document or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to PTC's knowledge, the lessor.

        (t) POOLING OF INTERESTS. To PTC's knowledge, neither PTC nor any Subsidiary has taken or failed to take any action that would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

        (u) OWNERSHIP OF IUB STOCK. Neither PTC nor, to its best knowledge, any of its affiliates or associates (as such terms are defined for purposes of Section 23-1-43-18 of the IBCL), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of IUB which in the aggregate represents 10% or more of the outstanding shares of capital stock of IUB entitled to vote generally in the election of directors.

        (v)  SECTION 23-1-43-18 OF THE IBCL NOT APPLICABLE.  The provisions of
    Section 23-1-43-18 of the IBCL will not, prior to the termination of this Agreement, assuming the accuracy of the representations contained in Section 3.2(u) (without giving effect to the knowledge qualification therein), apply to this Agreement, the Merger or the transactions contemplated hereby.

    3.2 REPRESENTATIONS AND WARRANTIES OF IUB. IUB represents and warrants to PTC as follows:

        (a) ORGANIZATION, STANDING AND POWER. IUB is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Each of IUB's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. Each of IUB and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IUB.

        (b)  CAPITAL STRUCTURE.

           (i) The authorized capital stock of IUB consists of 3,000,000 shares of common stock, without par value ("IUB Common Stock"), 1,250,897 shares of which are outstanding and none of which are reserved for issuance or held by IUB in its treasury; and 400,000 shares of preferred stock, without par value, with respect to which the board of directors is authorized to determine the series and classes thereof together with the rights, privileges and voting rights ("IUB Preferred Stock"). There are no shares of IUB Preferred Stock outstanding, reserved for issuance or held by IUB in its treasury.

           (ii) No Voting Debt of IUB is issued or outstanding. All outstanding shares of IUB Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

           (iii) Except as set forth in any IUB SEC Document (as defined in Section 3.2(d) hereof) filed prior to the date hereof or the letter dated and delivered to PTC on the date hereof (the "IUB Letter"), which relates to this Agreement and is designated therein as being the IUB Letter, there is no option, warrant, call, right (including any preemptive right), commitment or any other agreement of any character that IUB or any Subsidiary is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase or redeem any shares of capital stock, any Voting Debt, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of IUB or any Subsidiary, or to provide funds to, or make an investment (in the form of a loan, capital contribution or otherwise) in, any of IUB's Subsidiaries or (excepting loans made in the ordinary course of a commercial banking business) any other Person.

           (iv) Except as set forth in any IUB SEC Document filed prior to the date hereof or the IUB Letter, and except for this Agreement, there is no voting trust or other agreement or understanding to which IUB or any Subsidiary is a party, or may be bound by, with respect to the voting of the capital stock of IUB or any Subsidiary.

           (v) Since December 31, 1994, except as set forth in any IUB SEC Document filed prior to the date hereof or the IUB Letter, IUB has not
       (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of IUB or any Subsidiary; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through any Subsidiary, any shares of capital stock of IUB or any Subsidiary (other than the acquisition of trust account shares); or (C) declared, set aside, made or paid to shareholders of IUB dividends or other distributions on the outstanding shares of capital stock of IUB, other than regular quarterly cash dividends at a rate not in excess of the regular quarterly dividend most recently declared by IUB prior to September 30, 1997.

        (c)  AUTHORITY.

           (i) IUB has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by IUB of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of IUB, and no other corporate proceedings on the part of IUB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the shareholders of IUB in accordance with the IBCL and IUB's articles of incorporation). This Agreement has been duly and validly executed and delivered by IUB, and assuming this Agreement constitutes the valid and binding agreement of PTC, constitutes the valid and binding agreement of IUB, enforceable in accordance with its terms, except that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (C) judicial discretion.

           (ii) Except as set forth in the IUB Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby (subject to approval by its shareholders) will not, create any Violation under any provisions of the articles of incorporation or bylaws of IUB or any Subsidiary or, except as set forth in the IUB Letter and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Subsection (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 3.1(o)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to IUB or any Subsidiary or their respective properties or assets.

           (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to IUB or any Subsidiary in connection with the execution and delivery of this Agreement, or the consummation by IUB of the transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect on IUB, except for (A) the filing by IUB of an application with the Federal Reserve under the BHC Act, and approval of same, (B) the filing by IUB of the S-4 with the SEC, and the declaration by the SEC of its effectiveness, (C) the filing by IUB and PTC with the SEC of (x) the Proxy Statement and (y) such reports under
       Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (D) the filing by IUB of Articles of Merger with the Secretary of State of the State of Indiana, and appropriate documents with the relevant authorities of other states in which IUB is qualified to do business, (E) the filing of an application by IUB with the Director of the DFI, and the approval thereof, (F) notices to or filings with the SBA, or the IRS or the PBGC with respect to any Benefit Plans, and (G) such filings and approvals as may be required under the "blue sky" laws of various states.

        (d) IUB SEC DOCUMENTS: FINANCIAL STATEMENTS. IUB has made available to PTC each document filed by it since December 31, 1994 with the SEC under the Securities Act or the Exchange Act, including without limitation, (i) IUB's Annual Report on Form 10-K for the year ended December 31, 1996, (ii) IUB's Quarterly Report on Form 10-Q for the period ended March 31 and June 30, 1997, and (iii) IUB's definitive proxy statement for its 1997 Annual Meeting of Shareholders held May 20, 1997, each in the form (including exhibits and any amendments) filed with the SEC (collectively, together with all reports and documents filed with the SEC subsequent to the date hereof, the "IUB SEC Documents"). As of their respective dates, each of the IUB SEC Documents did not, and each of the IUB SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, provided, however that IUB makes no representation with respect to information supplied by PTC for use in IUB SEC Documents after the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the IUB SEC Documents (including their related notes and schedules) fairly presents the consolidated financial condition of IUB and its consolidated Subsidiaries as of the date set forth therein and each of the consolidated statements of income and of changes in financial position included or incorporated by reference into the IUB SEC Documents (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of IUB and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements to normal year-end adjustments and any other adjustments described therein which individually or in the aggregate will not be material in amount or effect), in each case in accordance with generally accepted accounting principals consistently applied during the periods involved, except as may be noted therein.

        (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the IUB Letter or disclosed in any IUB SEC Document filed prior to the date hereof, since December 31, 1996, neither IUB nor any Subsidiary has incurred any material liability obligation (indirect, direct or contingent), except in the ordinary course of its business consistent with past practices, taken any of the prohibited actions set forth in Section 4.1, or suffered any change, or any event involving a prospective change, in its business, financial condition or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect on IUB.

        (f) ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the IUB Letter or disclosed in any IUB SEC Document filed prior to the date hereof, neither IUB nor any Subsidiary has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IUB. IUB has set forth in the IUB Letter, as of the date hereof, all interest rate and currency exchange agreements, and all trading positions regarding any form or type of derivative financial product the value of which is linked to, or derived from, the value of an underlying asset, rate or index.

        (g) ALLOWANCE FOR CREDIT LOSSES. Except as set forth in the IUB Letter, the Allowance shown on the consolidated statements of financial position of IUB and its Subsidiaries as of June 30, 1997 was, and the Allowance shown on each of the consolidated statements of condition of IUB and its Subsidiaries as of a date subsequent to the execution of this Agreement will be, in each case as of the dates thereof, determined in accordance with safe and sound banking practices and the guidelines and policies of the FDIC, and was (or will be) adequate, in the reasonable judgment of management, to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of IUB and its Subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by IUB and its Subsidiaries.

        (h) ENVIRONMENTAL MATTERS. Except as set forth in the IUB Letter, neither IUB, any of its Subsidiaries, nor any properties presently or previously owned or operated by IUB or any of its Subsidiaries has been or is in violation of or liable under any Environmental Law. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of IUB, threatened, relating to the liability of any properties owned or operated by IUB or any of its Subsidiaries under any Environmental Law.

        (i) INFORMATION SUPPLIED. None of the information supplied or to be supplied by IUB for inclusion in (i) the S-4 to be filed with the SEC by IUB in connection with the issuance of IUB Common Stock in the Merger will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement to be filed with the SEC in connection with the meeting of shareholders will, at the dates of mailing to shareholders of IUB and PTC and at the time of the meetings of shareholders of IUB and PTC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to PTC) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information set forth in the IUB Letter by IUB for purposes of this Agreement is true and accurate in all material respects.

        (j) NO DEFAULT. Except as set forth in the IUB Letter, no Violation exists on the part of IUB or any Subsidiary with respect to any term, condition or provision of (i) its articles of incorporation or bylaws, (ii) any note, mortgage, indenture, other evidence of indebtedness, guaranty, license, agreement or other contract, instrument or contractual obligation to which IUB or any Subsidiary is now a party or by which it or any of its properties or assets may be bound, or (iii) any order, writ, injunction or decree applicable to IUB or any Subsidiary, except for possible Violations that, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on IUB.

        (k) COMPLIANCE WITH LICENSES, PERMITS AND APPLICABLE LAWS. IUB and its Subsidiaries have received such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental entities (the "IUB Permits") as are necessary to own or lease and operate their respective properties and to conduct their respective businesses as currently owned or leased and conducted, and all such IUB Permits are valid and in full force and effect. IUB and its Subsidiaries are in compliance in all material respects with their respective obligations under the IUB Permits, with only such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IUB, and no event has occurred that allows, or after notice of lapse of time, or both, would allow, revocation or termination of any material IUB Permit. Except as set forth in the IUB Letter, the businesses of IUB and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and insofar as reasonably can be foreseen in the future will not, have a Material Adverse Effect on IUB. Except for routine examinations by Bank Regulators, as of the date of this Agreement, to the knowledge of IUB, no investigation by any Governmental Entity with respect to IUB or any of its Subsidiaries is pending or threatened.

        (l) ACTIONS AND PROCEEDINGS. Except as set forth in the IUB Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or affecting IUB or any Subsidiary, any of its or their current or to its knowledge former directors, employees, consultants, agents or shareholders, as such, any of its or their properties, assets or business or any IUB Benefit Plan. Except as set forth in the IUB Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of IUB, threatened against or affecting IUB or any Subsidiary, any of its or their current or former directors, officers, employees, consultants, agents or shareholders, as such, any of its or their properties, assets or business or any IUB Benefit Plan. There are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations or labor disputes pending or, to the knowledge of IUB, threatened against or affecting IUB or any Subsidiary, any of its or their current or former directors, officers, employees, consultants, agents or shareholders, as such, any of its or their properties, assets or business or any IUB Benefit Plan relating to the transactions contemplated by this Agreement.

        (m) TAXES. To IUB's knowledge, IUB and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or IUB has paid on their behalf), or have set up an adequate reserve for the payment of, all Taxes required to be paid as shown on such returns, and the most recent IUB financial statements included or incorporated by reference in any IUB SEC Document reflect an adequate reserve for all Taxes payable by IUB and its Subsidiaries accrued through the date of such financial statements. No material deficiencies for any Taxes have been proposed, asserted or assessed against IUB or any of its Subsidiaries that are not adequately reserved for. Except with respect to claims for refund, the federal income tax returns of IUB and each of its Subsidiaries consolidated in such returns have been examined by and settled with the IRS, or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1993.

        (n) CERTAIN AGREEMENTS. Except as set forth in the IUB Letter or disclosed in any IUB SEC Document filed with the SEC prior to the date hereof, and except for this Agreement, as of the date of this Agreement, neither IUB nor any of its Subsidiaries is a party to any oral or written
    (i) employment or other agreement, contract, commitment, program, policy or arrangement requiring IUB or any Subsidiary to pay compensation (including any salary, bonus, deferred compensation, incentive compensation, severance, vacation or sick pay, or any other fringe benefit payment) or any other type of remuneration to any Person, (ii) agreement or plan, including any stock option plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iii) contract or agreement not terminable on 30 days' or less notice involving the payment of more than $7,500 in any 12 month period; or (iv) contract or agreement that materially limits the ability of IUB directly or through any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time.

        (o)  BENEFIT PLANS.

           (i) IUB has disclosed in the IUB Letter or a IUB SEC Document filed prior to the date hereof each Benefit Plan maintained or contributed to by IUB or any Subsidiary (the "IUB Benefit Plans"). IUB will make available to PTC a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) each such IUB Benefit Plan,
       (C) each trust agreement relating to such IUB Benefit Plan, (D) the most recent summary plan description for each IUB Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to an IUB Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any IUB Benefit Plan qualified under Section 401(a) of the Code.

           (ii) With respect to the IUB Benefit Plans, individually and in the aggregate, except as set forth in the IUB Letter or any IUB SEC Document filed prior to the date hereof, no event has occurred and, to the knowledge of the IUB, there exists no condition or set of circumstances, in connection with which IUB or any of its Subsidiaries could be subject to any liability (except liability for benefits, claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

        (p) SUBSIDIARIES. IUB has set forth in the IUB Letter the name of each Subsidiary of it. All of the shares of capital stock of each Subsidiary are held directly or indirectly by IUB and such shares are validly issued, fully paid and nonassessable and, except as set forth in the IUB Letter or disclosed in any IUB SEC Document filed with the SEC prior to the date hereof, are owned by IUB free and clear of any lien, charge, encumbrance, claim, option, right of first refusal, limitation on voting rights, or other restriction of any nature whatsoever. Each Subsidiary conducting a commercial banking business is a bank duly organized under Title 28 of the Indiana Code, validly existing and in good standing with the DFI, and all of the deposits of each such Subsidiary (except Regional Federal Savings Bank) are insured by the Bank Insurance Fund of the FDIC (the Savings Association Insurance Fund of the FDIC with respect to Regional Federal Savings Bank) to the maximum extent permitted by law.

        (q) AGREEMENTS WITH BANK REGULATORS. Neither IUB nor any Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has IUB been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

        (r) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of IUB Common Stock entitled to vote thereon is the only vote of the holders of any class or series of IUB capital stock necessary to approve this Agreement and the transactions contemplated hereby.

        (s) PROPERTIES. Except as set forth in the IUB Letter or disclosed in any IUB SEC Document filed prior to the date hereof, IUB or one of its Subsidiaries (A) has good, valid and marketable title to all the properties and assets reflected in the most recent audited financial statements included in any IUB SEC Document as being owned by IUB or one of its Subsidiaries, or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (x) statutory Liens securing payments not yet due, (y) Liens on assets of any Subsidiary of IUB incurred in the ordinary course of a commercial banking business and (z) such Liens and imperfections or irregularities of title that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in any IUB SEC Document or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to IUB's knowledge, the lessor.

        (t) POOLING OF INTERESTS. To IUB's knowledge, neither IUB nor any Subsidiary has taken or failed to take any action that would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

        (u) OWNERSHIP OF PTC STOCK. Neither IUB nor, to its best knowledge, any of its affiliates or associates (as such terms are defined for purposes of Section 23-1-43-18 of the IBCL), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of PTC which in the aggregate represents 10% or more of the outstanding shares of capital stock of PTC entitled to vote generally in the election of directors.

        (v)  SECTION 23-1-43-18 OF THE IBCL NOT APPLICABLE.  The provisions of
    Section 23-1-43-18 of the IBCL will not, prior to the termination of this Agreement, assuming the accuracy of the representations contained in Section 3.1(u) (without giving effect to the knowledge qualification therein), apply to this Agreement, the Merger or the transactions contemplated hereby.

                                   ARTICLE IV
                            COVENANTS OF IUB AND PTC

    4.1  BUSINESS IN ORDINARY COURSE.

        (a) During the period from the date of this Agreement to the Effective Time, IUB shall, and shall cause its Subsidiaries to, conduct business only in the ordinary and usual course consistent with past practices and shall, and shall cause such Subsidiaries to, use their best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

        (b) During the period from the date of this Agreement to the Effective Time, PTC shall, and shall cause its Subsidiaries to, conduct business only in the ordinary and usual course consistent with past practices and shall, and shall cause such Subsidiaries to, use their best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

        (c) Without the prior written consent of PTC, IUB shall not declare, set aside or pay any dividend or make any other distribution with respect to its capital stock whether in cash, stock or other property, after the date of this Agreement, except for the declaration and payment of regular quarterly cash dividends on the IUB Common Stock in an amount not to exceed $0.27 per share.

        (d) Without the prior written consent of IUB, PTC shall not declare, set aside or pay any dividend or make any other distribution with respect to its capital stock whether in cash, stock or other property, after the date of this Agreement, except for the declaration and payment of regular quarterly cash dividends on the PTC Common Stock in an amount not to exceed the amount of the most recent quarterly cash dividend paid by PTC prior to the date of this Agreement; PROVIDED, HOWEVER, that the parties agree that PTC shall coordinate the declaration of dividends of PTC Common Stock, and the record date and payment dates relating thereto, with the dividend record and payment dates for IUB Common Stock so that the holders of PTC common stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of IUB Common Stock.

        (e) Except as expressly provided herein or in the IUB Letter or PTC Letter, during the period from the date hereof to the Effective Time, neither IUB or any Subsidiary of IUB on the one hand, nor PTC or any Subsidiary of PTC on the other hand, without the prior written consent of the other, will:

           (i) issue, sell or pledge any capital stock or any options, warrants, or other rights to subscribe for or purchase capital stock or any securities convertible into or exchangeable for any capital stock, except pursuant to options outstanding on the date hereof under the PTC Stock Option Plans;

           (ii) directly or indirectly redeem, purchase or otherwise acquire any of their respective capital stock or ownership interests (except for the acquisition of trust account shares or in satisfaction of debts previously contracted);

           (iii) effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise merge, liquidate, reorganize or recapitalize;

           (iv) change its articles of incorporation or bylaws;

           (v) enter into, adopt or amend any employment agreement, severance agreement, change of control agreement or similar agreement or plan relative to the foregoing; or grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to directors, officers or employees; or except as required by law, pay or agree to pay any bonus, or adopt or make any change in any bonus, insurance, pension, or Benefit Plan;

           (vi) except in the ordinary course of its business consistent with past practice, borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others;

           (vii) enter into, modify or extend any agreement, contract or commitment out of the ordinary course of business, other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit documents made in the ordinary course of business;

           (viii) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

           (ix) place on any of its real estate assets or properties any mortgage, pledge, lien, charge or other encumbrance;

           (x) cancel any material indebtedness owing to it or any claims which it may possess or waive any rights of material value;

           (xi) sell or otherwise dispose of any real property or any material amount of tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness;

           (xii) knowingly or willfully commit any act or fail to commit any act which will cause a material breach of any agreement, contract or commitment;

           (xiii) violate any law, statute, rule, governmental regulation, or order, which violation might have a Material Adverse Effect on IUB or PTC as the case may be;

           (xiv) engage in any activity or transaction outside the ordinary course of business;

           (xv) enter into or acquire any derivatives contract or structured note;

           (xvi) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk; or

           (xvii) settle any claim, action or proceeding involving monetary damages, except in the ordinary course of business consistent with past practice.

        (f) IUB shall not, without the prior written consent of PTC, willfully engage in any transaction or willfully take any action that would render untrue any of the representations and warranties of IUB contained in Article III hereof, if such representations and warranties were given as of the date of such transaction or action.

        (g) PTC shall not, without the prior written consent of IUB, willfully engage in any transaction or willfully take any action that would render untrue any of the representations and warranties of PTC contained in Article III hereof, if such representations and warranties were given as of the date of such transaction or action.

        (h) IUB and PTC will each use their best efforts to maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC.

    4.2 NO SOLICITATION. (a) Each of IUB and PTC respectively agree that it shall not, nor shall it permit any of it Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, it or any Subsidiary to, (i) solicit, initiate or encourage the submission of any takeover proposal (as defined below), (ii) enter into any agreement with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent either IUB or PTC or the Board of Directors of either from (A) furnishing nonpublic information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide written takeover proposal to IUB or PTC or their respective shareholders, if and only to the extent that the Board of Directors of IUB or PTC, as applicable, determines in good faith based on written advice of its outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to shareholders under applicable law, or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of IUB or PTC or any of its respective Subsidiaries or any investment banker, attorney or other advisor or representative of IUB or PTC or any of their respective Subsidiaries, whether or not such person is purporting to act on behalf of IUB or any Subsidiary or PTC or any Subsidiary, as applicable, or otherwise, shall be deemed to be a breach of this Section 4.2(a) by the party for whom such person is an executive officer of, or an investment banker, attorney or other advisor or representative for, such party or any Subsidiary. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation or other business combination involving IUB or PTC or any Subsidiary of either or any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of any class of voting securities of IUB or PTC or any Subsidiary of either, or assets representing a substantial portion of the assets of IUB and its Subsidiaries, taken as a whole, or PTC and its Subsidiaries, taken as a whole, other than the Merger contemplated by this Agreement. Each of IUB and PTC shall immediately cease and cause to be terminated any existing activities, discussions or negotiations by it or any of its officers, investment bankers, attorneys or other advisors or representatives with any parties conducted heretofore with respect to any of the foregoing.

        (b) Subject to Section 7.1(d) (in the case of IUB) and Section 7.1(e) (in the case of PTC), neither the Board of Directors of IUB or PTC nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other party, the adoption, approval or recommendation by such Board of Directors or any such committee of this Agreement or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal.

        (c) Each of IUB and PTC promptly shall advise the other orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. Each of IUB and PTC shall keep the other promptly and fully informed in all material respects of the status and details of any such takeover proposal or inquiry.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1  INSPECTION OF RECORDS; CONFIDENTIALITY.

        (a) IUB and PTC shall each afford to the other and to the other's accountants, counsel and other representatives (and their Subsidiaries) reasonable access during normal business hours during the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information, and accountants' work papers, developed by either of them or their respective Subsidiaries or their respective accountants or attorneys, and will permit each other and their respective representatives to discuss such information directly with each other's officers, directors, employees, attorneys and accountants. IUB and PTC shall each use their best efforts to furnish to the other all other information concerning its business, properties and personnel as such other party may reasonably request. Any failure to comply with this covenant shall be disregarded if promptly corrected without material adverse consequences to the other party. The availability or actual delivery of such information (except where set forth in the IUB Letter or PTC Letter) shall not affect the representations, warranties, covenants, and agreements of the party providing such information that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto.

        (b) In the event that this Agreement is terminated, each party shall return all non-public documents furnished hereunder, shall destroy all documents or portions thereof prepared by such other party that contain non-public information furnished by the other party pursuant hereto and, in any event, shall hold all non-public information confidential unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information.

    5.2 PREPARATION OF S-4 AND THE PROXY STATEMENT. IUB shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of IUB and PTC shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. IUB shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of IUB Common Stock in the Merger and PTC shall furnish all information concerning PTC and the holders of PTC Common Stock as may be reasonably requested in connection with any such action.

    5.3  SHAREHOLDER MEETINGS.

        (a) IUB. IUB shall, as soon as practicable, duly call, give notice of, convene and hold a meeting of its shareholders (the "IUB Shareholders Meeting") for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby. Subject to Section 7.1(d), IUB shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, IUB agrees that its obligations pursuant to the first sentence of this Section 5.3(a) shall not be altered by the commencement, public proposal, public disclosure or communication to IUB of any takeover proposal. IUB shall coordinate and cooperate with PTC with respect to the timing of such meeting and shall use its best efforts to hold such meeting within one day of the date on which PTC shall hold a meeting of its shareholders pursuant to Section 5.3(b), and as soon as practicable after the date on which the S-4 becomes effective.

        (b) PTC. PTC shall, as soon as practicable, duly call, give notice of, convene and hold a meeting of its shareholders (the "PTC Shareholders Meeting") for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby. Subject to Section 7.1(e), PTC shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, PTC agrees that its obligations pursuant to the first sentence of this Section 5.3(b) shall not be altered by the commencement, public proposal, public disclosure or communication to PTC of any takeover proposal. PTC shall coordinate and cooperate with IUB with respect to the timing of such meeting and shall use its best efforts to hold such meeting within one day of the date on which IUB shall hold a meeting of its shareholders pursuant to Section 5.3(a), and as soon as practicable after the date on which the S-4 becomes effective.

    5.4  AFFILIATES.

        (a) OF PTC. At least 30 days prior to the Closing Date, PTC shall deliver to IUB a list of names and addresses of those persons who were, in PTC's reasonable judgment, at the record date for its meeting of shareholders to approve the Merger, "affiliates" (each such person, an "Affiliate") of PTC within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. PTC shall provide IUB such information and documents as IUB shall reasonably request for purposes of reviewing such list. PTC shall use all reasonable efforts to deliver or cause to be delivered to IUB and PTC, prior to the Closing Date, from each of the Affiliates of PTC identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit 5.4(a). IUB shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any IUB Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for IUB Common Stock, consistent with the terms of such Affiliate Letters.

        (b) OF IUB. At least 30 days prior to the Closing Date, IUB shall deliver to PTC a list of names and addresses of those persons who were, in IUB's reasonable judgment, at the record date for its meeting of shareholders to approve the Merger, Affiliates of IUB. IUB shall provide PTC such information and documents as PTC shall reasonably request for purposes of reviewing such list. IUB shall use all reasonable efforts to deliver or cause to be delivered to IUB, prior to the Closing Date, from each of the Affiliates of IUB identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit 5.4(b).

    5.5 BROKERS. Each of IUB and PTC represents, as to itself and its Subsidiaries, that no agent, broker, investment banker or other firm or person or officer or director of either is or will be entitled to any broker's or finder's fee or any other commission, bonus or similar fee in connection with any of the transactions contemplated by this Agreement.

    5.6 COOPERATION. Each party covenants that it will use its best efforts to bring about the transactions contemplated by this Agreement as soon as practicable, unless this Agreement is terminated as provided herein. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable time. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of IUB or PTC, as the case may be, shall take all such necessary action. Each party shall use its reasonable best efforts to preserve for itself and the other party each available legal privilege with respect to the confidentiality of their negotiations and related communications, including the attorney-client privilege.

    5.7 REGULATORY APPLICATIONS. IUB and PTC shall, as soon as reasonably practicable, file all necessary applications relating to the Merger with all applicable regulatory authorities, and shall use their best efforts to respond as promptly as practicable to all inquiries received concerning said applications. In the event of an adverse or unfavorable determination by any regulatory authority, or in the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be jointly made by IUB and PTC. The party filing an application shall deliver a copy thereof to the other party in advance of filing with a reasonable opportunity for such other party to review the application, and copies of all responses from or written communications from regulatory authorities relating to the Merger or this Agreement (to the extent permitted by law), and the filing party shall also deliver a final copy of each regulatory application to the other party promptly after it is filed with the appropriate regulatory authority. Each party shall advise the other party periodically of the status of each regulatory application.

    5.8 FINANCIAL STATEMENTS AND REPORTS. From the date of this Agreement and prior to the Effective Time: (a) each party will make available to the other, not later than ninety 90 days after the end of any fiscal year, its Annual Report on Form 10-K or 10-KSB as the case may be (and all schedules and exhibits thereto) for the fiscal period then ended prepared in conformity with generally accepted accounting principles; (b) each party will make available to the other not later than 30 days after the end of any fiscal quarter, the Reports of Condition and Income filed by each of its subsidiaries that is a financial institution with its primary regulator which shall be prepared in accordance with all applicable rules and regulations; (c) each party will make available to the other not later than 45 days after the end of each quarter, its Report on Form 10-Q or 10-QSB, as the case may be, for such quarter as filed with the SEC which shall be prepared in conformity with generally accepted accounting principles and the rules and regulations of the SEC; and (d) each party will make available to the other any and all other material reports filed with the SEC, the Federal Reserve Board, the OCC, the FDIC, the OTS, or any other regulatory agency within three business days of the filing of any such report.

    5.9 NOTICE. At all times prior to the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Sections 6.2 (in the case of PTC) or 6.3 (in the case of IUB). In the event that either party becomes aware of the occurrence or impending occurrence of any event which would constitute or cause a breach by it of any of its representations and warranties, covenants or agreements herein in any material respect, or would have constituted or caused a breach by it of its representations and warranties, covenants or agreements herein in any material respect, had such an event occurred or been known prior to the date hereof, said party shall immediately give detailed and written notice thereof to the other party, and shall, unless the same has been waived in writing by the other party, use its reasonable efforts to remedy the same, provided that such efforts, if not successful, shall not be deemed to satisfy any condition precedent to the Merger.

    5.10. PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law, IUB and PTC will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

    5.11 EXPENSES. Subject to Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the S-4 and the Proxy Statement, as well as the filing fee relating thereto, shall be shared equally by IUB and PTC.

    5.12  PTC OPTIONS.

        (a) As of the Effective Time, each of the PTC Options that is outstanding as of the Effective Time shall be assumed by IUB and converted into an option to purchase the number of shares of IUB Common Stock (rounded up to the nearest whole share) equal to the number of shares of PTC Common Stock subject to such option multiplied by the Conversion Ratio at an exercise price per share of IUB Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of PTC Common Stock under such option immediately prior to the Effective Time divided by the Conversion Ratio; PROVIDED, HOWEVER, that to the extent any PTC Option constitutes an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, such PTC Option shall continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and the assumption of the PTC Option provided by this Section 5.12 shall satisfy the conditions of Section 424(a) of the Code.

        (b) Except as provided in Section 5.12(a), each PTC Option assumed by IUB as of the Effective Time shall continue to have, and shall be subject to, the same terms and conditions set forth in or otherwise established pursuant to the PTC Stock Option Plan (as defined in Section 3.1(b)) pursuant to which such PTC Option was granted.

        (c) As of the Effective Time of the Merger, IUB shall enter into an assumption agreement with respect to each PTC Option which shall provide for IUB's assumption of the obligations of PTC under the PTC Stock Option Plan. Prior to the Effective Time, PTC shall make such amendments, if any, to the PTC Stock Option Plan as shall be necessary to permit such assumption in accordance with this Section 5.12.

    5.13  SURVIVING CORPORATION BENEFIT PLANS.

        (a) GENERAL. Unless otherwise mutually determined, and subject to the provisions of Section 5.13(c), the PTC Benefit Plans in effect on the date of this Agreement shall remain in effect after the Effective Time. Following the Effective Time of the Merger, the Surviving Corporation shall formulate Benefit Plans for the Surviving Corporation and its Subsidiaries, with respect both to employees who were covered by the PTC Benefit Plans and IUB Benefit Plans at the Effective Time and employees who were not covered by such plans at the Effective Time, that provide benefits for services after the Effective Time on a basis that does not discriminate between employees who were covered by PTC Benefit Plans and employees who were covered by IUB Benefit Plans.

        (b) CREDIT FOR PAST SERVICE. Without limitation on the foregoing provisions of this Section 5.13, each participant of any PTC Benefit Plan shall receive credit for purposes of (i) eligibility to participate, vesting and eligibility to receive benefits under any IUB Benefit Plan or any benefit plan of the Surviving Corporation or any of its Subsidiaries that replaces a PTC Benefit Plan or IUB Benefit Plan, and (ii) benefit accrual under any severance, sickness or vacation pay plan, for service credited for the corresponding purpose under such PTC Benefit Plan; PROVIDED, HOWEVER, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit.

        (c) PTC 401K PENSION PLAN. Pursuant to its terms, PTC's 401K Pension Plan (the "Plan") will terminate as of the Effective Time of the Merger and all PTC employees who have elected to participate in the Plan will become fully vested. Accordingly, at the Effective Time of the Merger, IUB shall take such actions as are necessary to permit employees of PTC and its Subsidiaries, who so elect, to participate in IUB's existing retirement or pension plan until such time as the Surviving Corporation formulates benefit plans to be applicable to all employees of the Surviving Corporation and its Subsidiaries. For those employees who elect to transfer their 401K pension funds to IUB, IUB shall provide benefits and services after the Effective Time on a basis that does not discriminate between employees who were covered by PTC's 401K Pension Plan and IUB's retirement or pension plan. Employees of PTC and its Subsidiaries shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits in IUB's retirement or pension plan consistent with their number of years of service with PTC.

    5.14 EXTENT OF KNOWLEDGE. For purposes of this Agreement and any other certificate or document delivered by one party to the other pursuant hereto, the "best knowledge" of IUB or PTC shall be limited to matters actually known to any of its executive officers.

    5.15 POOLING AND TAX-FREE REORGANIZATION TREATMENT. Neither IUB nor PTC shall intentionally cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "pooling of interests" for accounting and financial reporting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

    5.16 NASDAQ STOCK MARKET LISTING. IUB shall use its best efforts to list on the Nasdaq Stock Market, Inc.'s National Market, subject to official notice of issuance, the shares of IUB Common Stock to be issued in the Merger.

    5.17 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. IUB agrees that the Merger shall not affect or diminish any of PTC's duties and obligations of indemnification existing immediately prior to the Effective Time in favor of employees, agents, directors, or officers of PTC arising by virtue of the Articles of Incorporation, or Bylaws of PTC in the form in effect at the date of this Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date of this Agreement, and such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect. IUB shall cause the persons serving as officers and directors of PTC immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance and indemnification policy maintained by PTC on the date hereof (provided that IUB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such so long as the annual premium therefor does not exceed 200% of the annual premium in effect on the date hereof.

    5.18 SURVIVING CORPORATION BOARD OF DIRECTORS. The Board of Directors of IUB will take such action as may be necessary (including the amendment of the IUB bylaws) to cause the number of directors comprising the full Board of Directors of IUB immediately prior to or at the Effective Time to be 10 persons, 5 of whom shall be existing directors of IUB prior to the Effective Time designated by IUB and 5 of whom shall be existing directors of PTC prior to the Effective Time designated by PTC. If, prior to the Effective Time, any such designees shall decline or be unable to serve, the party that designated such person shall designate another person to serve in such person's stead. Each such person so designated shall be a director of the Surviving Corporation until the earlier of his resignation or removal or until his successor is duly elected or appointed, as the case may be.

    5.19 SURVIVING CORPORATION OFFICERS. At the Effective Time, pursuant to the terms hereof (and, in the case of James L. Saner, the employment contract referred to in Section 5.20), (a) Robert E. Hoptry shall hold the positions of Chairman of the Board and Chief Executive Officer of the Surviving Corporation and shall be entitled to serve in such capacities until his resignation or removal or until his successor is elected or appointed, as the case may be, and
(b) James L. Saner shall hold the position of President and Chief Operating Officer of the Surviving Corporation and shall be entitled to serve in such capacity until his resignation or removal or until his successor is duly elected or appointed in accordance with the articles of incorporation and bylaws of the Surviving Corporation. At or promptly after the Effective Time, the Board of Directors of the Surviving Corporation will take such action as may be necessary (including the amendment of the Surviving Corporation's bylaws) to cause Robert S. Dunevant to be elected to the honorary position of Vice Chairman of the Board. If any of such persons is unable or unwilling to hold such office(s) as set forth above, his successor shall be selected by the Board of Directors of the Surviving Corporation in accordance with its bylaws. At the Effective Time, each of the other officers of IUB immediately prior to the Effective Time shall continue to hold his or her respective office as an officer of the Surviving Corporation until the earlier of his or her resignation or removal or until his or her successor is duly elected or appointed, as the case may be.

    5.20 EMPLOYMENT CONTRACT. IUB shall, as of or prior to the Effective Time, enter into an employment contract with James L. Saner in the form set forth in
Exhibit 5.20.

    5.21 IUB CONTEMPLATED OFFERING. PTC acknowledges that IUB has informed it, on a confidential basis, that IUB is contemplating an underwritten public offering of securities of a newly formed Subsidiary to be guaranteed by IUB, as more fully described in the IUB Letter (the "Contemplated Offering"). PTC hereby consents to the Contemplated Offering, should IUB determine to commence it. Any decision not to commence the Contemplated Offering by IUB, or any failure to consummate the Contemplated Offering for any reason (other than a material breach by PTC of its obligations under this Section 5.21), shall not affect the obligations of IUB or PTC under this Agreement. With respect to the Contemplated Offering, PTC shall provide IUB and its legal counsel, accountants and other representatives, and to the underwriter of the Contemplated Offering and its legal counsel and other representatives, with such information about the business and condition (financial and otherwise) of PTC as they collectively shall deem necessary or appropriate in connection with the registration and consummation of the Contemplated Offering under the Securities Act and any applicable state securities or blue sky laws. PTC shall instruct and otherwise use its best efforts to cause its directors, officers, employees, agents and advisors to cooperate with IUB and the underwriter of the Contemplated Offering, and the respective representatives and advisors of each, with respect to the provision of such information regarding PTC. PTC shall consent, and shall use its best efforts to cause its independent certified accountants to consent, in such form as may be reasonably required by IUB, to the inclusion of such information about PTC in the registration statement (including any amendments or supplements thereto) relating to the Contemplated Offering (and in the prospectus constituting a part thereof) to the extent such consent is required by the SEC. None of the information supplied or to be supplied by PTC for inclusion in the registration statement relating to the Contemplated Offering (and in the prospectus constituting a part thereof) will, at the time the registration statement is filed with the SEC, at the time it becomes effective and at the time of consummation of the Contemplated Offering, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Prior to filing the registration statement relating to the Contemplated Offering (or any amendment or supplement thereto), IUB will take such actions as are reasonable under the circumstances to provide PTC, on a confidential basis, with copies of such registration statement (or amendment or supplement) proposed to be filed with the SEC, and to allow PTC the opportunity to comment promptly thereon with respect to information disclosed about PTC. In the event the Merger is not consummated (other than (i) because of a breach by PTC of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) or
(ii) the termination of this Agreement by PTC pursuant to Section 7.1(e)), IUB shall reimburse PTC for all its reasonable out-of-pocket expenses actually incurred in connection with the performance of its obligations under this
Section 5.21, up to a maximum of $10,000, which amount shall be payable by wire transfer of same day funds within 5 business days of written demand, accompanied by a reasonably detailed statement of such expenses and appropriate supporting documentation therefor.

    5.22 PTC ALLOWANCE PROVISION. On or before December 15, 1997, PTC shall increase its Allowance by such amount as shall be necessary to cause its Allowance to be 1.2% of the gross amount of its loans, leases and other extensions of credit at November 30, 1997.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

        (a) SHAREHOLDER APPROVALS. This Agreement shall have been respectively approved by the affirmative vote of the holders of the outstanding shares of IUB Common Stock and PTC Common Stock.

        (b) OTHER APPROVALS. Other than the filing of the Articles of Merger provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all of the foregoing, "Consents") that are necessary for the consummation of the Merger, other than immaterial Consents the failure to obtain which would not have a significant adverse effect on the consummation of the Merger or on the Surviving Corporation and its Subsidiaries, taken as a whole, after consummation of the Merger, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. IUB shall have received all state securities or blue sky permits and other authorizations necessary to issue the IUB Common Stock in exchange for PTC Common Stock and to consummate the Merger.

        (c) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

        (d) POOLING. IUB and PTC shall have received a letter from Geo. S. Olive & Co., LLC, IUB's independent public accountants, and Crowe Chizek and Company, LLP, PTC's independent public accountants, to the effect that the Merger qualifies for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC if consummated in accordance with this Agreement.

        (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

        (f) BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon IUB or its Subsidiaries, PTC or its Subsidiaries, or the Surviving Corporation or its Subsidiaries, that would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

        (g) NMS LISTING. The shares of IUB Common Stock issuable pursuant to this Agreement shall have been approved for listing on the National Market of the Nasdaq Stock Market, Inc., subject to official notice of issuance.

    6.2 CONDITIONS TO OBLIGATIONS OF IUB. The obligations of IUB to effect the Merger are subject to the satisfaction of the following conditions or waiver by IUB on or prior to the Closing Date:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of PTC set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of PTC set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representation or warranty expressly relates to an earlier date ( in which case as of such date), and IUB shall have received a certificate signed on behalf of PTC by the Chief Executive Officer and the Chief Financial Officer of PTC to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF PTC. PTC shall have performed in all material respects all obligations required to be performed by it under this Agreement, at or prior to the Closing Date, and IUB shall have received a certificate signed on behalf of PTC by the Chief Executive Officer and the Chief Financial Officer of PTC to such effect.

        (c) CONSENTS UNDER AGREEMENTS. PTC shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of PTC or any Subsidiary of PTC under any loan or credit agreement, note, mortgage, indenture, lease license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of IUB, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated hereby.

        (d) TAX OPINION. IUB shall have received an opinion of Geo. S. Olive & Co., LLC, dated the Closing Date, in form and substance satisfactory to IUB, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        (e) LETTERS FROM PTC AFFILIATES. IUB shall have received from each person named in the letter referred to in Section 5.4(a) an executed copy of an agreement in the form of Exhibit 5.4(a).

    6.3 CONDITIONS TO OBLIGATIONS OF PTC. The obligations of PTC to effect the Merger are subject to the satisfaction or waiver by PTC on or prior to the Closing Date of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of IUB set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of IUB set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representation or warranty expressly relates to another date (in which case as of such date), and PTC shall have received a certificate signed on behalf of IUB by the Chief Executive Officer and the Chief Financial Officer of IUB to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF IUB. IUB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PTC have received a certificate signed on behalf of IUB by the Chief Executive Officer and the Chief Financial Officer of IUB to such effect.

        (c) CONSENTS UNDER AGREEMENTS. IUB shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of

    PTC, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated hereby.

        (d) TAX OPINION. PTC shall have received an opinion of Crowe Chizek and Company, LLP, dated the Closing Date, in form and substance satisfactory to PTC, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        (e) LETTERS FROM IUB AFFILIATES. IUB shall have received from each person named in the letter referred to in Section 5.4(b) an executed copy of an agreement substantially in the form of Exhibit 5.4(b).

                                  ARTICLE VII
                    TERMINATION; EXPENSES; AMENDMENT; WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after the approval of this Agreement by the shareholders of IUB and/or PTC:

    (a) by mutual written consent of IUB and PTC;

    (b) by either IUB or PTC:

        (i) if, at a duly held shareholders meeting of IUB or any adjournment thereof at which approval of this Agreement is voted upon, the approval of the shareholders of IUB shall not have been obtained;

        (ii) if, at a duly held shareholders meeting of PTC or any adjournment thereof at which approval of this Agreement is voted upon, the approval of the shareholders of PTC shall not have been obtained;

       (iii) if the Merger shall not have been consummated on or before April 30, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; PROVIDED, HOWEVER, that if all the conditions set forth in Sections 6.1 (other than 6.1(b)), 6.2 and 6.3 have been satisfied by or prior to such date, either IUB or PTC may, by notice to the other on or prior to such date, extend such date to the latest date so extended by either party but in no event later than May 31, 1998;

        (iv) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

        (v) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) or Section 6.3(a) or 6.3(b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach ("Material Breach") (PROVIDED that the terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition described in clause (A) above);

    (c) by either IUB or PTC in the event that (i) all the conditions to the obligation of such party to effect the Merger set forth in Section 6.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 6.2 (in the case of IUB) or Section 6.3 (in the case of PTC) is not capable of being satisfied prior to the end of the period referred to in Section 7.1(b)(iii);

    (d) by IUB, subject to Section 7.5(b), if the Board of Directors of IUB shall concurrently approve, and IUB shall concurrently enter into, a definitive agreement providing for the implementation of the transactions contemplated by a takeover proposal; PROVIDED, HOWEVER, that (i) IUB is not then in breach of
Section 4.2 or in breach of any other representation, warranty, covenant or agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b); (ii) the Board of Directors of IUB shall have complied with
Section 7.5(b) in connection with such takeover proposal and (iii) no termination pursuant to this Section 7.1(d) shall be effective unless IUB shall simultaneously make the payment required by Section 7.2(a); or

    (e) by PTC, subject to Section 7.5(c), if the Board of Directors of PTC shall concurrently approve, and PTC shall concurrently enter into, a definitive agreement providing for the implementation of the transactions contemplated by a takeover proposal; PROVIDED, HOWEVER that (i) PTC is not then in breach of
Section 4.2 or in breach of any other representation, warranty, covenant or agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b); (ii) the Board of Directors of PTC shall have complied with
Section 7.5(c) in connection with such takeover proposal and (iii) no termination pursuant to this Section 7.1(e) shall be effective unless PTC shall simultaneously make the payment required by Section 7.2(b).

    7.2  EFFECT OF TERMINATION.

    (a) In the event that any person shall make a takeover proposal with respect to IUB and thereafter (i) this Agreement is terminated (A) pursuant to Section 7.1(b)(i), (B) pursuant to Section 7.1(b)(iii) (if at the time of termination
(x) IUB is in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (y) such breach cannot be or has not been cured within 30 days after IUB becomes aware of such breach or such shorter period as may elapse between the date IUB becomes aware of such breach and the time of termination),
(C) pursuant to Section 7.1(b)(iv) (if at the time of termination (x) IUB is in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b) and
(y) such breach cannot be or has not been cured within 30 days after IUB becomes aware of such breach), (D) by PTC pursuant to Section 7.1(b)(v), (E) by PTC pursuant to Section 7.1(c) or (F) by IUB pursuant to Section 7.1(d), and (ii) a definitive agreement with respect to a takeover proposal is executed, or a takeover proposal is consummated, at or within 12 months after such termination, then PTC shall be paid a fee of $1,000,000 in connection with such termination, which amount shall be payable by wire transfer of same day funds on the date such agreement is executed, or such takeover proposal is consummated, as applicable. IUB acknowledges that the agreements contained in this Section 7.2(a) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, PTC would not enter into this Agreement; accordingly, if IUB fails to promptly pay the amount due pursuant to this
Section 7.2(a), and, in order to obtain such payment, PTC commences a suit that results in a judgment against IUB for the fees set forth in this Section 7.2(a), IUB shall also pay to PTC its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

    (b) In the event that any person shall make a takeover proposal with respect to PTC and thereafter (i) this Agreement is terminated (A) pursuant to Section 7.1(b)(ii), (B) pursuant to Section 7.1(b)(iii) (if at the time of termination
(x) PTC is in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (y) such breach cannot be or has not been cured within 30 days after PTC becomes aware of such breach or such shorter period as may elapse between the date PTC becomes aware of such breach and the time of termination),
(C) pursuant to Section 7.1(b)(iv) (if at the time of termination (x) PTC is in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and
(y) such breach cannot be or has not been cured within 30 days after PTC becomes aware of such breach), (D) by IUB pursuant to Section 7.1(b)(v), (E) by IUB pursuant to Section 7.1(c) or (F) by PTC pursuant to Section 7.1(e), and (ii) a definitive agreement with respect to a takeover proposal is executed, or a takeover proposal is consummated, at or within 12 months after such termination, then

IUB shall be paid a fee of $1,000,000 in connection with such termination, which amount shall be payable by wire transfer of same day funds on the date such agreement is executed, or such takeover proposal is consummated, as applicable. PTC acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, IUB would not enter into this Agreement; accordingly, if PTC fails to promptly pay the amount due pursuant to this Section 7.2(b), and, in order to obtain such payment, IUB commences a suit that results in a judgment against PTC for the fees set forth in this Section 7.2(b), PTC shall also pay to IUB its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

    (c) In the event of termination of this Agreement by either IUB or PTC as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of IUB or PTC, other than the provisions of Section 5.1(b), Section 5.11, this Section 7.2 and
Article VIII and except to the extent that such termination results from the willful and material breach by a party of any its representations, warranties, covenants or other agreements set forth in this Agreement.

    7.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after the approval of this Agreement by the shareholders of IUB and/or PTC; PROVIDED, HOWEVER, that after such approval by the shareholders of IUB and/or PTC, there shall be made no amendment that pursuant to the IBCL requires further approval by the shareholders of IUB and/or PTC without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties

    7.4 EXTENSION WAIVER. At any time prior to the Effective Time of the Merger, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (iii) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    7.5  PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER.

    (a) A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to
Section 7.4 shall, in order to be effective, require, in the case of IUB and/or PTC, action by its Board of Directors or, in the case of an extension or waiver pursuant to Section 7.4, the duly authorized designee of its Board of Directors.

    (b) IUB shall provide to PTC written notice prior to any termination of this Agreement pursuant to Section 7.1(d) advising PTC (i) that the Board of Directors of IUB in the exercise of its good faith judgment as to its fiduciary duties to the shareholders of IUB under applicable law, after receipt of written advice of outside legal counsel, has determined (on the basis of such takeover proposal and the terms of this Agreement, as then in effect) that such termination is required in connection with a takeover proposal that is more favorable to the shareholders of IUB than the transactions contemplated by this Agreement (taking into account all terms of such takeover proposal and this Agreement, including all conditions) and (ii) as to the material terms of any such takeover proposal. At any time after five business days following receipt of such notice, IUB may terminate this Agreement as provided in Section 7.1(d) only if the Board of Directors of IUB determines that such takeover proposal is more favorable to the shareholders of IUB than the transactions contemplated by this Agreement (taking into account all terms of such takeover proposal and this Agreement, including all conditions, and which determination shall be made in light of any revised proposal made by PTC prior to the expiration of such five business day period) and IUB concurrently enters into a definitive agreement providing for the implementation of the transactions contemplated by such takeover proposal.

    (c) PTC shall provide to IUB written notice prior to any termination of this Agreement pursuant to Section 7.1(e) advising IUB (i) that the Board of Directors of PTC in the exercise of its good faith judgment as to its fiduciary duties to the shareholders of PTC under applicable law, after receipt of written advice of outside legal counsel, has determined (on the basis of such takeover proposal and the terms of this Agreement, as then in effect) that such termination is required in connection with a takeover proposal that is more favorable to the shareholders of PTC than the transactions contemplated by this Agreement (taking into account all terms of such takeover proposal and this Agreement, including all conditions) and (ii) as to the material terms of any such takeover proposal. At any time after five business days following receipt of such notice, PTC may terminate this Agreement as provided in Section 7.1(e) only if the Board of Directors of PTC determines that such takeover proposal is more favorable to the shareholders of PTC than the transactions contemplated by this Agreement (taking into account all terms of such takeover proposal and this Agreement, including all conditions, and which determination shall be made in light of any revised proposal made by IUB prior to the expiration of such five business day period) and PTC concurrently enters into a definitive agreement providing for the implementation of the transactions contemplated by such takeover proposal.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This
Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time of the Merger.

    8.2 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the first business day following the date received, if delivered personally or by telecopy (with telephonic confirmation of receipt by the addressee), (ii) on the business day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery and (iii) on the first business day that is at least two days following deposit in the mails, if sent by first class mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to IUB, to it at:                  Indiana United Bancorp
                                           201 N. Broadway
                                           P.O. Box 87
                                           Greensburg, IN 47240-0087
                                           Attn: Robert E. Hoptry, Chairman,
                                                President and Chief Executive
                                           Officer

                                           Telecopy No. (812) 663-4812

With a copy (which shall not               David W. Harper, Esq.
 constitute notice) to:                    2450 Meidinger Tower
                                           Louisville, Kentucky 40202
                                           Telecopy No. (502) 583-2418

and

(b) If to PTC, to it at:                   P.T.C. Bancorp
                                           1250 Franklin Avenue
                                           Brookville, IN 47012
                                           Attn: James L. Saner, President and
                                                Chief Executive Officer

                                           Telecopy No. (765) 647-2238

With a copy (which shall not constitute    Robert T. Wildman, Esq.
 notice) to:                               Henderson, Daily, Withrow & DeVoe
                                           2600 One Indiana Square
                                           Indianapolis, IN 46204
                                           Telecopy No. (317) 639-0191

    8.3 INTERPRETATION. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and other entities and vice versa. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to any "Section" or "Exhibit," such reference shall be to a section or exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "or any Subsidiary," "or any Subsidiaries," "nor any "Subsidiary" or "nor any Subsidiaries" are used in this Agreement in connection with a preceding reference to a party to this Agreement, they shall be deemed to refer to a Subsidiary or Subsidiaries of that party. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available, and the correlative phrase "make available" shall mean that such information shall be promptly made available if so requested. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 8, 1997.

    8.4 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Article II and Sections 5.12, 5.13 and 5.17 (collectively, the "Third Party Provisions"), nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced on behalf of PTC or the other respective beneficiaries thereof by those individuals who were the directors of PTC immediately prior to the Effective Time. IUB shall pay all expenses, including attorneys' fees, that may be incurred by such directors in enforcing the Third Party Provisions.

    8.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    8.6 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. It shall not be necessary, in making proof of this Agreement or any counterpart hereof, to produce or account for any of the other counterparts.

    8.7 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    8.8 INCORPORATION OF DOCUMENTS. The PTC Letter, the IUB Letter, and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    8.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that any party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Indiana or in Indiana state court, this being in addition to any other remedy to which it is entitled at law or in equity.

    8.10 WAIVERS. Except as provided in this Agreement or in any waiver pursuant to Section 7.4, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

    8.11 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                INDIANA UNITED BANCORP

                                By:               ROBERT E. HOPTRY
                                     -----------------------------------------
                                                 Robert E. Hoptry,
                                              CHAIRMAN, PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER

                                P.T.C. BANCORP

                                By:                JAMES L. SANER
                                     -----------------------------------------
                                                  James L. Saner,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                  EXHIBIT 5.4(a)

                                                     , 1998

Indiana United Bancorp

201 N. Broadway

Greensburg, IN 47240

P.T.C. Bancorp

1250 Franklin Avenue

Brookville, IN 47012

Gentlemen:

    I have been advised that as of the date hereof I may be deemed to be an "affiliate" of P.T.C. Bancorp ("PTC"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or
(ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of October 8, 1997 between Indiana United Bancorp ("IUB") and PTC (the "'Agreement"), PTC will be merged with and into IUB (the "Merger").

    As a result of the Merger, I may receive shares of Common Stock of IUB ("IUB Shares") in exchange for shares owned by me of Common Stock of PTC ("PTC Shares").

    I hereby represent to and covenant with IUB that in the event I receive any IUB Shares as a result of the Merger:

A. I shall not make any sale, transfer or other disposition of the IUB Shares in violation of the Act or the Rules and Regulations.

B. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of IUB Shares, to the extent I felt necessary, with my counsel or counsel for PTC.

C. I have been advised that the issuance of IUB Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger was submitted for a vote of the shareholders of PTC I may be deemed to have been an affiliate of PTC, and the distribution by me of the IUB Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of IUB Shares issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to IUB, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

D. I understand that IUB is under no obligation to register the sale, transfer or other disposition of the IUB Shares by me or on my behalf under the Act.

E. I also understand that stop transfer instructions will be given to IUB's transfer agents with respect to the IUB Shares and that there will be placed on the certificates for the IUB Shares issued to me, or any substitutions therefor, a legend stating in substance:

    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in
    accordance with the terms of an agreement dated            , 1998
    between the registered holder hereof and the Issuer, a copy of which agreement is on file at the principal offices of the Issuer."

F. I also understand that unless the transfer by me of my IUB Shares has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, IUB reserves the right to put the following legend on the certificates issued to my transferee:

    "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

    It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to IUB a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to IUB, to the effect that such legend is not required for purposes of the Act.

    I further represent to and covenant with IUB and PTC that I have not, within the 30 days prior to the Effective Time (as defined in the Agreement), sold, transferred or otherwise disposed of any PTC Shares or IUB Shares held by me and that I will not sell, transfer or otherwise dispose of any IUB Shares, whether received by me in the Merger or otherwise, until after such time as results covering at least 30 days of combined operations of PTC and IUB have been published by IUB, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement that includes such combined results of operations.

    Execution of this letter should not be considered an admission on my part that I am an "affiliate" of PTC as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                         _______________________________________

                                          [Affiliate's Name]

Accepted this     day of

________________, 1998 by:

INDIANA UNITED BANCORP

By:______________________________

Robert E. Hoptry, Chairman

and Chief Executive Officer

P.T.C. BANCORP

By:______________________________

James L. Saner, President and

Chief Executive Officer

                                                                  EXHIBIT 5.4(b)

                                                     , 1998

Indiana United Bancorp

201 N. Broadway

Greensburg, IN 47240-0087

Gentlemen and Ladies:

    I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Indiana United Bancorp, Inc. ("IUB"), as the term "affiliate" is
(i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger (the "Agreement") dated as of October 8, 1997 between IUB and P.T.C. Bancorp ("PTC"), PTC will be merged with and into IUB (the "Merger").

    I hereby represent to and covenant with IUB that I have not, within the 30 days prior to the Effective Time (as defined in the Agreement), sold, transferred or otherwise disposed of any shares of Common Stock of PTC ("PTC Shares") or shares of Common Stock of IUB ("IUB Shares") held by me and that I will not sell, transfer or otherwise dispose of any IUB Shares, whether received by me in the Merger or otherwise, until after such time as results covering at least 30 days of combined operations of PTC and IUB have been published by IUB, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement that includes such combined results of operations.

    Execution of this letter should not be considered an admission on my part that I am an "affiliate" of IUB as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                         _______________________________________

                                          [Affiliate's Name]

Accepted this   day of          , 1998 by:

INDIANA UNITED BANCORP

By:__________________________________

  Robert E. Hoptry

  Chairman and Chief Executive Officer

                                                                    EXHIBIT 5.20

                              EMPLOYMENT AGREEMENT

    EMPLOYMENT AGREEMENT ("Agreement") made and entered into as of the     day
of            , 199 by and between INDIANA UNITED BANCORP (the "Company"), an
Indiana corporation, and JAMES L. SANER ("Executive").

RECITALS:

    A. Executive is currently serving as President and Chief Executive Officer of P.T.C. Bancorp ("PTC").

    B. The Company and PTC have agreed to merge pursuant to the terms of that certain Agreement and Plan of Merger dated as of October 8, 1997 between the Company and PTC (the "Merger Agreement").

    C. Executive is willing to commit himself to be employed by the Company on the terms and conditions herein set forth and thus to forego opportunities elsewhere.

    D. The parties desire to enter into this Agreement, as of the Effective Date (as hereinafter defined), setting forth the terms and conditions for the employment relationship of Executive with the Company.

AGREEMENT:

    NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

1.  EMPLOYMENT AND TERM.

        (a) EMPLOYMENT. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement during the term thereof (as described below).

        (b) TERM. The term of this Agreement shall commence as of the Closing Date (the "Effective Date") of the Merger (as defined in the Merger Agreement) and shall continue until May 31, 2002 (such term being referred to hereinafter as the "Employment Period"); PROVIDED, HOWEVER, that if the Merger Agreement is terminated prior to the Closing Date as provided therein, then, at the time of such termination, this Agreement shall be deemed cancelled and of no force or effect.

2.  DUTIES AND POWERS.

        (a) POSITION. During the Employment Period, Executive shall serve as the President and Chief Operating Officer of the Company or, at the request of the Board of Directors of the Company (the "Board"), as (i) its President and Chief Executive Officer, (ii) its Chief Executive Officer or (iii) its Chairman of the Board and Chief Executive Officer. At the request of the Board, Executive shall resign at any time from the position of President and Chief Operating Officer if Executive shall then hold the position of Chief Executive Officer or the positions of Chairman of the Board and Chief Executive Officer of the Company.

        (b) DUTIES AS PRESIDENT. As President and Chief Operating Officer of the Company, Executive will report directly to the Chief Executive Officer of the Company and will have primary responsibility and authority to manage, direct and administer the operations of the Company's subsidiaries. During any time that Executive shall serve as Chief Executive Officer of the Company, Executive shall report only to the Board. The precise services, duties and authority of Executive may be further defined, extended or curtailed from time to time at the discretion of the Board; PROVIDED, HOWEVER, that such services, duties and authority shall always be consistent with those that are customary for the position held by Executive under this Agreement.

        (c) BOARD MEMBERSHIP. Executive shall be a member of the Board at the Effective Time of the Merger (as defined in the Merger Agreement) and, so long as Executive is employed by the Company, the Board shall propose Executive for re-election to the Board throughout the Employment Period. So long as Executive is employed by the Company, the Company shall also cause Executive to be elected to the board of directors of each subsidiary of the Company, subject to Executive's right to choose not to serve on any such board.

        (d) ATTENTION. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to him under this Agreement, use his reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for Executive to (i) serve on the board of directors of a reasonable number of trade associations and/or charitable organizations, (ii) engage in charitable activities and community affairs and (iii) manage his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement.

3.  COMPENSATION.

    Executive shall receive the following compensation for his services hereunder to the Company:

        (a) SALARY. During the Employment Period, Executive's annual base salary (the "Annual Base Salary"), payable in accordance with the Company's general payroll practices, in effect from time to time, shall be at the annual rate established by the Board, but in no event less than the greater of (i) $165,000, (ii) an amount that is $10,000 less than the highest annual base salary paid to any other senior executive officer of the Company or its subsidiaries, if Executive shall not hold the position of Chief Executive Officer of the Company, and (iii) an amount that is $10,000 more than the highest annual base salary paid to any other senior executive officer of the Company or its subsidiaries, if Executive shall hold the position of Chief Executive Officer of the Company. Subject to the foregoing, the Board may from time to time direct such upward adjustments in Annual Base Salary as the Board deems to be necessary or desirable, including, without limitation, adjustments in order to reflect increases in the cost of living. The Annual Base Salary shall not be reduced after any increase thereof. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation of the Company under this Agreement.

        (b) INCENTIVE COMPENSATION. During the Employment Period, Executive shall be entitled to receive a bonus with respect to any particular fiscal year in such amount and on such terms as the Board, in its discretion, shall determine in accordance with bonus plans, practices, programs and policies from time to time established by the Board for senior executive officers generally. During the Employment Period, Executive shall participate in such short-term incentive compensation plans and such long-term incentive compensation plans as the Company may provide from time to time to any other senior executive officer of the Company.

        (c) EXPENSES. The Company shall reimburse Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder, in accordance with policies established from time to time by the Board.

        (d) FRINGE BENEFITS. During the Employment Period and (except as provided in Section 5.(a)(iii)) so long as Executive is employed by the Company, Executive shall be entitled to receive fringe benefits and participate in welfare, benefit, insurance, stock option and stock purchase plans of the Company in accordance with the plans, practices, programs and policies of the Company from time to time in effect, commensurate with his position and at least to the same extent as any senior executive officer of the Company.

4.  TERMINATION OF EMPLOYMENT.

        (a) DEATH. Executive's employment shall terminate automatically upon his death during the Employment Period.

        (b) BY THE COMPANY FOR CAUSE. The Company may terminate Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) the conviction of Executive of a felony,
    (ii) the conviction of Executive of a crime involving moral turpitude, (iii) Executive's misuse or embezzlement of funds belonging to the Company, (iv) Executive's use of alcohol or drugs in such manner as is reasonably likely to injure or materially adversely affect the reputation of the Company or its employees, officers, directors, customers or agents, or (v) Executive's willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement that is not cured within 10 days' notice from the Company and that results in material economic harm to the Company.

        (c) BY THE COMPANY WITHOUT CAUSE. Notwithstanding any other provision of this Agreement, the Company may terminate Executive's employment other than by termination for Cause during the Employment Period, but only upon the affirmative vote of members of the Board comprising in number a majority of the full Board, plus one.

        (d) BY EXECUTIVE FOR GOOD REASON. Executive may terminate his employment during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) the failure of the Board to elect Executive as the Chief Executive Officer of the Company upon the earlier of (x) the death, resignation or removal of Robert E. Hoptry as Chief Executive Officer of the Company and (y) May 31, 1999, and Executive's termination of his employment within 30 days following such failure by the Board, or (ii) a material breach of any provision of this Agreement by the Company that is not cured within 10 days' notice from Executive, and Executive's termination of his employment within 30 days following such failure by the Company to cure such material breach within such cure period.

        (e) BY EXECUTIVE WITHOUT GOOD REASON. Notwithstanding any other provision of this Agreement, Executive may terminate his employment other than for Good Reason during the Employment Period.

        (f) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and
    (iii) if the Date of Termination (as defined in Section 4(f)) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

        (g) DATE OF TERMINATION. "Date of Termination" means (i) if Executive's employment is terminated by the Company for Cause or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Executive's employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies Executive of such termination, (iii) if Executive's employment is terminated by reason of death, the Date of Termination shall be the date of death, and (iv) if Executive's employment is terminated by him other than for Good Reason, the Date of Termination shall be the date on which Executive notifies the Company of such termination.

5.  OBLIGATIONS OF THE COMPANY UPON TERMINATION.

        (a) TERMINATION OTHER THAN FOR CAUSE OR WITHOUT GOOD REASON. During the Employment Period, if the Company shall terminate Executive's employment (other than in the case of a termination for Cause), Executive shall terminate his employment for Good Reason or Executive's employment shall terminate by reason of death (termination in any such case being referred to as a "Termination"):

        (i) The Company shall pay Executive a lump sum amount in cash equal to the sum of Executive's Annual Base Salary and other compensation accrued through the Date of Termination to the extent not theretofore paid (which amount shall be paid within 30 days after the Date of Termination); and

        (ii) In the event of Termination other than by reason of Executive's death, and subject to Executive's compliance with the provisions of Section 6, the Company shall pay Executive his Annual Base Salary, at the annualized rate in effect on the Date of Termination, payable in accordance with the Company's general payroll practices, for the lesser of (x) 36 months and (y) the remainder of the Employment Period; PROVIDED, HOWEVER, that notwithstanding the foregoing, Executive in such case shall be entitled to receive payment for at least 12 months; and

        (iii) In the event of Termination by the Company other than for Cause pursuant to Section 3(b) or by Executive for Good Reason pursuant to Section 3(d), and subject to Executive's compliance with the provisions of Section 6, the Company shall use its reasonable best efforts to provide Executive with continued participation in all medical, dental, hospital, life and disability insurance coverage plans or programs, on the same terms as senior executive officers then participate generally, for a period of 12 months following the month immediately preceding the Date of Termination; PROVIDED, HOWEVER, that if Executive is precluded from continuing his participation in any such plan or program as provided in this subsection (iii), then the Company shall promptly reimburse Executive (on a pre-tax basis) for that portion of the premiums actually paid by Executive to continue medical, dental and/or hospital insurance coverage during such 12 month period, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), as is equal to the amount actually paid by the Company for the benefit of Executive immediately prior to the Date of Termination, with any other portion of such premiums and any premiums to continue such insurance coverage under COBRA after such 12 months to be borne by Executive, and any premiums incurred by Executive in continuing or obtaining life and/or disability insurance coverage, whether upon exercising any conversion rights under a master group contract applicable to the Company or otherwise, shall be borne by Executive.

        (b) TERMINATION BY THE COMPANY FOR CAUSE OR BY EXECUTIVE OTHER THAN FOR GOOD REASON. If Executive's employment shall be terminated for Cause during the Employment Period, or if Executive terminates employment during the Employment Period other than a termination for Good Reason, the Company shall have no further obligations to the Executive under this Agreement other than the obligation to pay to Executive the Annual Base Salary and other compensation accrued through the Date of Termination.

6.  NON-COMPETE.

    In consideration for the payments to be provided Executive pursuant to
Section 5(a)(ii), and also any benefits provided pursuant to Section 5(a)(iii) (collectively, the "Termination Benefits"), and until such time as Executive shall release the Company from its obligations to provide the Termination Benefits under Section 5(a)(ii) and/or 5(a)(iii), in a form satisfactory to counsel for the Company, or the period during which the Company is obligated to provide such Termination Benefits shall have expired, Executive, while receiving any Termination Benefits, shall not be employed directly or indirectly at, or act as a consultant to, any main office or branch office conducting a commercial or savings bank business that is located in any county within Indiana in which the Company or any subsidiary (whether now or hereafter existing) has a main office or branch office on the Date of Termination.

7.  NON-EXCLUSIVITY OF RIGHTS.

    Nothing in this Agreement shall prevent or limit Executive's future participation in any benefit plan, program, policy or practice provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement entered into after the Effective Date with the Company.

8.  CONFIDENTIAL INFORMATION.

    Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive's employment by the Company or any of its affiliated companies (either before or after the Effective Date) and that shall not have been or now or hereafter have become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). During the Employment Period, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

9.  SUCCESSORS.

        (a) ASSIGNMENT BY EXECUTIVE. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

        (b) SUCCESSORS AND ASSIGNS OF THE COMPANY. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

        (c) ASSUMPTION. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement, by operation of law or otherwise.

10.  MISCELLANEOUS.

        (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

        (b) NOTICES. All notices and other communications hereunder shall be writing and shall be given by hand delivery to the other party or by registered or certified mail, return-receipt requested, postage prepaid, addressed, in either case, at the Company's headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

        (c) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement.

        (d) TAXES. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        (e) NO WAIVER. Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including, without limitation, the right of the Company to terminate Executive's employment for Cause pursuant to Section 4(b) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

        (f) ENTIRE AGREEMENT. This Agreement contains the entire agreement of Executive and the Company with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.

    IN WITNESS WHEREOF, Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

                                          INDIANA UNITED BANCORP

                                          By:_____________________________
                                            Robert E. Hoptry, Chairman and
                                            Chief Executive Officer

                                            _____________________________
                                            James L. Saner

                                  [LETTERHEAD]

                                    ANNEX B

October 8, 1997

Board of Directors
Indiana United Bancorp
201 N. Broadway
Greensburg, IN 47240

Members of the Board:

    You have requested our opinion as to the fairness from a financial point of view to the shareholders of Indiana United Bancorp ("IUB") of the consideration to be paid to the stockholders of PTC Bancorp ("PTC") by IUB pursuant to the terms of the Agreement and Plan of Merger dated as of October 8, 1997 between IUB and PTC (the "Agreement"). Pursuant to the Agreement, the holder of each share of common stock of PTC would be entitled to receive 1.075 shares of common stock of IUB, subject to adjustment as set forth in the Agreement. For the purposes of our opinion, we have assumed that, for federal income tax purposes, the merger will qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended. We have also assumed that the merger shall be recorded for accounting and financial reporting purposes as a pooling of interests.

    Stifel, Nicolaus & Company, Incorporated ("Stifel"), as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with IUB and PTC and have completed our financial analysis of this transaction.

    In rendering our opinion, we have reviewed the Agreement as well as financial and other information that was publicly available or furnished to us by IUB and PTC including information provided during Stifel's discussions with their respective management. We have conducted conversations with IUB's senior management regarding recent developments and management's financial projections for IUB and PTC. In addition, we have spoken to members of IUB's management regarding factors which affect each entity's business. We have also compared certain financial and securities data (as appropriate) of IUB and PTC with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of IUB, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to us or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of IUB and PTC as to the future operating and financial performance of IUB and PTC and that they provided a reasonable basis upon which we could form our opinion. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either IUB or PTC since the date of the last financial statements made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of IUB's or PTC's assets or liabilities nor did we review loan files of IUB or PTC. We relied on advice of counsel to IUB as to all legal matters with respect to IUB, the Agreement and the transactions and other matters contained or contemplated therein.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. Our opinion is directed to the Board of Directors of IUB and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction, nor have we expressed any opinion as to the prices at which any securities of IUB or PTC might trade in the future. Except as required by applicable law, including without limitation federal securities laws, our opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior consent.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date hereof, that the consideration to be paid to the stockholders of PTC pursuant to the Agreement is fair to the shareholders of IUB from a financial point of view.

Very truly yours,
/s/ Stifel Nicolaus & Company, Incorporation

STIFEL, NICOLAUS & COMPANY, INCORPORATED

                                    ANNEX C

                                          October 9, 1997

Board of Directors
PTC Bancorp
State Rd. & Reservoir Hill Rd.
Brookville, IN 47012

Members of the Board of Directors:

    You have requested Traub and Company, Inc. to review and analyze the financial terms of the proposed acquisition by Indiana United Bancorp ("IUB"), of your institution and to express an opinion as to the fairness, from a financial point of view, of the terms of the offer with respect to the shareholders of PTC Bancorp ("PTC").

    The terms of the Agreement and Plan of Merger dated October 8, 1997, states that each of the shares of PTC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into 1.075 (such number being referred to as the "Conversion Ratio") fully paid and non-assessable shares of common stock of IUB, without par value ("IUB Common Stock").

    In conducting our analysis, we have met with senior officers of PTC to discuss the financial condition, operation, and prospects of the Bank. We have talked to the outside counsel and members of the Board of Directors. To reach our opinion, we have reviewed publicly available information relating to the financial condition, operations and business of PTC and IUB, and certain financial and other information furnished to us by the managements of the Bank. In conducting our analysis, we have considered the Bank in relation to the historical and current operating cost, economic trends and conditions, industry trends, regional trends, market area, future potential, competition, bank management, earnings, asset quality, loan loss reserve, historic bank earnings, price to earnings, marketability of PTC and their composite rating.

    Our opinion is based upon circumstances existing and disclosed to us as of the date hereof. In our investigation we relied upon financial information provided to us by the Bank and have assumed its accuracy and completeness, which we have not independently verified. In addition, we have conducted such other analyses and examinations as we deemed necessary in arriving at our opinion.

    This opinion is based upon the merger in its present form and is necessarily based upon conditions as they exist and can be evaluated from current data furnished to us by the institutions on the date hereof.

    Based upon the subject of the foregoing, it is Traub and Company's opinion that the Terms of the Merger are fair to PTC Bancorp and its shareholders from a financial point of view.

                                Sincerely,

                                TRAUB AND COMPANY, INC.

                                            /S/ FRANK D. NEESE
                                  --------------------------------------
                                              Frank D. Neese
                                          SENIOR VICE PRESIDENT

                                    ANNEX D
                                  INDIANA CODE
                        TITLE 23, ARTICLE I, CHAPTER 44
                               DISSENTERS' RIGHTS

  SECTION
------------
23-1-44-1.    "Corporation" defined.
23-1-44-2.    "Dissenter" defined.
23-1-44-3.    "Fair value" defined.
23-1-44-4.    "Interest" defined.
23-1-44-5.    "Record shareholder" defined.
23-1-44-6.    "Beneficial shareholder" defined.
23-1-44-7.    "Shareholder" defined.
23-1-44-8.    Shareholder dissent.
23-1-44-9.    Beneficial shareholder dissent.
23-1-44-10.   Notice of dissenters' rights preceding shareholder vote.
23-1-44-11.   Notice of intent to dissent.
23-1-44-12.   Notice of dissenters' rights following action creating rights.
23-1-44-13.   Demand for payment by dissenter.
23-1-44-14.   Transfer of shares restricted after demand for payment.
23-1-44-15.   Payment to dissenter.
23-1-44-16.   Return of shares and release of restrictions.
23-1-44-17.   Offer of fair value for shares obtained after first announcement.
23-1-44-18.   Dissenter demand for fair value under certain conditions.
23-1-44-19.   Effect of failure to pay demand - Commencement of judicial appraisal proceeding.
23-1-44-20.   Judicial determination and assessment of costs.

23-1-44-1. "CORPORATION" DEFINED.

    As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

23-1-44-2. "DISSENTER" DEFINED.

    As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 [IC 23-1-44-8] of this chapter and who exercises that right when and in the manner required by sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter.

23-1-44-3. "FAIR VALUE" DEFINED.

    As used in this chapter, "fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

23-1-44-4. "INTEREST" DEFINED.

    As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

23-1-44-5. "RECORD SHAREHOLDER" DEFINED.

    As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

23-1-44-6. "BENEFICIAL SHAREHOLDER" DEFINED.

    As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

23-1-44-7. "SHAREHOLDER" DEFINED.

    As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

23-1-44-8. SHAREHOLDER DISSENT.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (1) Consummation of a plan of merger to which the corporation is a party if:

       (A) Shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

       (B) The shareholder is entitled to vote on the merger.

    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

    (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

    (4) The approval of a control share acquisition under IC 23-1-42.

    (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

    (1) Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

    (2) Traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets--National Market Issues or a similar market.

(c) A shareholder:

    (1) Who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

    (2) Who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement

23-1-44-9. BENEFICIAL SHAREHOLDER DISSENT.

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

    (1) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (2) The beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

23-1-44-10. NOTICE OF DISSENTERS' RIGHTS PRECEDING SHAREHOLDER VOTE.

(a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

(b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 [IC 23-1-44-12] of this chapter.

23-1-44-11. NOTICE OF INTENT TO DISSENT.

(a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

    (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

    (2) Must not vote the shareholder's shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

23-1-44-12. NOTICE OF DISSENTERS' RIGHTS FOLLOWING ACTION CREATING RIGHTS.

(a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 [IC 23-1-44-11] of this chapter.

(b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

    (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

    (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

    (5) Be accompanied by a copy of this chapter.

23-1-44-13. DEMAND FOR PAYMENT BY DISSENTER.

(a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 [IC 23-1-44-12] of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice under section 12(b)(3) [IC 23-1-44-12(b)(3)] of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

23-1-44-14. TRANSFER OF SHARES RESTRICTED AFTER DEMAND FOR PAYMENT.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 [IC 23-1-44-16] of this chapter.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

23-1-44-15. PAYMENT TO DISSENTER.

(a) Except as provided in section 17 [IC 23-1-44-17] of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 [IC 23-1-44-13] of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

(b) The payment must be accompanied by:

    (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (2) A statement of the corporation's estimate of the fair value of the shares; and

    (3) A statement of the dissenter's right to demand payment under section 18 [IC 23-1-44-18] of this chapter.

23-1-44-16. RETURN OF SHARES AND RELEASE OF RESTRICTIONS.

(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 [IC 23-1-44-12] of this chapter and repeat the payment demand procedure.

23-1-44-17. OFFER OF FAIR VALUE FOR SHARES OBTAINED AFTER FIRST ANNOUNCEMENT.

(a) A corporation may elect to withhold payment required by section 15 [IC 23-1-44-15] of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection
    (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 [IC 23-1-44-18] of this chapter.

23-1-44-18. DISSENTER DEMAND FOR FAIR VALUE UNDER CERTAIN CONDITIONS.

(a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 [IC 23-1-44-15] of this chapter), or reject the corporation's offer under section 17 [IC 23-1-44-17] of this chapter and demand payment of the fair value of the dissenter's shares, if:

    (1) The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

    (2) The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

    (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

23-1-44-19. EFFECT OF FAILURE TO PAY DEMAND--COMMENCEMENT OF JUDICIAL APPRAISAL
  PROCEEDING.

(a) If a demand for payment under IC 23-1-42-11 or under section 18 [IC 23-1-44-18] of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

    (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

    (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 [IC 23-1-44-17] of this chapter.

23-1-44-20. JUDICIAL DETERMINATION AND ASSESSMENT OF COSTS.

(a) The court in an appraisal proceeding commenced under section 19 [IC 23-1-44-19] of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter; or

    (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.